     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 25, 2003

                                            REGISTRATION STATEMENT NO. 333-
                                            REGISTRATION STATEMENT NO. 333-
                                            REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                       ISSUER OF NOTES REGISTERED HEREBY:
                             DOANE PET CARE COMPANY
           (Exact Name of Co-Registrant as Specified in Its Charter)

               DELAWARE                                 2040                                43-1350515
   (State or Other Jurisdiction of          (Primary Standard Industrial                 (I.R.S. Employer
    Incorporation or Organization)          Classification Code Number)               Identification Number)

                     GUARANTORS OF NOTES REGISTERED HEREBY:

         DOANE/WINDY HILL JOINT VENTURE, L.L.C.                            DPC INVESTMENT CORP.
    (Exact Name of Co-Registrant as Specified in Its         (Exact Name of Co-Registrant as Specified in Its
                        Charter)                                                 Charter)
                         TEXAS                                                   DELAWARE
    (State or Other Jurisdiction of Incorporation or         (State or Other Jurisdiction of Incorporation or
                     Organization)                                            Organization)
                       43-1350515                                               74-2885845
        (I.R.S. Employer Identification Number)                  (I.R.S. Employer Identification Number)

                      210 WESTWOOD PLACE SOUTH, SUITE 400
                           BRENTWOOD, TENNESSEE 37027
                                 (615) 373-7774
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                  Co-Registrants' Principal Executive Offices)

                               PHILIP K. WOODLIEF
                            CHIEF FINANCIAL OFFICER
                      210 WESTWOOD PLACE SOUTH, SUITE 400
                           BRENTWOOD, TENNESSEE 37027
                                 (615) 373-7774
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                                   COPIES TO:

                                 ALAN P. BADEN
                             VINSON & ELKINS L.L.P.
                                666 FIFTH AVENUE
                                   26TH FLOOR
                            NEW YORK, NEW YORK 10103
                                 (917) 206-8000
                              (917) 206-8100 (FAX)

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
                   TITLE OF EACH CLASS OF                          AMOUNT TO BE                AMOUNT OF
                SECURITIES TO BE REGISTERED                         REGISTERED             REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
10 3/4% Senior Notes due 2010...............................       $213,000,000               $17,231.70
Guarantees of 10 3/4% Senior Notes due 2010(1)..............            N/A                       N/A
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

(1) The 10 3/4% Senior Notes due 2010 are guaranteed by Doane/Windy Hill Joint Venture, L.L.C. and DPC Investment Corp. No separate consideration will be paid in respect of the guarantees. Pursuant to Rule 457(n), no separate filing fee is required for the guarantees.
                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 The information in this prospectus is not complete and may be changed. We may not exchange for these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             SUBJECT TO COMPLETION

                  PRELIMINARY PROSPECTUS DATED APRIL 25, 2003

PROSPECTUS

                             DOANE PET CARE COMPANY

                                   [DPC LOGO]

                               OFFER TO EXCHANGE
                             UP TO $213,000,000 OF
                         10 3/4% SENIOR NOTES DUE 2010

                                      FOR

                             UP TO $213,000,000 OF
                         10 3/4% SENIOR NOTES DUE 2010
                        THAT HAVE BEEN REGISTERED UNDER
                           THE SECURITIES ACT OF 1933

TERMS OF THE NEW 10 3/4% SENIOR NOTES OFFERED IN THE EXCHANGE OFFER:

     - The terms of the new notes are identical to the terms of the outstanding notes, except that the new notes are registered under the Securities Act of 1933 and will not contain restrictions on transfer, registration rights or provisions for additional interest.

     - The new notes, like the old notes, will not be listed on any securities exchange.

TERMS OF THE EXCHANGE OFFER:

     - We are offering to exchange up to $213,000,000 of our outstanding 10 3/4% Senior Notes due 2010 for new notes with materially identical terms that have been registered under the Securities Act of 1933 and are generally freely tradable.

     - We will exchange all outstanding notes that you validly tender and do not validly withdraw before the exchange offer expires for an equal principal amount of new notes.

     - The exchange offer expires at 5:00 p.m., New York City time, on
                 , 2003, unless extended.

     - Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

     - The exchange of new notes for outstanding notes will not be a taxable event for U.S. federal income tax purposes.
                             ---------------------

     YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 10 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NEW NOTES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------
                The date of this prospectus is           , 2003.

                               TABLE OF CONTENTS


Prospectus Summary..........................................     1
Risk Factors................................................    10
Forward-Looking Statements..................................    20
Exchange Offer..............................................    21
Use of Proceeds.............................................    30
Ratio of Earnings to Fixed Charges..........................    30
Capitalization..............................................    31
Selected Historical Financial and Operating Data............    32
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    35
Business....................................................    47
Management..................................................    55
Executive Compensation......................................    58
Certain Relationships and Related Transactions..............    61
Principal Stockholders......................................    63
Description of the Notes....................................    66
Certain United States Federal Income Tax Considerations.....   103
Plan of Distribution........................................   104
Legal Matters...............................................   105
Experts.....................................................   105
Where You Can Find More Information.........................   105
Index To Financial Statements...............................   F-1

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You should rely only on the information contained in this prospectus and in the accompanying letter of transmittal. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date hereof. Our business, financial condition, results of operations and prospects may have changed since that date.

                               PROSPECTUS SUMMARY

     This summary highlights selected information from this prospectus to help you understand our business and the terms of the new notes. It does not contain all of the information that may be important to you. We urge you to read all of this prospectus carefully. You should pay special attention to the "Risk Factors" section of this prospectus. In addition, certain statements in this prospectus include forward-looking information that involves risks and uncertainties. See "Forward-Looking Statements." In this prospectus, except as otherwise indicated, "Doane," the "Company," "we," "us" and "our" refer to Doane Pet Care Company and its subsidiaries, and the "notes" refers to both the new notes offered hereby and the outstanding notes.

                                  OUR COMPANY

     We are the largest manufacturer of private label pet food and the second largest manufacturer of dry pet food overall in the United States. We are also a leading manufacturer of private label pet food in Europe. We sell to over 600 customers around the world and serve many of the top pet food retailers in the United States, Europe and Japan. We offer our customers a full range of pet food products for both dogs and cats, including dry, semi-moist, wet, treats and dog biscuits. In 2002, we produced approximately 24% of the total dry pet food in the United States. In fiscal 2002, we generated net sales of $887.3 million.

     We categorize our sales into three product areas: (i) private label, (ii) co-manufacturing and (iii) regional brands that we own. Our customers in private label primarily include mass merchandisers, grocery chains, farm and fleet companies and pet specialty stores. Our co-manufacturing customers include the top five branded pet food companies in the world, for whom we produce and package a portion of their products. A majority of our regional brand sales are sold to the grocery and farm and fleet channels.

     We have been the primary supplier of private label pet food to WalMart Stores, Inc. since 1973 and have been a supplier to its Sam's Club division since 1990. Collectively, we refer to them as Wal*Mart. We manufacture a wide variety of products for Wal*Mart, including the majority of WalMart Stores, Inc.'s top selling private label pet food brands, Ol' Roy and Special Kitty. Ol' Roy is the number one selling brand of dry pet food in the United States by volume. Our net sales to Wal*Mart accounted for 40%, 40% and 44% of our total net sales for fiscal 2000, 2001 and 2002, respectively.

     As the primary supplier of private label pet food to WalMart Stores, Inc., we jointly developed a cost-effective direct store delivery program, which we refer to as DSD, to address certain logistical issues associated with distributing dry pet food. Due to its size, bulk and weight, dry pet food bags are not easily transferable to individual stores from WalMart Stores, Inc.'s distribution centers. As part of DSD, we serve as a just-in-time supplier to WalMart Stores, Inc. for dry pet food, whereby we load customized, store specific pallets on WalMart Stores, Inc.'s private fleet trailers. DSD allows WalMart Stores, Inc. to bypass its own distribution centers for the delivery of our products directly to its stores. DSD also allows WalMart Stores, Inc. to utilize its fleet more efficiently by reducing backhaul miles, lowering working capital and handling costs and increasing inventory turns. As a result of DSD, our products are shipped directly to a majority of the 2,800 U.S. stores of WalMart Stores, Inc. and we ship to these stores an average of two times per week with one to two days of lead time.

     Doane Pet Care Company is a Delaware corporation. Our principal executive offices are located at 210 Westwood Place South, Suite 400, Brentwood, Tennessee 37027, and our telephone number is (615) 373-7774.

     Doane Pet Care Enterprises, Inc., our parent corporation, was formed in 1995 by a group of private equity investors led by Summit Capital, Inc., DLJ Merchant Banking Partners, L.P., J.P. Morgan Partners (BHCA), L.P. and certain members of management to acquire our company, formerly known as Doane Products Company. Our parent has no other material assets or activities other than the ownership of our common stock. Affiliates of Credit Suisse First Boston LLC and affiliates of J.P. Morgan Securities Inc., the joint book-running managers for the offering of the outstanding notes, own shares of common stock and warrants to purchase common stock of Doane Pet Care Enterprises, Inc.

                               THE EXCHANGE OFFER

     On February 28, 2003, we completed a private offering of the outstanding notes. We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed to deliver to you this prospectus and to use our commercially reasonable efforts to complete the exchange offer no later than 180 days after the date we issued the outstanding notes.

Exchange offer................   We are offering to exchange new notes for
                                 outstanding notes.

Expiration date...............   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on           , 2003, unless
                                 we decide to extend it.

Conditions to the exchange
offer.........................   The registration rights agreement does not
                                 require us to accept outstanding notes for exchange if:

                                 - the exchange offer or the making of any
                                   exchange by a holder of the outstanding notes would violate any applicable law or interpretation of the staff of the Securities and Exchange Commission, or

                                 - a holder tendering outstanding notes fails to
                                   make the representations to us required by the letter of transmittal or otherwise fails to comply with the procedures contained in the letter of transmittal to tender outstanding notes.

                                 The exchange offer is not conditioned on a minimum aggregate principal amount of outstanding notes being tendered.

Procedures for tendering
outstanding notes.............   To participate in the exchange offer, you must
                                 complete, sign and date the letter of
                                 transmittal, or a facsimile of the letter of transmittal, and transmit it together with all other documents required by the letter of transmittal, including the outstanding notes that you wish to exchange, to Wilmington Trust
                                 Company as exchange agent, at the address indicated on the cover page of the letter of transmittal. In the alternative, you can tender your outstanding notes by following the procedures for book-entry transfer described in this prospectus.

                                 If your outstanding notes are held through The Depository Trust Company, or DTC, and you wish to participate in the exchange offer, you may do so through the automated tender offer program of DTC. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal.

                                 If a broker, dealer, commercial bank, trust company or other nominee is the registered holder of your outstanding notes, we urge you to contact that person promptly to tender your outstanding notes in the exchange offer.

                                 For more information on tendering your
                                 outstanding notes, please refer to the sections in this prospectus entitled "Exchange offer -- Terms of the exchange offer," "-- Procedures for tendering" and "-- Book-entry transfer."

Guaranteed delivery
procedures....................   If you wish to tender your outstanding notes
                                 and you cannot get your required documents to the exchange agent on time, you may tender your outstanding notes according to the guaranteed delivery procedures described in "Exchange offer -- Guaranteed delivery procedures."

Withdrawal of tenders.........   You may withdraw your tender of outstanding
                                 notes at any time prior to the expiration date.
                                 To withdraw, you must have delivered a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated on the cover page of the letter of transmittal before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Acceptance of outstanding
notes and delivery of new
notes.........................   If you fulfill all conditions required for
                                 proper acceptance of outstanding notes, we will accept any and all outstanding notes that you properly tender in the exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any outstanding notes that we do not accept for exchange to you without expense as promptly as practicable after the expiration date and acceptance of the outstanding notes for exchange. Please refer to the section in this prospectus entitled
                                 "Exchange offer -- Terms of the exchange offer."

Fees and expenses.............   We will bear all expenses related to the
                                 exchange offer. Please refer to the section in this prospectus entitled "Exchange offer -- Fees and expenses."

Use of proceeds...............   The issuance of the new notes will not provide
                                 us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement.

Consequences of failure to
Exchange outstanding notes....   If you do not exchange your outstanding notes
                                 in this exchange offer, you will no longer be able to require us to register the outstanding notes under the Securities Act of 1933 except in the limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the outstanding notes unless we have registered the outstanding notes under the Securities Act of 1933, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act of 1933.

U.S. federal income tax
considerations................   The exchange of new notes for outstanding notes
                                 in the exchange offer will not be a taxable event for U.S. federal income tax purposes.
                                 Please read "Certain United States federal income tax consequences."

Exchange agent................   We have appointed Wilmington Trust Company as
                                 exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows: Wilmington Trust Company, 1100 North
                                 Market Street, Rodney Square North, Wilmington,
                                 Delaware 19890-1615, Attention: Corporate Trust
                                 Operations. Eligible institutions may make requests by facsimile at (302) 636-4145.

                                  THE OFFERING

     The new notes will be identical to the outstanding notes except that the new notes are registered under the Securities Act of 1933 and will not have restrictions on transfer, registration rights or provisions for additional interest. The new notes will evidence the same debt as the outstanding notes, and the same indenture will govern the new notes and the outstanding notes.

     The following summary contains basic information about the new notes and is not intended to be complete. It does not contain all of the information that is important to you. For a more complete understanding of the new notes, please refer to the section of this document entitled "Description of the notes."

Issuer........................   Doane Pet Care Company.

Notes offered.................   $213.0 million aggregate principal amount of
                                 10 3/4% Senior Notes due 2010.

Maturity date.................   March 1, 2010.

Interest payment dates........   March 1 and September 1, commencing on
                                 September 1, 2003. Interest on each new note will accrue from the last interest payment date on which interest was paid on the outstanding note tendered in exchange therefore or, if no interest has been paid on the outstanding note, from the date of the original issue of the outstanding note.

Interest computation..........   Interest on the new notes will be paid on the
                                 basis of a 360-day year comprised of twelve
                                 30-day months.

Reopening of debt
securities....................   The outstanding notes were offered in an
                                 aggregate principal amount of $213.0 million and the new notes will be issued in this exchange offer in an aggregate principal amount of up to $213.0 million. We may, without the consent of the holders, offer additional notes in the future on the same terms and conditions as the outstanding notes and the new notes, subject to complying with the covenants in our senior credit facility and in the indentures governing the notes and our 9 3/4% senior subordinated notes.

Optional redemption...........   The notes are redeemable at our option, in
                                 whole or in part, at any time or from time to time on or after March 1, 2007 at the redemption prices set forth in this prospectus, together with accrued and unpaid interest, if any, to the date of redemption.

                                 Before March 1, 2007, we may, at any time or from time to time, redeem up to 35% of the original principal amount of the notes with the proceeds of one or more equity offerings of our common stock at a redemption price of 110.75% of the principal amount of the notes, together with accrued and unpaid interest, if any, to the date of redemption.

                                 At any time on or prior to March 1, 2007, we may redeem the notes, in whole but not in part, upon the occurrence of a change of control at a redemption price equal to 100% of the principal amount of the notes plus an applicable premium, together with accrued and unpaid interest, if any, to the date of redemption.

Mandatory offers to
purchase......................   Upon the occurrence of a change of control,
                                 holders of the notes have the right to require us to repurchase all or a portion of their notes at a price equal to 101% of their principal amount, together with accrued and unpaid interest, if any, to the date of repurchase. Holders of our existing 9 3/4%
                                 senior subordinated notes due 2007
                                 and our senior preferred stock have similar repurchase rights upon a change of control.

                                 In connection with certain asset dispositions, we may be required to use the proceeds from those asset dispositions to make an offer to repurchase the notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of repurchase if the proceeds are not otherwise used within one year to repay senior secured indebtedness or to repay indebtedness under our senior credit facility (with a corresponding reduction in commitment) or to invest in assets related to our business.

Guarantees....................   The new notes will be guaranteed by each of our
                                 existing and future domestic restricted
                                 subsidiaries and by our restricted subsidiaries that guarantee obligations under any of our indebtedness. The guarantees will be unsecured senior indebtedness of our guarantors and will have the same ranking with respect to indebtedness of our guarantors as the new notes will have with respect to our other indebtedness.

                                 Our non-guarantor subsidiaries represented 22% of our net sales and 19% of our operating income in fiscal 2002.

Ranking.......................   The new notes will:

                                 - be unsecured,

                                 - be effectively junior to our secured debt,

                                 - rank equally with all our existing and future
                                   secured senior debt, and

                                 - be senior to any existing and future senior
                                   subordinated and subordinated debt (including our 9 3/4% senior subordinated notes due
                                   2007).

                                 As of December 28, 2002, on an as adjusted basis after giving effect to the offering of the outstanding notes and the use of proceeds therefrom and the amendments to our senior credit facility effected contemporaneously with the offering of the outstanding notes:

                                 - we would have had approximately $577.0
                                   million of total indebtedness; and

                                 - we would have had approximately $428.6
                                   million of senior indebtedness, $185.7
                                   million of which is secured indebtedness under our senior credit facility, and availability of approximately $47.7 million under our senior credit facility.

                                 Our subsidiary guarantors have also guaranteed our senior credit facility on a senior secured basis and are guarantors under our 9 3/4% senior subordinated notes.

                                 In addition, the new notes would have been structurally subordinated to approximately $65.3 million of total liabilities of our non-guarantor subsidiaries as of December 28, 2002. This amount of total liabilities excludes $160.4 million of intercompany obligations owed to our guarantor subsidiaries.

                                 Subject to complying with the covenants in our senior credit facility and in the indentures governing the notes and our 9 3/4% senior subordinated notes, we and our subsidiaries may incur additional debt.

Covenants.....................   The indenture governing the notes contains
                                 covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

                                 - incur additional debt,

                                 - issue redeemable stock and preferred stock,

                                 - pay dividends on stock,

                                 - repurchase capital stock,

                                 - make other restricted payments, such as
                                   certain investments,

                                 - create liens,

                                 - redeem debt that is junior in right of
                                   payment to the notes prior to the date that is within one year of its stated maturity,

                                 - enter into agreements that restrict dividends
                                   from subsidiaries,

                                 - sell or otherwise dispose of assets,
                                   including capital stock of subsidiaries,

                                 - enter into transactions with affiliates,

                                 - enter into sale/leasebacks, and

                                 - guarantee other indebtedness

                                 These covenants are subject to important exceptions and qualifications. For more details, see "Description of the notes -- Certain covenants."

Suspension of covenants.......   The indenture provides that certain of these
                                 covenants will be suspended if certain rating agencies assign and maintain an investment grade rating on the notes.

Transfer restrictions; absence
of a public market for the new
notes.........................   The new notes generally will be freely
                                 transferable, but will also be new securities for which there will not initially be a market.
                                 There can be no assurance as to the development or liquidity of any market for the new notes.
                                 We do not intend to apply for listing of the new notes on any securities exchange or for the quotation of the new notes in any automated dealer quotation system.

Risk factors..................   See "Risk factors" and the other information
                                 included in this prospectus for a discussion of factors you should carefully consider before deciding to participate in the exchange offer.

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

     The summary financial data presented below (except for pet food sold data) was derived from our consolidated financial statements, which have been audited by KPMG LLP, independent auditors. The summary data should be read in conjunction with the accompanying audited consolidated financial statements and the notes thereto contained elsewhere in this prospectus. Our fiscal year ends on the Saturday nearest to the end of December; and therefore, fiscal 2000, 2001 and 2002 ended on December 30, 2000, December 29, 2001 and December 28, 2002, respectively. Fiscal 2000 through 2002 were each 52-week years (tables in thousands, except per share and ratio amounts).

                                                                         YEARS ENDED
                                                          ------------------------------------------
                                                          DECEMBER 30,   DECEMBER 29,   DECEMBER 28,
                                                            2000(1)        2001(2)          2002
                                                          ------------   ------------   ------------
STATEMENT OF INCOME DATA:
  Net sales(3)..........................................    $875,761       $895,830       $887,333
  Cost of goods sold(3).................................     687,799        749,092        701,418
                                                            --------       --------       --------
     Gross profit.......................................     187,962        146,738        185,915
  Operating expenses:
     Promotion and distribution(3)......................      52,285         58,993         53,525
     Selling, general and administrative(3).............      50,507         47,193         48,663
     Amortization(4)....................................      12,779         13,743          3,552
     Other operating expenses(3)(5).....................      28,639          8,655          1,447
                                                            --------       --------       --------
       Income from operations...........................      43,752         18,154         78,728
  Interest expense, net.................................      51,223         57,020         62,395
  Other (income) expense, net...........................      (1,732)          (757)          (724)
                                                            --------       --------       --------
  Income (loss) before income taxes.....................      (5,739)       (38,109)        17,057
  Income tax expense (benefit)..........................        (854)       (16,171)         1,786
                                                            --------       --------       --------
     Net income (loss)..................................    $ (4,885)      $(21,938)      $ 15,271
                                                            ========       ========       ========

                                                                         YEARS ENDED
                                                          ------------------------------------------
                                                          DECEMBER 30,   DECEMBER 29,   DECEMBER 28,
                                                            2000(1)        2001(2)          2002
                                                          ------------   ------------   ------------
OTHER DATA:
  Basic and diluted net income (loss) per common
     share..............................................   $ (14,125)      $(32,405)      $  3,393
  Cash flows provided by (used in) operating
     activities.........................................      45,388        (23,936)        78,773
  Cash flows provided by (used in) investing
     activities.........................................    (181,316)         1,466        (25,902)
  Cash flows provided by (used in) financing
     activities.........................................     131,972         25,433        (51,731)
  Depreciation and amortization.........................      36,334         41,430         32,164
  Capital expenditures(6)...............................      35,347         17,316         24,348
  Pet food sold (U.S. tons):
       United States....................................       1,710          1,653          1,705
       Europe...........................................         207            282            258

                                                          DECEMBER 30,   DECEMBER 29,   DECEMBER 28,
                                                            2000(1)        2001(2)          2002
                                                          ------------   ------------   ------------
BALANCE SHEET DATA:
  Working capital.......................................    $ 25,812       $ 46,995       $ 59,215
  Total assets..........................................     907,062        836,545        870,667
  Total debt............................................     573,165        587,823        554,020
  Senior preferred stock (redeemable)...................      55,205         65,672         77,550
  Stockholder's equity..................................      70,881         37,926         58,503

---------------

(1) Results for fiscal 2000 include the results of our acquisition on May 10, 2000 of A/S Arovit Petfood, headquartered in Esbjerg, Denmark, for approximately $144.4 million and assumed indebtedness, net of cash, of approximately $11.8 million. Arovit manufacturers and sells throughout Europe a full range of pet food products for dogs and cats, including wet, dry and treats, primarily through private label programs. See "Management's discussion and analysis of financial condition and results of operations -- Results of operations."

(2) Results for fiscal 2001 include the results of two divestitures until the date of sale: our Perham, Minnesota facility from December 31, 2000 to April 27, 2001 and our Deep Run domestic wet pet food business from December 31, 2000 to May 3, 2001. See "Management's discussion and analysis of financial condition and results of operations -- Results of operations."

(3) Results for fiscal 2001 include $16.9 million of expenses associated with strategic initiatives that commenced in fiscal 2001 and consist of $6.7 million of other operating expenses related to the divestitures and $10.2 million of Project Focus expenses. The Project Focus expenses were classified as follows: (1) $0.3 million as a reduction in net sales; (2) $6.6 million as cost of goods sold; (3) $0.9 million as promotion and distribution expenses; (4) $0.4 million as selling, general and administrative expenses; and (5) $2.0 million as other operating expenses. See Note 16 -- "Other Operating and Project Focus Implementation Expenses" to our accompanying audited consolidated financial statements included herein.

(4) Effective December 30, 2001, we adopted Statement on Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. As a result, we ceased amortization of goodwill and trademarks as of the beginning of fiscal 2002. See Note 2 -- "Changes in Accounting Principles" to our accompanying audited consolidated financial statements included herein for our results of operations for fiscal 2000 and 2001, as adjusted to give effect to SFAS 142 as if it were adopted on January 2, 2000.

(5) Other operating expenses of $28.6 million in fiscal 2000 include: (1) restructuring costs of $22.3 million consisting of asset impairments of $15.3 million related to closure of certain inefficient manufacturing facilities, severance costs of $3.5 million related to these facility closures and the elimination of corporate positions and $3.5 million of shutdown expenses for these facility closures; and (2) transaction costs of $6.3 million, consisting of a $4.6 million loss on a foreign currency forward contract associated with the Arovit acquisition, a $1.5 million charge for the write-off of costs for unconsummated acquisitions and $0.2 million of miscellaneous transaction costs. Other operating expenses of $8.7 million in fiscal 2001 include a $4.7 million net loss from the divestitures and $4.0 million of restructuring costs consisting of (1) $2.0 million of severance costs for the elimination of corporate positions following the divestitures; and (2) $2.0 million of Project Focus related costs comprised of $1.0 million of asset impairments and other plant closure costs for the shutdown of an inefficient manufacturing facility and $1.0 million of severance costs for the elimination of additional corporate positions in the fourth quarter of fiscal 2001. Other operating expenses of $1.4 million in fiscal 2002 include a $0.8 million write-off of costs related to our postponed bond offering and $0.6 million write-off of costs related to our abandoned European sale process. See Note 16 -- "Other Operating and Project Focus Implementation Expenses" to our accompanying audited consolidated financial statements included herein.

(6) Capital expenditures exclude payments for acquisitions.

                       RATIO OF EARNINGS TO FIXED CHARGES

     For purposes of calculating the ratio of earnings to fixed charges, earnings available for fixed charges (income (loss) before income taxes plus fixed charges) is divided by fixed charges (interest expense, net, plus 33% of rent expense).

                                                                YEARS ENDED
                                   ----------------------------------------------------------------------
                                   DECEMBER 31,   JANUARY 1,   DECEMBER 30,   DECEMBER 29,   DECEMBER 28,
                                     1998(1)         2000        2000(1)        2001(1)          2002
                                   ------------   ----------   ------------   ------------   ------------
Ratio of earnings to fixed
  charges........................    (0.09)x        1.99x         0.89x          0.35x          1.26x

---------------

(1) The amounts of the deficiency in earnings available for fixed charges from a ratio of 1.0x (in thousands) are $34,288, $5,739, and $38,109 for the years ended December 31, 1998, December 30, 2000 and December 29, 2001, respectively.

                                  RISK FACTORS

     An investment in the notes involves a significant degree of risk, including the risks described below. You should carefully consider the following risk factors and the other information included in this prospectus before making an investment decision. The risks described below are not the only ones facing us. This prospectus also contains forward-looking statements that involve risks and uncertainties. See "Forward-looking statements." Our actual results could differ materially from those anticipated in the forward-looking statements as a result of various factors, including the risks described below and elsewhere in this prospectus.

                RISKS RELATING TO THE NOTES AND OUR INDEBTEDNESS

IF YOU DO NOT PROPERLY TENDER YOUR OUTSTANDING NOTES, YOU WILL CONTINUE TO HOLD UNREGISTERED OUTSTANDING NOTES AND YOUR ABILITY TO TRANSFER OUTSTANDING NOTES WILL REMAIN RESTRICTED AND MAY BE ADVERSELY AFFECTED.

     We will only issue new notes in exchange for outstanding notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of outstanding notes.

     If you do not exchange your outstanding notes for new notes pursuant to the exchange offer, the outstanding notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the outstanding notes except under an exemption from, or in a transaction not subject to, the Securities Act of 1933 and applicable state securities laws. We do not plan to register outstanding notes under the Securities Act of 1933 unless our registration rights agreement with the initial purchasers of the outstanding notes requires us to do so. Further, if you continue to hold any outstanding notes after the exchange offer is consummated, you may have trouble selling them because there will be fewer of those notes outstanding.

OUR LEVEL OF INDEBTEDNESS COULD NEGATIVELY IMPACT OUR FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS PROSPECTS AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

     As of December 28, 2002, after giving effect to the offering of the outstanding notes and the application of the net proceeds therefrom and the amendments to our senior credit facility effected contemporaneously with the offering of the outstanding notes, we would have had approximately $577.0 million of indebtedness outstanding, including $185.7 million of indebtedness under our senior credit facility and $148.4 million of indebtedness pursuant to our 9 3/4% senior subordinated notes due 2007. In addition, we would have had approximately $47.7 million available for borrowings and letters of credit under the revolving credit facility portion of our senior credit facility. Following this exchange offer, we will be permitted to incur additional indebtedness, including secured indebtedness and indebtedness that ranks equally with the notes, if we meet certain requirements in our senior credit facility and in the indentures governing the notes and our 9 3/4% senior subordinated notes. Our ability to meet future debt service obligations, including our obligations under the notes, will be dependent upon our future performance, which is subject to general economic conditions and to financial, business and other factors affecting our operations, many of which are beyond our control.

     Our level of indebtedness could have important consequences on our operations, including:

     - making it more difficult for us to satisfy our obligations under the notes or other debt which, if we fail to comply with the requirements of any of our debt, could result in an event of default;

     - requiring us to dedicate a substantial portion of our cash flow from operations to make repayments on debt, thereby reducing the availability of cash flow for working capital, capital expenditures, acquisitions and other general business activities;

     - limiting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and other general business activities;

     - limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     - making us vulnerable to fluctuations in interest rates because indebtedness under our senior credit facility is subject to variable interest rates;

     - detracting from our ability to withstand successfully a downturn in our business or the general economy; and

     - placing us at a competitive disadvantage against other less leveraged competitors.

THE NOTES AND THE RELATED GUARANTEES ARE EFFECTIVELY SUBORDINATED TO ALL OF OUR SECURED DEBT AS A RESULT OF LIENS GRANTED BY US, INCLUDING THE DEBT UNDER OUR SENIOR CREDIT FACILITY, AND IF A DEFAULT OCCURS, WE MAY NOT HAVE SUFFICIENT FUNDS TO FULFILL OUR OBLIGATIONS UNDER THE NOTES.

     The notes and the related guarantees are not secured by any of our assets and, therefore, are effectively subordinated to all of our and our guarantors' secured debt to the extent of the value of the assets securing that debt. We have pledged substantially all of our assets as collateral to secure our indebtedness under our senior credit facility. As of December 28, 2002, after giving effect to the offering of the outstanding notes and the application of the net proceeds therefrom, we would have had approximately $185.7 million of secured indebtedness under our senior credit facility to which the notes and the related guarantees would have been effectively subordinated as a result of liens granted by us. We also have secured indebtedness under our industrial development revenue bonds and our foreign debt. We and our guarantors may also incur additional secured indebtedness in the future.

     In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure our secured indebtedness will be available, if at all, to pay obligations on the notes only after all secured indebtedness has been repaid in full from those assets. Likewise, because our obligations under our senior credit facility are secured obligations, our failure to comply with the terms of our senior credit facility would entitle those lenders to foreclose on substantially all of our assets that serve as their collateral. In this event, these lenders would be entitled to be repaid in full from the proceeds of the liquidation of those assets before those assets would be available for distribution to other creditors, including holders of the notes. Holders of the notes will participate in our remaining assets, if any, ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors. There may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding. The guarantees of the notes will similarly be subordinated to secured indebtedness of the guarantors.

THE NOTES WILL BE STRUCTURALLY SUBORDINATED TO ALL INDEBTEDNESS OF OUR SUBSIDIARIES THAT ARE NOT GUARANTORS OF THE NOTES.

     You will not have any claim as a creditor against our subsidiaries that are not guarantors of the notes, and indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to your claims against the assets of those subsidiaries. All obligations owed by our non-guarantor subsidiaries would have to be satisfied before any of the assets of these subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a subsidiary that is a guarantor of the notes. Our non-guarantor subsidiaries represented 22% of our net sales and 19% of our operating income in fiscal 2002. At December 28, 2002, our non-guarantor subsidiaries represented 32% of our total assets (after eliminations) and had $65.3 million of total liabilities. This amount of total liabilities excludes $160.4 million of intercompany obligations owed to our guarantor subsidiaries. These non-guarantor subsidiaries may incur additional indebtedness in the future.

OUR OBLIGATIONS, WHICH MATURE PRIOR TO THE MATURITY OF THE NOTES, TO REPAY THE OUTSTANDING PRINCIPAL ON OUR 9 3/4% SENIOR SUBORDINATED NOTES AND ON A PORTION OF OUR FOREIGN DEBT AND TO REDEEM OUR SENIOR PREFERRED STOCK AND A PORTION OF OUR INDUSTRIAL DEVELOPMENT REVENUE BONDS COULD ADVERSELY AFFECT OUR ABILITY TO SATISFY OUR OBLIGATIONS UNDER THE NOTES.

     As of December 28, 2002, we had outstanding $148.4 million of our 9 3/4% senior subordinated notes due 2007, with a face value of $150.0 million, and $77.6 million of our senior preferred stock due 2007. The outstanding principal on our 9 3/4% senior subordinated notes matures on May 15, 2007. Our outstanding senior preferred stock has a mandatory redemption date of September 30, 2007. We also have outstanding industrial development revenue bonds, a portion of which may be subject to mandatory redemption prior to the maturity of the notes, and we have outstanding foreign debt that matures in 2008.

     The notes do not mature until 2010, after these other obligations mature. As a consequence, our payment of these other obligations may make it more difficult for us to pay interest due on the notes or to repay the outstanding principal on the notes at maturity in 2010. In addition, if we are unable to satisfy the obligations on our 9 3/4% senior subordinated notes, we would be in default under the indenture governing the 9 3/4% senior subordinated notes, which may result in an event of default under any credit facility then in effect, possibly allowing the lenders thereunder to accelerate the outstanding debt. Moreover, all of the subsidiary guarantors of the notes are also guarantors of the 9 3/4% senior subordinated notes. Accordingly, if we failed to pay the 9 3/4% senior subordinated notes at maturity, these subsidiary guarantors would be required to satisfy our payment obligation, possibly making it more difficult for the guarantors to satisfy any obligations under their guarantees of the notes.

EVEN IF A TRANSACTION CONSTITUTES A CHANGE OF CONTROL THAT WOULD OBLIGATE US TO OFFER TO REPURCHASE THE NOTES, WE MAY NOT BE ABLE TO SATISFY OUR OBLIGATION TO REPURCHASE THE NOTES.

     Upon the occurrence of certain change of control events, holders of the notes, our 9 3/4% senior subordinated notes and our shares of senior preferred stock may require us to offer to repurchase all or part of their securities. However, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness and transactions that do not involve a sufficient change in voting power or beneficial ownership, would not constitute a "change of control." Even if a transaction constitutes a change of control, we may not have sufficient funds at the time of the change of control to make the required repurchases of the notes. Additionally, restrictions in our senior credit facility may not allow such repurchases and certain events that would constitute a change of control as defined in the respective indentures or the senior preferred stock would constitute an event of default under our senior credit facility that would, if it should occur, permit the lenders to accelerate the debt outstanding under our senior credit facility and that, in turn, would cause an event of default under the indentures governing the notes and our 9 3/4% senior subordinated notes.

     The source of funds for any repurchase required as a result of any change of control will be our available cash or cash generated from our operations or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling entity. We cannot assure you, however, that sufficient funds would be available at the time of any change of control to make any required repurchases of the notes or shares of senior preferred stock tendered and to repay debt under our senior credit facility. Furthermore, using available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future. Any future credit agreements or other agreements relating to debt to which we may become a party will most likely contain similar restrictions on our ability to repurchase the notes upon a change of control.

OUR DEBT AGREEMENTS LIMIT CERTAIN BUSINESS ACTIVITIES AND COULD MATERIALLY AFFECT OUR OPERATIONS.

     Our senior credit facility and the indentures governing the notes and our 9 3/4% senior subordinated notes limit our ability to take a number of actions that we may otherwise desire to take, including:

     - incurring additional indebtedness;

     - incurring liens;

     - paying dividends or making other restricted payments;

     - selling assets;

     - entering into transactions with affiliates;

     - merging or consolidating with any other entity; and

     - disposing of substantially all of our assets.

     In addition, our senior credit facility requires us to maintain specified financial ratios and satisfy certain financial condition tests. Our ability to meet these financial ratios and tests can be affected by events beyond our control, such as prevailing economic, financial or industry conditions, and we cannot assure you that we will meet the tests. We have experienced difficulty in the past satisfying the financial covenants in our senior credit facility and sought waivers from our lenders for fiscal 2000 and 2001. Our senior credit facility, including these financial covenants, was amended contemporaneously with the offering of the outstanding notes. If we violate these amended covenants and are unable to obtain waivers from our lenders, we could be in default and our lenders may accelerate our debt, and we would not be able to draw upon additional availability under our senior credit facility to meet our liquidity needs.

     If we are unable to generate sufficient operating cash flows in the future to service our indebtedness, to comply with covenants and to meet other commitments, we may be required to take certain actions, such as selling material assets or operations, reducing or delaying capital expenditures or revising or delaying our strategic plans. We may not be able to take any of these actions on a timely basis or on satisfactory terms or take actions that would enable us to continue to satisfy our capital requirements. Certain of these actions may be prohibited by the indentures governing the notes and our 9 3/4% senior subordinated notes or require the consent of the lenders under our senior credit facility.

YOUR ABILITY TO TRANSFER THE NEW NOTES AT A TIME OR PRICE YOU DESIRE MAY BE LIMITED BY THE ABSENCE OF AN ACTIVE TRADING MARKET, AND THERE IS NO ASSURANCE THAT ANY ACTIVE TRADING MARKET WILL DEVELOP FOR THE NEW NOTES.

     The new notes are a new issue of securities for which there is no established public market. Although we have registered the new notes under the Securities Act of 1933, we do not intend to have the new notes listed on a national securities exchange or included in any automated dealer quotation system. The initial purchasers of the outstanding notes have advised us that they intend to make a market in the new notes after the exchange offer, as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in the new notes, and they may discontinue their market-making activities at any time without notice. An active market for the new notes may not develop or, if developed, may not continue.

     Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes. The market, if any, for the new notes may not be free from similar disruptions and such disruptions may adversely affect the prices at which you may sell your new notes. In addition, subsequent to their initial issuance, the new notes may trade at a discount from the initial offering price of the outstanding notes exchanged therefor, depending upon prevailing interest rates, the market for similar securities, our performance and other factors.

     If a large number of holders of outstanding notes do not tender outstanding notes or tender outstanding notes improperly, the limited number of new notes that would be issued and outstanding after we consummate the exchange offer could limit the development of a market for these new notes. In the absence of an active trading market, you may not be able to transfer the new notes within the time or at the price you desire.

A GUARANTEE OF THE NOTES COULD BE VOIDED OR SUBORDINATED BECAUSE OF FEDERAL BANKRUPTCY LAW OR COMPARABLE STATE LAW PROVISIONS.

     Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, one or more of the guarantees of the notes could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

     - was insolvent or rendered insolvent by reason of such incurrence;

     - was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

     - intended to incur, or believed that it would incur, indebtedness beyond its ability to pay such debts as they mature.

     In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

     - the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

     - the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

     - it could not pay its debts as they become due.

     A court may apply a different standard in making these determinations.

                   RISKS RELATING TO OUR BUSINESS OPERATIONS

ONE OF OUR CUSTOMERS ACCOUNTS FOR A SUBSTANTIAL PORTION OF OUR REVENUE AND THE LOSS OF THIS CUSTOMER WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS AND REDUCE OUR ABILITY TO SERVICE OUR DEBT OBLIGATIONS.

     Net sales to Wal*Mart accounted for 40%, 40% and 44% of our total net sales for fiscal 2000, 2001 and 2002, respectively. We do not have a long-term contract with Wal*Mart. A significant decrease or change in business from Wal*Mart would have a material adverse effect on our results of operations, financial condition and cash flows. In addition, our results of operations and ability to service our debt obligations would be negatively impacted to the extent that Wal*Mart is unable to make payments or does not make timely payments on outstanding accounts receivable.

WE RELY ON A SMALL NUMBER OF CUSTOMERS, CERTAIN OF WHICH ARE ABLE TO MAKE GREATER DEMANDS OF US.

     We rely on a small number of customers to generate a substantial portion of our net sales. As a result of the leading market positions of many of our customers, they are able to exert pressure on us with respect to pricing, promotions, new product introductions and other services that may affect our results of operations. For our private label and co-manufactured business, we rely on the strength of brands not owned by us and on the willingness of the owners of such brands to promote them to increase sales volume. Our net sales and results of operations may be increasingly sensitive to a deterioration in the financial condition of, or other adverse developments with, one or more of our customers.

INCREASES IN THE COSTS OF RAW MATERIALS, PACKAGING AND NATURAL GAS HAVE IN THE PAST AND MAY IN THE FUTURE ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND REDUCE OUR ABILITY TO SERVICE OUR DEBT OBLIGATIONS.

     Our financial results depend to a large extent on the costs of raw materials, packaging and natural gas, and our ability to pass along increased costs to our customers. Historically, market prices for commodity grains and food stocks have fluctuated in response to a number of factors, including changes in U.S. government farm support programs, changes in international agricultural trading policies, impacts of disease outbreaks on protein sources and the potential effect on supply and demand as well as weather conditions during the growing and related harvesting seasons. Fluctuations in paper prices, which affect our costs for packaging materials, have resulted from changes in supply and demand, general economic conditions and other factors. In addition, we have exposure to changes in pricing of natural gas, which affects our manufacturing costs. Our results of operations have in the past been adversely affected by volatility in the commodity and natural gas market and our results of operations may be adversely affected in the future by this volatility. See "Management's discussion and analysis of financial condition and results of operations."

     In the event of any increases in raw materials, packaging and natural gas costs, we may be required to increase sales prices for our products to avoid margin deterioration. We cannot assure you of the timing or extent of our ability to implement future price adjustments in the event of increased raw materials, packaging and natural gas costs or of whether any price increases implemented by us may adversely affect the volumes of future purchases from our customers.

VOLATILITY IN THE COMMODITY MARKETS HAS IN THE PAST AND MAY IN THE FUTURE ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     We seek to manage our commodity price risk associated with market fluctuations by using derivative instruments for portions of our corn, soybean meal, alternative proteins and natural gas purchases, principally through exchange traded futures and options contracts. The terms of such contracts are generally less than one year. During the term of a contract, we balance positions daily with cash payments to or from the exchanges. At the termination of a contract, we have the ability to settle financially or by exchange for the physical commodity, in which case, we would deliver the contract against the acquisition of the physical commodity. Our policy does not permit speculative commodity trading.

     At December 28, 2002, we had open commodity contracts with a fair value loss of $5.7 million. Although we manage the price risk of market fluctuations by hedging portions of our primary commodity product purchases, our results of operations have been adversely affected in the past by these fluctuations and we cannot assure you that in the future we will be successful or that our results of operations will not be exposed to volatility in the commodity markets. See "Management's discussion and analysis of financial condition and results of operations."

     The use of futures contracts also reduces our ability to take advantage of short term reductions in raw material prices. If one or more of our competitors is able to reduce their production costs by taking advantage of any reductions in raw material prices, we may face pricing pressures from these competitors and may be forced to reduce our prices or face a decline in net sales, either of which could have a material adverse effect on our business, results of operations and financial condition.

     Effective January 1, 1999, our commodity derivative instruments were measured at fair value in our consolidated financial statements under Financial Accounting Standards Board's, or FASB's, Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, or SFAS 133. Our results of operations have been adversely affected in the past by volatility in commodity prices under the SFAS 133 fair value accounting of our commodity derivative instruments and our results of operations may be adversely affected in the future by SFAS 133 accounting. See "Management's discussion and analysis of financial condition and results of operations."

RESTRICTIONS IMPOSED IN REACTION TO OUTBREAKS OF "MAD COW DISEASE" AND "FOOT-AND-MOUTH DISEASE" COULD ADVERSELY IMPACT THE COST AND AVAILABILITY OF OUR RAW MATERIALS.

     In the fourth quarter of fiscal 2000, the cost of our raw materials was impacted by the publicity surrounding Bovine Spongiform Encephalopathy, or BSE, in Europe, which is a terminal brain disease of cattle. BSE is also known as "mad cow disease" and is generally believed to be caused by accumulation of abnormal prions (proteins found in the brain that are transmitted by ingestion of infected brains and spinal cord materials) found in cattle feed protein supplements. As a result of the global publicity and restrictions imposed to provide safeguards against the disease, the cost of alternative sources for our raw material proteins, such as soybeans, increased significantly in the fourth quarter of fiscal 2000. We can provide no assurance that BSE, or resulting regulations or publicity, will not impact either the cost or availability of our raw materials in the future. The risk of higher costs and/or supply disruption would be significant if restrictions are placed on the use of meat and bone meal in pet food.

     In the first quarter of fiscal 2001, there was an outbreak of foot-and-mouth disease, or FMD, in Europe. FMD affects animals with cloven hooves, such as cattle, swine, sheep, goats, and deer. While FMD is not considered a threat to humans, people who come in contact with the virus can spread it to animals. Our operations could be adversely affected if the disease were to spread throughout Europe or to the United States.

     If BSE or FMD impacts the availability of our raw materials, we would be required to locate alternative sources for our raw materials. We can give no assurance that those sources would be available to sustain our volume sales or that these alternative sources would not be more costly. If BSE or FMD impacts the cost of our raw materials, or the cost of alternative raw materials compared to current costs, we would be required to increase the sales price for our products to avoid margin deterioration. We can give no assurance of the timing or extent of our ability to implement future price adjustments in the event of higher costs.

OUR ACQUISITION ACTIVITIES, INCLUDING INTEGRATION, OPERATION AND MANAGEMENT OF THESE BUSINESSES, MAY NOT BE SUCCESSFUL OR MAY SUBJECT US TO LOSSES.

     Any acquisition we may pursue would be based on identifying and acquiring businesses engaged in manufacturing and distributing pet food products in markets where we currently do not operate or businesses with products that would complement our product mix. Our lack of experience in new markets we may enter through future acquisitions could have an adverse effect on our results of operations and financial condition. Acquisitions may require investment of operational and financial resources and could require integration of dissimilar operations, assimilation of new employees, diversion of management time and resources, increases in administrative costs, potential loss of key employees of the acquired company and additional costs associated with debt or equity financing. Acquisitions may also result in losses associated with discontinued operations. For example, we recognized a net loss of $4.7 million in connection with our divestitures in 2001 of our Perham, Minnesota facility and our Deep Run domestic wet pet food business, both of which we acquired in our Windy Hill acquisition.

     We may encounter increased competition for acquisitions in the future, which could result in acquisition prices we do not consider acceptable. We cannot assure you that we will have sufficient available capital resources to execute potential acquisitions, and our ability to enter into acquisitions may be limited by our senior credit facility and our indentures. We cannot assure you that we will find suitable acquisition candidates at acceptable prices or succeed in integrating any acquired business into our existing business or in retaining key customers of acquired businesses.

     Our operating results and financial condition could be materially and adversely affected if any of the following occur:

     - the expected operating efficiencies from the acquisitions do not materialize;

     - we fail to successfully integrate the acquisitions into our existing operations; or

     - the cost of the acquisition integrations exceeds expectations.

THE AMOUNT OF GOODWILL AND OTHER INTANGIBLE ASSETS WE HAVE RECORDED FROM OUR ACQUISITIONS MAY NOT BE REALIZED, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS AND REDUCE OUR ABILITY TO SERVICE OUR DEBT OBLIGATIONS.

     At December 28, 2002, we had $363.1 million of goodwill and trademarks, net of accumulated amortization. Goodwill has been recorded under the purchase accounting method to represent the excess of the amount paid over the fair value of the assets acquired and liabilities assumed. The assets associated with our goodwill and trademarks may not be realized by us in the future. Goodwill and trademarks represented 42% of our total assets as of December 28, 2002. Through December 29, 2001, we amortized our goodwill over 20 and 40 years and trademarks over 30 years.

     Effective December 30, 2001, we adopted FASB's Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, or SFAS 142, which requires that goodwill and other intangible assets with indefinite lives no longer be amortized. Our only intangible asset with an indefinite useful life other than goodwill is our trademarks. SFAS 142 further requires that the fair value of goodwill and other intangible assets with indefinite lives be tested for impairment upon adoption of this statement, annually and upon the occurrence of certain events, and be written down to fair value if considered impaired. In the first quarter of fiscal 2002, we reassessed the useful lives and residual values of all our intangible assets acquired in purchase business combinations and our intangible assets having estimable useful lives that are classified in other assets on our consolidated balance sheets, which resulted in no impact on our accompanying audited consolidated financial statements. During the second quarter of fiscal 2002, we completed the required transitional impairment tests of goodwill and other intangible assets with indefinite lives and, based on the results of the tests, determined no impairment to the carrying values of these assets existed as of our adoption date for SFAS 142 on December 30, 2001. In the fourth quarter of fiscal 2002, we performed our required annual assessment of impairment and determined no such impairment was evident. The adoption of SFAS 142 resulted in the elimination of annual amortization related to goodwill and trademarks. In fiscal 2001, such amortization was $10.3 million, or $7.6 million net of income tax benefit. Our results of operations in future periods could be adversely affected if our goodwill and other intangible assets are determined to be impaired under SFAS 142. See "Management's discussion and analysis of financial condition and results of operations -- Recently issued accounting pronouncements."

WE FACE SIGNIFICANT COMPETITION FROM NATIONAL, REGIONAL AND STORE BRAND MANUFACTURERS, MANY OF WHOM ARE LARGER THAN WE ARE AND HAVE SIGNIFICANTLY GREATER RESOURCES THAN WE DO.

     The pet food industry is highly competitive. The companies that produce and market the major national branded pet foods are national or international conglomerates that are substantially larger than us and possess significantly greater financial and marketing resources than us. Our store brand pet food products compete for shelf space with national branded pet food products on the basis of quality and price. In addition, certain national branded manufacturers also manufacture store brands. National branded products compete principally through advertising to create brand awareness and loyalty. We experience some price competition from national branded products. To the extent significant price competition from national branded products exists or the national branded manufacturers significantly increase their store brand presence, our operating results and cash flows could be adversely affected. We also compete with regional branded manufacturers and other store brand manufacturers.

A PORTION OF OUR REVENUES IS DERIVED FROM OUR INTERNATIONAL OPERATIONS, WHICH SUBJECT US TO ADDITIONAL BUSINESS, ECONOMIC AND POLITICAL RISKS AND COULD LIMIT OUR ABILITY TO SUCCESSFULLY CARRY OUT OUR BUSINESS STRATEGY.

     We operate a portion of our business and market products internationally. As of December 28, 2002, we sold our products in more than 30 countries. We have facilities in Austria, Denmark, the United Kingdom, Italy, Spain and Russia. In fiscal 2002, our foreign subsidiaries had net sales of $195.1 million, or 22% of our total net sales, with the majority of these sales in Europe. We are, therefore, subject to the risks customarily attendant to international operations and investments in foreign countries.

     We currently have foreign currency exposures relating to buying, selling and financing in currencies other than our functional currencies. We have Euro-denominated debt outstanding and, therefore, are exposed to foreign currency exchange risk. We also have foreign currency exposure related to foreign denominated revenues and costs translated into U.S. dollars. These exposures are primarily concentrated in the Euro, the Danish Krona and British Pound Sterling. Fluctuations in foreign currency exchange rates may affect the results of our operations and the value of our foreign assets, which in turn may adversely affect reported earnings and the comparability of period-to-period results of operations. We cannot assure you that management of our foreign currency exposure will protect us from fluctuations in foreign currency exchange rates. Fluctuations in foreign currency exchange rates could have a material adverse effect on our business, results of operations and financial condition.

     Other risks include:

     - import and export license requirements;

     - trade restrictions;

     - foreign tax laws, tariffs and other foreign laws and regulations;

     - limitation on repatriating earnings back to the United States;

     - difficulties in staffing and managing international operations;

     - nationalization;

     - expropriation;

     - restrictive actions by local governments;

     - war and civil disturbance; and

     - disruptions or delays in shipments.

     Any of these events could have an adverse effect on our operations in foreign countries. Interruption of our international operations could have a material adverse effect on our financial condition and results of operations.

IF WE LOSE CERTAIN KEY PERSONNEL OR ARE UNABLE TO HIRE ADDITIONAL QUALIFIED PERSONNEL, WE MAY NOT BE SUCCESSFUL.

     Our success depends, in part, upon the continued services of our highly skilled personnel involved in management, production and distribution, and, in particular, upon the efforts and abilities of our executive management group. If we lose the service of any of the members of our executive management group, the loss could have a material adverse effect on our business, financial condition and results of operations. We do not have key person life insurance covering any of our employees. Our success also depends upon our ability to attract and retain highly qualified employees.

WE ARE SUBJECT TO EXTENSIVE REGULATION, AND OUR COMPLIANCE WITH EXISTING OR FUTURE LAWS AND REGULATIONS OR MAKING ANY PRODUCT RECALLS PURSUANT THERETO COULD CAUSE US TO INCUR SUBSTANTIAL EXPENDITURES.

     We are subject to a broad range of federal, state, local and foreign laws and regulations intended to protect the public health and the environment, including those governing discharges to the air and water, the storage of petroleum substances and chemicals, the handling and disposal of solid or hazardous wastes and the remediation of contamination associated with releases of wastes or hazardous substances. Our U.S. operations are also subject to regulation by the Occupational Safety and Health Administration, the Food and Drug Administration, the Department of Agriculture and by various state and local authorities regarding the processing, packaging, storage, distribution, advertising and labeling of our products, including food safety standards. Our foreign operations are subject to similar environmental and safety laws and regulations that are enforced by governmental agencies, such as the European Commissioner of Foods, which is the controlling body of the European Union. The European Union is taking a much stronger role in both the regulation of raw materials for manufacturing and the labeling of pet food. The European Commissioner of Food is overseeing this movement towards heightened regulation of pet food. Violations of any of these laws and regulations may result in administrative, civil or criminal penalties being levied against us, permit revocation or modification, performance of environmental investigatory or remedial activities, or a cease and desist order against operations that are not in compliance. See "Business -- Environmental and safety matters." On October 30, 1998, we initiated a voluntary product recall for certain dry dog food manufactured at our Temple, Texas plant. The cost of the product recall was not covered by insurance and we recognized a $3.0 million product recall charge in the fourth quarter of fiscal 1998.

     We cannot assure you that these laws and regulations will not change in the future, that we will not incur material costs in the future to comply with current or future laws and regulations or to effect future recalls, or that these matters will not have a material adverse effect on our business.

THE BOARD OF DIRECTORS OF DOANE PET CARE ENTERPRISES, INC., OUR PARENT COMPANY, AND OUR BOARD OF DIRECTORS ARE CONTROLLED BY CERTAIN STOCKHOLDERS AND THEIR INTERESTS MAY BE DIFFERENT THAN YOURS.

     Doane Pet Care Enterprises, Inc., our parent company, is a holding company with no operations. We are its sole operating subsidiary. In connection with our acquisition of Windy Hill Pet Food Company, Inc. in August 1998, we, Summit/DPC Partners, L.P., Summit Capital, Inc., Chase Manhattan Investment Holdings, Inc. (predecessor to J.P. Morgan Partners (BHCA), L.P.) and an affiliate thereof, DLJ Merchant Banking Partners, L.P. and certain of its affiliates, all of Windy Hill's former stockholders, and certain other stockholders of Doane Pet Care Enterprises, Inc. entered into an investors' agreement. The investors' agreement contains provisions providing certain of these parties with board designation rights. The holders of our senior preferred stock also have the right to elect two additional directors to our board of directors in certain circumstances. On November 7, 2002, the holders of our senior preferred stock elected two directors to our board. Through their control of the boards of directors of Doane Pet Care Enterprises, Inc. and our company, these investors will be able to control our policies, management and affairs and to effectively prevent or cause a change in our control. Each of our significant stockholders, together with its affiliates, has other business interests and activities in addition to its ownership interest in us. It is possible that the significant stockholders may exercise their control in ways that serve their individual interests but do not serve the best interests of our other stockholders or our noteholders. It is also possible that conflicts or disagreements among the stockholders may make it difficult for us to take action important to the achievement of our goals.

WE MAY BE SUBJECT TO WORK STOPPAGES AT OUR FACILITIES OR THOSE OF OUR PRINCIPAL CUSTOMERS, WHICH COULD ADVERSELY IMPACT THE PROFITABILITY OF OUR BUSINESS.

     A portion of our global work force is unionized. If our unionized workers were to engage in a strike, work stoppage or other slowdown in the future, we could experience a significant disruption of our operations, which could have a material adverse effect on us. Furthermore, organizations responsible for shipping our products may be impacted by strikes staged by the unions representing transportation employees. Any interruption in the delivery of our products could have a material adverse effect on us.

IF THE INVESTMENTS IN OUR PENSION PLANS DO NOT PERFORM AS EXPECTED, WE MAY HAVE TO CONTRIBUTE ADDITIONAL AMOUNTS TO THE PLANS.

     We maintain a non-contributory pension plan covering hourly and salaried workers of a predecessor company. The plan was frozen in 1998 and, as a result, future benefits no longer accumulate and our annual service cost ceased as of that date. Our only active plan covers 46 union employees at one facility. Due to a decline in the market value of these plans' assets in 2002 and the decline of interest rates used in discounting benefit liabilities, the pension assets at the end of 2002 were $1.1 million less than the accumulated benefit obligations. Under FASB's Statement on Financial Accounting Standards No. 87, Employers' Accounting for Pensions, or SFAS 87, we were required to record a balance sheet adjustment during the 2002 fourth quarter for the minimum pension liability. The non-cash adjustment was a reduction of $9.1 million, or $5.6 million net of deferred tax benefit, in accumulated other comprehensive income (loss) in the accompanying audited consolidated financial statements included herein. Under federal law, we were not required to make any cash contributions to the inactive plan in fiscal 2000 through 2002 and do not expect to make any cash contribution in fiscal 2003. Our contributions to the active plan in fiscal 2000 through 2002 were less than $0.1 million each year and we expect to contribute less than $0.1 million in 2003. However, if underperformance of the plans' investments continues, we may be required in the future to contribute additional funds to ensure that the pension plans will be able to pay out benefits as scheduled. Such an increase in funding could result in a decrease in our available cash flow, which would limit our ability to fund our business activities or pay principal or interest on our debt.

                           FORWARD-LOOKING STATEMENTS

     The information in this prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Some of these statements can be identified by terms and phrases such as "anticipate," "believe," "assume," "intend," "estimate," "expect," "continue," "could," "may," "plan," "project," "predict," "will" and similar expressions. These statements appear in a number of places and include statements regarding our plans, beliefs or current expectations, including those plans, beliefs and expectations of our officers and directors, with respect to, among other things:

     - reliance on a few customers for a large portion of our sales and our ability to maintain our relationships with these customers;

     - future capital expenditures and our ability to finance these capital expenditures;

     - our ability to finance our debt service requirements under our senior credit facility and our other debt and to comply with our financial covenants relating to our senior credit facility;

     - our future financial condition or results of operations;

     - our business strategies and other plans and objectives for future operations;

     - general economic and business conditions;

     - business opportunities that may be presented to and pursued by us from time to time;

     - our exposure to, and our ability to manage, our market risks;

     - the impact of existing or new accounting pronouncements; and

     - risks related to our international operations.

     These forward-looking statements are based on our assumptions and analyses and are not guarantees of our future performance. These statements are subject to risks, many of which are beyond our control, that could cause our actual results to differ materially from those contained in our forward-looking statements. Factors that could cause results to differ materially include without limitation: decreases or changes in demand for our products, changes in market trends, general competitive pressures from existing and new competitors, price volatility of commodities, natural gas, other raw materials and packaging, future investment returns on our pension plans, changes in laws and regulations, adverse changes in operating performance, adverse economic conditions and other factors described under "Risk factors."

     We undertake no obligation to revise the forward-looking statements to reflect any future events or circumstances.

     All forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary statement.

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

                                 EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     In connection with the issuance of the outstanding notes, we entered into a registration rights agreement. The following description of the registration rights agreement is a summary of the material provisions of the registration rights agreement. It is not complete and does not describe all of the provisions of the registration rights agreement. For more information, you should review the provisions of the registration rights agreement that we filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus is a part.

     Under the registration rights agreement, we agreed that, promptly after the effectiveness of the registration statement of which this prospectus is a part, we would offer to the holders of outstanding notes who are not prohibited by any law or policy of the Securities and Exchange Commission from participating in the exchange offer, the opportunity to exchange their outstanding notes for a new series of notes, which we refer to as the new notes, that are identical in all material respects to the outstanding notes, except that these new notes will not contain transfer restrictions and will be registered under the Securities Act of 1933 and they will not contain provisions regarding the payment of additional interest or be subject to further registration rights. We agreed to keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the outstanding notes.

     If:

     - we are not permitted to effect the exchange offer as contemplated in this prospectus because of any change in law or applicable interpretations of the law by the staff of the Securities and Exchange Commission;

     - for any other reason the exchange offer is not consummated by the 180th day after the date of issuance of the outstanding notes;

     - any initial purchaser of the outstanding notes so requests with respect to outstanding notes held by the initial purchaser that are not eligible to be exchanged for new notes in the exchange offer; or

     - any applicable law or interpretations do not permit any holder of outstanding notes to participate in the exchange offer, or any holder of outstanding notes that participates in the exchange offer does not receive freely transferable new notes in exchange for tendered outstanding notes and any such holder so requests in writing, then we agreed to file promptly with the Securities and Exchange Commission, but in no event more than 45 days after the date on which any of the conditions described in the bullet list above occurs, which is referred to as the shelf filing date, a shelf registration statement to cover resales of the outstanding notes by those holders who satisfy various conditions relating to the provision of information in connection with the shelf registration statement. We agreed to use our commercially reasonable efforts to have the shelf registration statement declared effective by the Securities and Exchange Commission no later than 140 days after the date on which any such condition occurs, which we refer to as the shelf effectiveness deadline. We agreed to use our commercially reasonable efforts to keep the shelf registration statement effective for a period ending upon the expiration of the period referred to in Rule 144(k) under the Securities Act of 1933 or, if earlier, the date when all of the outstanding notes covered by the shelf registration statement have been sold pursuant thereto or cease to be restricted securities or to be outstanding or otherwise to be registrable securities under the registration rights agreement.

     If any of the following events occur, each of which is referred to as a registration default:

     - the exchange offer is not consummated on or before 180 days after the date of issuance of the outstanding notes;

     - the shelf registration statement, if applicable, is not declared effective on or prior to the shelf effectiveness deadline; or

     - subject to certain exceptions, the registration statement of which this prospectus is a part or the shelf registration statement, if applicable, is filed and declared effective but thereafter ceases to be effective or it or the related prospectus becomes unusable, in either case for more than 30 days in any 12-month period, then we will be obligated to pay additional interest on the outstanding notes, during the period of one or more registration defaults, in an amount equal to 1.0% per annum. All accrued additional interest will be payable to holders in the same manner as interest payments on the outstanding notes on semi-annual payment dates that correspond to interest payment dates for the outstanding notes. Additional interest only accrues during a registration default.

     The registration rights agreement also provides that we are obligated to:

     - make available a prospectus meeting the requirements of the Securities Act of 1933 to any broker-dealer, and other persons, if any, subject to similar prospectus delivery requirements, for use in connection with any resale of any new notes; and

     - pay all expenses incident to our performance of or compliance with the registration rights agreement, and will indemnify holders of the outstanding notes, including any broker-dealer, against certain liabilities, including liabilities under the Securities Act of 1933.

     Each holder of outstanding notes who wishes to exchange its outstanding notes for new notes in the exchange offer will be required to make representations, including representations that:

     - any new notes to be received by it will be acquired in the ordinary course of its business;

     - it has no arrangement or understanding with any person to participate in the distribution, as defined by the Securities Act of 1933, of the new notes; and

     - it is not our "affiliate," as defined in Rule 405 under the Securities Act of 1933, or a broker-dealer that acquired outstanding notes directly from us for its own account.

     If the holder is a broker-dealer that will receive new notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of its new notes. A broker-dealer that delivers a prospectus to purchasers in connection with resales of the new notes will be subject to certain of the civil liability provisions under the Securities Act of 1933 and will be bound by the provisions of the registration rights agreement that are applicable to it, including indemnification obligations.

     Holders of the outstanding notes will also be required to deliver information to be used in connection with any shelf registration statement to have their outstanding notes included in the shelf registration statement and benefit from the provisions regarding additional interest set forth in the preceding paragraphs. A holder who sells outstanding notes pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act of 1933 in connection with these sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder, including indemnification obligations.

RESALE OF THE NEW NOTES

     Based on no-action letters of the Securities and Exchange Commission staff issued to third parties, we believe that new notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act of 1933 if:

     - you are not our "affiliate" within the meaning of Rule 405 under the Securities Act of 1933 or a broker-dealer that acquired outstanding notes directly from us for its own account;

     - those new notes are acquired in the ordinary course of your business; and

     - you do not intend to participate in a distribution of the new notes.

     The Securities and Exchange Commission, however, has not considered the exchange offer for the new notes in the context of a no-action letter, and the Securities and Exchange Commission may not make a similar determination as in the no-action letters issued to these third parties.

     If you tender in the exchange offer with the intention of participating in any manner in a distribution of the new notes or otherwise do not satisfy the foregoing criteria, you

     - cannot rely on such interpretations by the Securities and Exchange Commission staff;

     - will not be able to exchange your outstanding notes for new notes in the exchange offer; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a secondary resale transaction, unless the resale is made pursuant to an exemption from, or is otherwise not subject to, those requirements.

     Unless an exemption from registration is otherwise available, any security holder intending to distribute new notes should be covered by an effective registration statement under the Securities Act of 1933. This registration statement should contain the selling security holder's information required by
Item 507 of Regulation S-K under the Securities Act of 1933. This prospectus may be used for an offer to resell, resale or other transfer of new notes only as specifically described in this prospectus. Only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the new notes. Please read the section captioned "Plan of distribution" for more details regarding the transfer of new notes.

TERMS OF THE EXCHANGE OFFER

     Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue new notes in principal amount equal to the principal amount of outstanding notes surrendered in the exchange offer. Outstanding notes may be tendered only for new notes and only in integral multiples of $1,000.

     The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

     As of the date of this prospectus, $213,000,000 in aggregate principal amount of the outstanding notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

     We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission. Outstanding notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These outstanding notes will continue to be entitled to the rights and benefits such holders have under the indenture relating to the notes.

     We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

     If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connecting with the exchange offer. It is important that you read the section labeled "-- Fees and expenses" for more details regarding fees and expenses incurred in the exchange offer.

     We will return any outstanding notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

EXPIRATION DATE

     The exchange offer will expire at 5:00 p.m., New York City time, on       ,
2003, unless, in our sole discretion, we extend it.

EXTENSIONS, DELAYS IN ACCEPTANCE, TERMINATION OR AMENDMENT

     We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders. During any such extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

     In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

     If any of the conditions described below under "-- Conditions to the exchange offer" have not been satisfied, we reserve the right, in our sole discretion

     - to delay accepting for exchange any outstanding notes,

     - to extend the exchange offer, or

     - to terminate the exchange offer,

by giving oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

     Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the outstanding notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we may extend the exchange offer.

CONDITIONS TO THE EXCHANGE OFFER

     We will not be required to accept for exchange, or exchange any new notes for, any outstanding notes if the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

     In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us the representations described under "-- Purpose and effect of the exchange offer," "-- Procedures for tendering" and "Plan of distribution" and such other representations as may be reasonably necessary under applicable Securities and Exchange Commission rules, regulations or interpretations to allow us to use an appropriate form to register the new notes under the Securities Act of 1933, or if a holder tendering outstanding notes fails to comply with the procedures contained in the letter of transmittal to tender outstanding notes.

     We expressly reserve the right to extend, amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the failure to be satisfied of any of the conditions to the exchange offer specified herein or in the letter of transmittal. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable.

     These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

     In addition, we will not accept for exchange any outstanding notes tendered, and will not issue new notes in exchange for any such outstanding notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

PROCEDURES FOR TENDERING

  HOW TO TENDER GENERALLY

     Only a holder of outstanding notes may tender such outstanding notes in the exchange offer. To tender in the exchange offer, a holder must:

     - complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

     - have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and

     - mail or deliver such letter of transmittal or facsimile to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date; or

     - comply with the automated tender offer program procedures of DTC described below.

     In addition, either:

     - the exchange agent must receive outstanding notes along with the letter of transmittal;

     - the exchange agent must receive, prior to 5:00 p.m., New York City time, on the expiration date, a timely confirmation of book-entry transfer of such outstanding notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent's message; or

     - the holder must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address indicated on the cover page of the letter of transmittal. The exchange agent must receive such documents prior to 5:00 p.m., New York City time, on the expiration date.

     The tender by a holder that is not withdrawn prior to 5:00 p.m., New York City time, on the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

     THE METHOD OF DELIVERY OF OUTSTANDING NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. RATHER THAN MAIL THESE ITEMS, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. YOU SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR OUTSTANDING NOTES TO US. YOU MAY REQUEST YOUR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

  HOW TO TENDER IF YOU ARE A BENEFICIAL OWNER

     If you beneficially own outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder promptly and instruct it to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either:

     - make appropriate arrangements to register ownership of the outstanding notes in your name; or

     - obtain a properly completed bond power from the registered holder of outstanding notes.

     The transfer of registered ownership, if permitted under the indenture for the notes, may take considerable time and may not be completed prior to the expiration date.

  SIGNATURES AND SIGNATURE GUARANTEES

     You must have signatures on a letter of transmittal or a notice of withdrawal (as described below) guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934. In addition, such entity must be a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

  WHEN YOU NEED ENDORSEMENTS OR BOND POWERS

     If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding notes. A member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution must guarantee the signature on the bond power.

     If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

  TENDERING THROUGH DTC'S AUTOMATED TENDER OFFER PROGRAM

     The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's automated tender offer program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent.

     The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

     - DTC has received an express acknowledgment from a participant in its automated tender offer program that is tendering outstanding notes that are the subject of such book-entry confirmation;

     - such participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

     - the agreement may be enforced against such participant.

  DETERMINATIONS UNDER THE EXCHANGE OFFER

     We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

  WHEN WE WILL ISSUE NEW NOTES

     In all cases, we will issue new notes for outstanding notes that we have accepted for exchange in the exchange offer only after the exchange agent timely receives:

     - outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at DTC; and

     - a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

  RETURN OF OUTSTANDING NOTES NOT ACCEPTED OR EXCHANGED

     If we do not accept any tendered outstanding notes for exchange or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged outstanding notes will be returned without expense to their tendering holder. In the case of outstanding notes tendered by book-entry transfer in the exchange agent's account at DTC according to the procedures described below, such non-exchanged outstanding notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

  YOUR REPRESENTATIONS TO US

     By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

     - any new notes that you receive will be acquired in the ordinary course of your business;

     - you have no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

     - you are not engaged in and do not intend to engage in the distribution of the new notes;

     - if you are a broker-dealer that will receive new notes for your own account in exchange for outstanding notes, you acquired those outstanding notes as a result of market-making activities or other trading activities and you will deliver a prospectus, as required by law, in connection with any resale of such new notes; and

     - you are not our "affiliate," as defined in Rule 405 of the Securities Act of 1933.

BOOK-ENTRY TRANSFER

     The exchange agent will establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to 5:00 p.m., New York City time, on the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's automated tender offer program prior to the expiration date, you may tender if:

     - the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution,

     - prior to the expiration date, the exchange agent receives from such member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., commercial bank or trust company having a office or correspondent in the United States, or eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery:

       -- setting forth your name and address, the registered number(s) of your outstanding notes and the principal amount of outstanding notes tendered,

       -- stating that the tender is being made thereby, and

       -- guaranteeing that, within three (3) New York Stock Exchange, or NYSE, trading days after the expiration date, the letter of transmittal or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent, and

     - the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) NYSE trading days after the expiration date.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent you if you wish to tender your outstanding notes according to the guaranteed delivery procedures described above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal to be effective:

     - the exchange agent must receive a written notice of withdrawal at the address indicated on the cover page of the letter of transmittal, or

     - you must comply with the appropriate procedures of DTC's automated tender offer program system.

     Any notice of withdrawal must:

     - specify the name of the person who tendered the outstanding notes to be withdrawn, and

     - identify the outstanding notes to be withdrawn, including the principal amount of such withdrawn outstanding notes.

     If outstanding notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn outstanding notes and otherwise comply with the procedures of DTC.

     We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

     Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such outstanding notes will be credited to an account maintained with DTC for the outstanding notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn outstanding notes by following one of the procedures described under "-- Procedures for tendering" above at any time on or prior to the expiration date.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, telephone, electronic mail or in person by our officers and regular employees and those of our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

     We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

     - Securities and Exchange Commission registration fees;

     - fees and expenses of the exchange agent and trustee;

     - accounting and legal fees and printing costs; and

     - related fees and expenses.

TRANSFER TAXES

     We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

     - certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

     - tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

     - a transfer tax is imposed for any reason other than the exchange of outstanding notes under in the exchange offer.

     If satisfactory evidence of payment of any transfer taxes payable by a note holder is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to that tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

     If you do not exchange new notes for your outstanding notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the outstanding notes. In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act of 1933, or unless the offer or sale is exempt from the registration requirements under the Securities Act of 1933 and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act of 1933.

ACCOUNTING TREATMENT

     We will record the new notes in our accounting records at the same carrying value as the outstanding notes. This carrying value is the aggregate principal amount of the outstanding notes less any bond discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

OTHER

     Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

     We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

                                USE OF PROCEEDS

     We will not receive any proceeds from the issuance of the new notes. We are making this exchange offer solely to satisfy our obligations under our registration rights agreement. In consideration for issuing the new notes as contemplated by this prospectus, we will receive outstanding notes in a like principal amount. The form and terms of the new notes are identical in all material respects to the form and terms of the outstanding notes, except the new notes will be registered under the Securities Act of 1933 and will not contain restrictions on transfer, registration rights or provisions for additional interest. Outstanding notes surrendered in exchange for the new notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the new notes will not result in any change in our outstanding indebtedness.

                       RATIO OF EARNINGS TO FIXED CHARGES

     For purposes of calculating the ratio of earnings to fixed charges, earnings available for fixed charges (income (loss) before income taxes plus fixed charges) is divided by fixed charges (interest expense, net, plus 33% of rent expense).

                                                                YEARS ENDED
                                   ----------------------------------------------------------------------
                                   DECEMBER 31,   JANUARY 1,   DECEMBER 30,   DECEMBER 29,   DECEMBER 28,
                                     1998(1)         2000        2000(1)        2001(1)          2002
                                   ------------   ----------   ------------   ------------   ------------
Ratio of earnings to fixed
  charges........................    (0.09)x        1.99x         0.89x          0.35x          1.26x

---------------

(1) The amounts of the deficiency in earnings available for fixed charges from a ratio of 1.0x (in thousands) are $34,288, $5,739, and $38,109 for the years ended December 31, 1998, December 30, 2000 and December 29, 2001, respectively.

                                 CAPITALIZATION

     The following table sets forth our cash and cash equivalents and our capitalization as of December 28, 2002, on an actual and as adjusted basis to reflect the application of the net proceeds of the offering of the outstanding notes. You should read this table in conjunction with our accompanying audited consolidated financial statements and notes thereto contained elsewhere in this prospectus (table in thousands, except par value and share amounts).

                                                                  DECEMBER 28, 2002
                                                              -------------------------
                                                                ACTUAL      AS ADJUSTED
                                                              -----------   -----------
                                                              (UNAUDITED)   (UNAUDITED)
Cash and cash equivalents...................................   $  7,596      $  7,596
                                                               ========      ========
Total debt:
  Senior credit facility:
     Revolving credit facility..............................   $ 15,000      $  9,778
     Term loans.............................................    340,924       175,921
  10 3/4% senior notes due 2010.............................         --       210,444
  9 3/4% senior subordinated notes due 2007.................    148,430       148,430
  Sponsor facility..........................................     17,245            --
  Industrial development revenue bonds......................     14,471        14,471
  Debt of foreign subsidiaries..............................     17,950        17,950
                                                               --------      --------
     Total debt.............................................    554,020       576,994
                                                               --------      --------
Senior preferred stock (redeemable), 3,000,000 shares
  authorized; 1,200,000 shares issued and outstanding(1)....     77,550        77,550
                                                               --------      --------
Stockholder's equity:
  Common stock, $0.01 par value, 1,000 shares authorized,
     issued and outstanding.................................         --            --
  Additional paid-in-capital................................    115,674       115,674
  Accumulated other comprehensive income(2).................      9,558        14,411
  Accumulated deficit(2)....................................    (66,729)      (72,826)
                                                               --------      --------
     Total stockholder's equity.............................     58,503        57,259
                                                               --------      --------
     Total capitalization...................................   $690,073      $711,803
                                                               ========      ========

---------------

(1) See Note 11 -- "Senior Preferred Stock (Redeemable)" to our accompanying audited consolidated financial statements included elsewhere in this prospectus.

(2) On an as adjusted basis, after giving effect to the application of the net proceeds of the offering of the outstanding notes, the accumulated deficit is increased due to the impact on net income of a charge of $10.1 million, or $6.1 million net of deferred tax benefit. The charge includes: (1) a $4.1 million write-off of deferred financing costs primarily related to our senior credit facility; (2) a charge of $7.8 million for the accretion of the sponsor facility to face value; (3) a charge of $4.9 million realized translation loss as a result of retiring a portion of our Euro-denominated debt along with a corresponding credit to accumulated other comprehensive income; and (4) a credit of $6.7 million for the reversal of an excess leverage fee.

                SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

     The selected financial data presented below (except for pet food sold data) was derived from our consolidated financial statements, which have been audited by KPMG LLP, independent auditors. The selected data should be read in conjunction with our accompanying audited consolidated financial statements and the notes thereto contained elsewhere in this prospectus. Effective January 1, 1999, we changed our fiscal year so that it ends on the Saturday nearest to the end of December; and therefore, fiscal 1999, 2000, 2001 and 2002 ended on January 1, 2000, December 30, 2000, December 29, 2001 and December 28, 2002, respectively. Fiscal 1999 through 2002 were each 52-week years (tables in thousands, except per share amounts).

                                                                    YEARS ENDED
                                       ----------------------------------------------------------------------
                                       DECEMBER 31,   JANUARY 1,   DECEMBER 30,   DECEMBER 29,   DECEMBER 28,
                                         1998(1)       2000(2)       2000(3)        2001(4)          2002
                                       ------------   ----------   ------------   ------------   ------------
STATEMENT OF INCOME DATA:
Net sales(5).........................    $674,638      $754,343      $875,761       $895,830       $887,333
Cost of goods sold(5)................     556,249       579,124       687,799        749,092        701,418
                                         --------      --------      --------       --------       --------
  Gross profit.......................     118,389       175,219       187,962        146,738        185,915
Operating expenses:
  Promotion and distribution(5)......      31,212        42,306        52,285         58,993         53,525
  Selling, general and
     administrative(5)...............      26,266        40,912        50,507         47,193         48,663
  Amortization(6)....................       6,468        10,357        12,779         13,743          3,552
  Other operating expenses(5)(7).....      10,043         2,539        28,639          8,655          1,447
                                         --------      --------      --------       --------       --------
     Income from operations..........      44,400        79,105        43,752         18,154         78,728
Interest expense, net................      31,136        39,739        51,223         57,020         62,395
Amortization of bridge loan financing
  charges(8).........................       4,599            --            --             --             --
Loss from debt extinguishment(9).....      42,789            --            --             --             --
Other (income) expense, net..........         164        (1,201)       (1,732)          (757)          (724)
                                         --------      --------      --------       --------       --------
Income (loss) before income taxes and
  cumulative effect of a change in
  accounting principle...............     (34,288)       40,567        (5,739)       (38,109)        17,057
Income tax expense (benefit).........     (12,399)       16,858          (854)       (16,171)         1,786
                                         --------      --------      --------       --------       --------
Income (loss) before cumulative
  effect of a change in accounting
  principle..........................     (21,889)       23,709        (4,885)       (21,938)        15,271
Cumulative effect at adoption on
  January 1, 1999 of a change in
  accounting for commodity derivative
  instruments, net of income tax
  benefit of $1,440(10)..............          --        (2,263)           --             --             --
                                         --------      --------      --------       --------       --------
  Net income (loss)..................    $(21,889)     $ 21,446      $ (4,885)      $(21,938)      $ 15,271
                                         ========      ========      ========       ========       ========

                                                                    YEARS ENDED
                                       ----------------------------------------------------------------------
                                       DECEMBER 31,   JANUARY 1,   DECEMBER 30,   DECEMBER 29,   DECEMBER 28,
                                         1998(1)       2000(2)       2000(3)        2001(4)          2002
                                       ------------   ----------   ------------   ------------   ------------
OTHER DATA:
Basic and diluted net income (loss)
  per common share...................    $(29,136)     $ 13,273     $ (14,125)      $(32,405)      $  3,393
Cash flows provided by (used in)
  operating activities...............      33,992        59,938        45,388        (23,936)        78,773
Cash flows provided by (used in)
  investing activities...............     (56,300)      (34,458)     (181,316)         1,466        (25,902)
Cash flows provided by (used in)
  financing activities...............      25,432       (21,531)      131,972         25,433        (51,731)
Depreciation and amortization........      17,877        26,083        36,334         41,430         32,164
Capital expenditures(11).............      23,327        26,668        35,347         17,316         24,348
Pet food sold (U.S. tons):
  United States......................       1,471         1,669         1,710          1,653          1,705
  Europe.............................          42            72           207            282            258

                                                                    YEARS ENDED
                                       ----------------------------------------------------------------------
                                       DECEMBER 31,   JANUARY 1,   DECEMBER 30,   DECEMBER 29,   DECEMBER 28,
                                         1998(1)       2000(2)       2000(3)        2001(4)          2002
                                       ------------   ----------   ------------   ------------   ------------
BALANCE SHEET DATA:
  Working capital....................    $ 39,947      $ 32,832      $ 25,812       $ 46,995       $ 59,215
  Total assets.......................     710,879       693,296       907,062        836,545        870,667
  Total debt.........................     461,974       427,922       573,165        587,823        554,020
  Senior preferred stock
     (redeemable)....................      37,792        45,965        55,205         65,672         77,550
  Stockholder's equity...............      69,294        82,946        70,881         37,926         58,503

---------------

 (1) Results for fiscal 1998 include the results of our acquisition on August 3, 1998 of Windy Hill Pet Food Company, Inc. and our acquisition on April 17, 1998 of Ipes Iberica, S.A.

 (2) Results for fiscal 1999 include the results of our acquisition on October 14, 1999 of the Larkshall Extrusions, division of Buxted Chicken Limited for approximately $5.0 million in cash.

 (3) Results for fiscal 2000 include the results of our acquisition on May 10, 2000 of A/S Arovit Petfood, headquartered in Esbjerg, Denmark, for approximately $144.4 million and assumed indebtedness, net of cash, of approximately $11.8 million. Arovit manufacturers and sells throughout Europe a full range of pet food products for dogs and cats, including wet, dry and treats, primarily through private label programs. See "Management's discussion and analysis of financial condition and results of operations -- Results of operations."

 (4) Results for fiscal 2001 include the results of two divestitures until the date of sale: our Perham, Minnesota facility from December 31, 2000 to April 27, 2001 and our Deep Run domestic wet pet food business from December 31, 2000 to May 3, 2001. See "Management's discussion and analysis of financial condition and results of operations -- Results of operations."

 (5) Results for fiscal 2001 include $16.9 million of expenses associated with strategic initiatives that commenced in fiscal 2001 and consist of $6.7 million of other operating expenses related to the divestitures and $10.2 million of Project Focus expenses. The Project Focus expenses were classified as follows: (1) $0.3 million as a reduction in net sales; (2) $6.6 million as cost of goods sold; (3) $0.9 million as promotion and distribution expenses; (4) $0.4 million as selling, general and administrative expenses; and (5) $2.0 million as other operating expenses. See Note 16 -- "Other Operating and Project Focus Implementation Expenses" to our accompanying audited consolidated financial statements included herein.

 (6) Effective December 30, 2001, we adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. As a result, we ceased amortization of goodwill and trademarks as of the beginning of fiscal 2002. See Note 2 -- "Changes in Accounting Principles" to our accompanying audited consolidated financial statements included herein for our results of operations for fiscal 2000 and 2001, as adjusted to give effect to SFAS 142 as if it were adopted on January 2, 2000. Net income (loss) for fiscal 1998 and 1999, as adjusted to give effect to the adoption of SFAS 142 on January 1, 1998, would be $(18.6) million and $27.9 million, respectively.

 (7) Other operating expenses of $10.0 million in fiscal 1998 include transition expenses of $7.0 million in connection with the Windy Hill acquisition and a $3.0 million charge related to a product recall. Other operating expenses of $2.5 million in fiscal 1999 include $1.1 million of transition expenses in connection with the Windy Hill acquisition and $1.4 million of expenses related to the proposed initial public offering by our parent, which was subsequently withdrawn. Other operating expenses of $28.6 million in fiscal 2000 include: (1) restructuring costs of $22.3 million consisting of asset impairments of $15.3 million related to closure of certain inefficient manufacturing facilities, severance costs of $3.5 million related to these facility closures and the elimination of corporate positions and $3.5 million of shutdown expenses for these facility closures; and (2) transaction costs of $6.3 million, consisting of a $4.6 million loss on a foreign currency forward contract associated with the Arovit acquisition, a $1.5 million charge for the write-off of costs for unconsummated acquisitions and $0.2 million of miscellaneous transaction costs. Other operating expenses of $8.7 million in fiscal 2001 include a $4.7 million net loss from the divestitures and $4.0 million of restructuring costs consisting of (1) $2.0 million of severance costs for the elimination of corporate positions following the divestitures; and (2) $2.0 million of Project Focus related costs comprised of $1.0 million of asset impairments and other plant closure costs for the shutdown of an inefficient manufacturing facility and $1.0 million of severance costs for the elimination of additional corporate positions in the fourth quarter of fiscal 2001. Other operating expenses of $1.4 million in fiscal 2002 include a $0.8 million write-off of costs related to our postponed bond offering and $0.6 million write-off of costs related to our abandoned European sale process. See Note 16 -- "Other Operating and Project Focus Implementation Expenses" to our accompanying audited consolidated financial statements included herein.

 (8) This charge includes $4.6 million of interim bridge financing costs incurred in conjunction with our refinancing transactions.

 (9) The loss represents finance charges associated with the early extinguishment of debt incurred in connection with our refinancing transactions. With the adoption of FASB's Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections, or SFAS 145, as of the beginning of fiscal 2003, the loss on early extinguishment of debt for fiscal 1998 has been reclassified in the above table from an extraordinary loss to a charge to continuing operations.

(10) The cumulative effect of a change in accounting principle as of January 1, 1999 relates to a change in accounting for derivative instruments in accordance with SFAS 133.

(11) Capital expenditures exclude payments for acquisitions.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the accompanying audited consolidated financial statements and related notes included elsewhere in this prospectus.

BASIS OF PRESENTATION

     Our fiscal year ends on the Saturday nearest to the end of December; and therefore, fiscal 2000, 2001 and 2002 ended on December 30, 2000, December 29, 2001 and December 28, 2002, respectively. Each month and quarter also ends on the Saturday nearest to the end of the month. Fiscal 2000 through 2002 were each 52-week years.

CRITICAL ACCOUNTING POLICIES

     Accounts receivable allowances. As of December 28, 2002, our gross accounts receivable were $134.6 million. We had a valuation allowance of $5.3 million at December 28, 2002, primarily for outstanding deductions with customers. Our policy is to estimate our allowance by applying a recovery percentage based on historical collection experience and performing a specific identification review of customer account balances. We may revise our allowances against accounts receivable as we receive more information on this matter or as we assess other factors impacting the realizability of our accounts receivable.

     Inventories valuation allowance. As of December 28, 2002, our gross inventories were $68.3 million. We had a valuation allowance for obsolescence of $4.7 million at December 28, 2002, primarily related to packaging inventories. Our policy is to estimate our allowance based on specific identification of obsolete stock keeping units, or SKUs, or probable SKUs to be rationalized. We may revise our allowance against inventories as we receive more information on this matter or as we assess other factors impacting the realizability of our inventories.

     Deferred tax assets. As of December 28, 2002, our federal net operating loss, or NOL, carryforwards were approximately $77.3 million and our foreign NOL carryforwards totaled approximately $5.8 million. Our deferred tax assets related to federal, foreign, state and local NOL carryforwards totaled approximately $32.1 million as of December 28, 2002. As of December 28, 2002, we had net deferred tax liabilities, excluding the NOL carryforwards, of approximately $32.9 million. The realization of our deferred tax assets depends upon the future reversal of our net deferred tax liabilities and upon our ability to generate sufficient taxable income during the periods in which our deferred tax assets may be utilized. Although realization is not assured, we believe that it is more likely than not that our deferred tax assets will be realized, with the exception of certain foreign NOL carryforwards against which we have recorded a valuation allowance of $0.6 million.

     Goodwill and trademarks. As of December 28, 2002, our goodwill and trademarks, net of accumulated amortization, totaled $363.1 million. Our policy is to test goodwill and other intangible assets for impairment in accordance with SFAS 142, which we adopted as of the beginning of fiscal 2002. See "-- Recently issued accounting pronouncements."

RESULTS OF OPERATIONS

     General. We derive substantially all of our revenue from the sale of dry and wet pet food. Historically, approximately 75% of our cost of goods sold has been comprised of raw material and packaging costs with the remainder primarily comprised of salaries, wages and related fringe benefits, utilities and depreciation. Our operating expenses consist of promotion and distribution expenses and selling, general and administrative expenses. Promotion and distribution expenses are primarily comprised of promotions, freight, brokerage fees and warehousing expenses. Selling, general and administrative expenses primarily include salaries and related fringe benefits, amortization and other corporate overhead costs, which typically do not increase proportionately with increases in volume and product sales.

     Expenses related to 2001 strategic initiatives. In fiscal 2001, we commenced strategic initiatives that resulted in expenses totaling $16.9 million, which consisted of $6.7 million of other operating expenses related to two divestitures and $10.2 million of expenses related to Project Focus, including $2.0 million of other operating expenses.

     In April 2001, we sold our Perham, Minnesota dry dog and cat food facility and related assets, including the Tuffy's brand, for $7.0 million. In May 2001, we sold our Deep Run domestic wet pet food business and related assets, other than real estate, for $13.9 million. We recognized a $4.7 million net loss on the sale of these businesses. In addition, we recognized $2.0 million of severance costs for the elimination of certain corporate positions following these divestitures. Each of these expenses was classified as other operating expenses.

     In October 2001, we initiated a new market and operational strategy, Project Focus, which is designed to better focus our resources on providing "best-in-class" services and products to our customers. Our goal is to continue to permanently reduce our cost structure by streamlining our available product offerings and thereby significantly reducing SKUs, increasing the efficiency of our production facilities and reducing our workforce. We believe the changes will benefit our customers by simplifying and distinguishing our product offerings and associated pricing, improving our planning and marketing support services, and reducing the complexity of our operations. We also plan to continue to improve our margins by focusing on initiatives that enhance our customer mix and/or product mix. We seek to be the high quality, low cost global producer of customer branded pet food in our highly competitive markets. See
Note 4 -- "Divestitures" and Note 16 -- "Other Operating and Project Focus Implementation Expenses" to our accompanying audited consolidated financial statements included herein.

     In connection with Project Focus, we closed one manufacturing facility and had a corporate workforce reduction, which resulted in the termination of 45 employees in the fourth quarter of fiscal 2001. We recorded a fourth quarter charge related to these actions of $10.2 million classified as follows:

     - $0.3 million as a reduction in net sales;

     - $6.6 million as cost of goods sold;

     - $0.9 million as promotion and distribution expenses;

     - $0.4 million as selling, general and administrative expenses; and

     - $2.0 million as other operating expenses, comprised of $1.0 million of asset impairments and other plant closure costs for the shutdown of an inefficient manufacturing facility and $1.0 million of severance costs for the elimination of corporate positions.

     Statement of income data. The following table sets forth our statement of income data expressed as a percentage of net sales for the periods indicated (table in thousands, except percentages):

                                                               YEARS ENDED
                                     ----------------------------------------------------------------
                                     DECEMBER 30, 2000      DECEMBER 29, 2001      DECEMBER 28, 2002
                                     ------------------     ------------------     ------------------
Net sales..........................  $875,761    100.0%     $895,830    100.0%     $887,333    100.0%
Cost of goods sold.................   687,799     78.5       749,092     83.6       701,418     79.0
                                     --------    -----      --------    -----      --------    -----
     Gross profit..................   187,962     21.5       146,738     16.4       185,915     21.0
Operating expenses:
  Promotion and distribution.......    52,285      6.0        58,993      6.6        53,525      6.0
  Selling, general and
     administrative................    50,507      5.8        47,193      5.3        48,663      5.5
  Amortization.....................    12,779      1.4        13,743      1.5         3,552      0.4
  Other operating expenses.........    28,639      3.3         8,655      1.0         1,447      0.2
                                     --------    -----      --------    -----      --------    -----
     Income from operations........    43,752      5.0        18,154      2.0        78,728      8.9
Interest expense, net..............    51,223      5.9        57,020      6.4        62,395      7.0
Other income, net..................    (1,732)    (0.2)         (757)    (0.1)         (724)      --
                                     --------    -----      --------    -----      --------    -----
     Income (loss) before income
       taxes.......................    (5,739)    (0.7)      (38,109)    (4.3)       17,057      1.9
Income tax expense (benefit).......      (854)    (0.1)      (16,171)    (1.8)        1,786      0.2
                                     --------    -----      --------    -----      --------    -----
     Net income (loss).............  $ (4,885)    (0.6)%    $(21,938)    (2.5)%    $ 15,271      1.7%
                                     ========    =====      ========    =====      ========    =====

FISCAL YEAR ENDED DECEMBER 28, 2002 COMPARED TO FISCAL YEAR ENDED DECEMBER 29, 2001

     Net sales. Net sales for fiscal 2002 decreased 0.9% to $887.3 million from $895.8 million in fiscal 2001. Net sales in fiscal 2001 included $16.6 million of net sales from our Deep Run and Perham businesses prior to their divestiture in the second quarter of 2001. Excluding the fiscal 2001 net sales associated with these divestitures, our net sales for fiscal 2002 increased 0.9%, or $8.1 million. This increase was primarily due to the increase in our sales volume as a result of new business awards, partially offset by lower sales volume from Project Focus implementation.

     Gross profit. Gross profit for fiscal 2002 increased 26.7%, or $39.2 million, to $185.9 million from $146.7 million in fiscal 2001 partially due to the favorable impact caused by the volatility of commodity prices as recognized under the SFAS 133 fair value accounting of our commodity derivative instruments. Such accounting resulted in a $4.9 million reduction in our cost of goods sold in fiscal 2002 compared to a $12.6 million increase in our cost of goods sold in fiscal 2001, which accounts for $17.5 million of the $39.2 million increase in gross profit. Also, our fiscal 2001 gross profit was impacted by the implementation of Project Focus. Of the total $10.2 million Project Focus related charges, $6.9 million negatively impacted gross profit and was primarily due to the write-down in packaging inventories. See Note 16 - "Other Operating and Project Focus Implementation Expenses" to our accompanying audited consolidated financial statements included herein. The remaining increase in our gross profit is primarily due to Project Focus implementation, including improvements in manufacturing efficiencies, customer mix and/or product mix, and our European operations. Wage inflation was offset by lower natural gas costs.

     Promotion and distribution. Promotion and distribution expenses for fiscal 2002 decreased 9.3% to $53.5 million from $59.0 million in fiscal 2001 primarily due to Project Focus mix improvement, freight outsourcing and improved cost control measures.

     Selling, general and administrative. Selling, general and administrative expenses for fiscal 2002 increased 3.2% to $48.7 million from $47.1 million in fiscal 2001 primarily due to higher variable compensation incentives tied to our business performance and higher fringe benefit costs, partially offset by lower costs resulting from Project Focus cost savings initiatives.

     Amortization. Amortization expense for fiscal 2001 decreased 74.2% to $3.6 million from $13.7 million in fiscal 2001 primarily due to goodwill and trademarks no longer being amortized. See "-- Recently issued accounting pronouncements."

     Other operating expenses. Other operating expenses of $1.4 million for fiscal 2002 consist of a $0.8 million write-off of costs related to our postponed bond offering and a $0.6 million write-off of costs related to our abandoned European sale process. Fiscal 2001 other operating expenses of $8.7 million included a $4.7 million net loss from the divestitures and $4.0 million of restructuring costs. These restructuring costs consist of: (1) $2.0 million of severance costs for the elimination of corporate positions following the divestitures; and (2) $2.0 million of Project Focus related costs comprised of $1.0 million of asset impairments and other plant closure costs for the shutdown of an inefficient manufacturing facility and $1.0 million of severance costs for the elimination of additional corporate positions in the fourth quarter of fiscal 2001.

     Interest expense, net. Interest expense, net of interest income, for fiscal 2002 increased 9.4% to $62.4 million from $57.0 million in fiscal 2001 primarily due to a $6.7 million accrual of non-cash interest expense for the excess leverage fee under our senior credit facility, partially offset by a decrease in interest rates associated with our floating rate debt in fiscal 2002 compared to fiscal 2001.

     Income tax expense (benefit). We recognized income tax expense of $1.8 million for fiscal 2002 compared to an income tax benefit of $16.2 million in fiscal 2001. Our effective tax rate was different from the combined U.S. federal and state statutory rate of 38.9% due to the difference between U.S. and foreign effective tax rates which results primarily from certain items being deductible in the United States and also in certain foreign jurisdictions. In addition, our effective tax rate in fiscal 2001 was impacted by certain goodwill amortization that was not deductible for income tax purposes. We may not recognize additional deferred tax assets in 2003 and beyond unless we generate significant current taxable income. Accordingly, the effective tax rate in 2003 could increase.

FISCAL YEAR ENDED DECEMBER 29, 2001 COMPARED TO FISCAL YEAR ENDED DECEMBER 30, 2000

     Net sales. Net sales for fiscal 2001 increased 2.3% to $895.8 million from $875.8 million in fiscal 2000 primarily due to the impact of the Arovit acquisition in May 2000 and the price increase implemented in the first quarter of fiscal 2001, partially offset by the impact of the divestitures of the Deep Run and Perham businesses as well as lower sales volume. Excluding the impact of the Arovit acquisition, net sales for fiscal 2001 decreased 4.4% from fiscal 2000. See "-- Inflation and changes in prices." The lower sales volume was impacted by unusually warm weather in the fourth quarter of fiscal 2001, lost sales volume with WalMart Stores, Inc., competitive pricing issues related to the price increase implemented in fiscal 2001 and a decline in promotional activity.

     Gross profit. Gross profit for fiscal 2001 decreased 21.9%, or $41.3 million, to $146.7 million from $188.0 million in fiscal 2000 partially due to the unfavorable impact caused by the volatility of commodity prices as recognized under the SFAS 133 fair value accounting of our commodity derivative instruments. Such accounting resulted in a $12.6 million increase in our cost of goods sold in fiscal 2001 compared to a $9.0 million reduction in our cost of goods sold in fiscal 2000, which accounts for $21.6 million of the $41.3 million reduction in gross profit. Also, our gross profit was impacted by the implementation of Project Focus. Of the total $10.2 million Project Focus related charges, $6.9 million affected gross profit and was primarily due to the write-down in packaging inventories. See Note 16 -- "Other Operating and Project Focus Implementation Expenses" to our accompanying audited consolidated financial statements included herein. In addition, our gross profit was negatively affected by significantly higher ingredient costs in fiscal 2001, a substantial increase in natural gas and healthcare costs, increases in annual wages as well as an unfavorable global sales mix. The favorable impact of the Arovit acquisition in fiscal 2001, a price increase implemented in the first quarter of fiscal 2001, the closure of certain inefficient manufacturing facilities in both fiscal 2000 and 2001, as well as manufacturing efficiencies achieved at our remaining plants, partially offset our gross profit decrease. Excluding the impact of the Arovit acquisition, gross profit for fiscal 2001 decreased $56.4 million.

     Promotion and distribution. Promotion and distribution expenses for fiscal 2001 increased 12.8% to $59.0 million from $52.3 million in fiscal 2000 primarily due to the Arovit acquisition. Excluding the impact of the Arovit acquisition, promotion and distribution expenses for fiscal 2001 decreased 1.2%.

     Selling, general and administrative. Selling, general and administrative expenses for fiscal 2001 decreased 6.6% to $47.2 million from $50.5 million in fiscal 2000 due to lower costs resulting from corporate restructurings and other cost savings initiatives, partially offset by the impact of the Arovit acquisition, increases in annual salaries and higher healthcare costs. Excluding the impact of the Arovit acquisition, selling, general and administrative expenses for fiscal 2001 decreased 15.7%.

     Amortization. Amortization expense for fiscal 2001 increased 7.5% to $13.7 million from $12.8 million in fiscal 2000 primarily due to the Arovit acquisition. Excluding the impact of the Arovit acquisition, amortization expense for fiscal 2001 increased 1.9%.

     Other operating expenses. Other operating expenses of $8.7 million for fiscal 2001 included a $4.7 million net loss from the divestitures of the Deep Run and Perham businesses and $4.0 million of restructuring costs. These restructuring costs consist of: (1) $2.0 million of severance costs for the elimination of corporate positions following these divestitures; and (2) $2.0 million of Project Focus related costs, comprised of $1.0 million of asset impairments and other plant closure costs for the shutdown of an inefficient manufacturing facility and $1.0 million of severance costs for the elimination of additional corporate positions.

     Fiscal 2000 other operating expenses of $28.6 million included: (1) restructuring costs of $22.3 million consisting of asset impairments of $15.3 million related to closure of certain inefficient manufacturing facilities, severance costs of $3.5 million related to these facility closures and the elimination of corporate positions and $3.5 million of shutdown expenses for these facility closures; and (2) transaction costs of $6.3 million, consisting of a loss of $4.6 million on a foreign currency forward contract related to the Arovit acquisition, unconsummated acquisition costs of $1.5 million and miscellaneous transaction costs of $0.2 million.

     Interest expense, net. Interest expense, net of interest income, for fiscal 2001 increased 11.3% to $57.0 million from $51.2 million in fiscal 2000 primarily due to the borrowings obtained in May 2000 to finance the Arovit acquisition. In addition, this increase was partially due to the issuance of long-term debt under the our sponsor facility in March 2001. See
Note 9 -- "Long-Term Debt and Liquidity" to our accompanying audited consolidated financial statements included herein. The impact of this increase in our outstanding indebtedness on interest expense was partially offset by a decrease in interest rates associated with our floating rate debt in fiscal 2001 compared to fiscal 2000.

     Income tax benefit. We recognized an income tax benefit of $16.2 million for fiscal 2001 compared to $0.9 million in fiscal 2000. Our effective tax rate was different from the combined U.S. federal and state statutory rate of 38.9% due to the difference between U.S. and foreign effective tax rates. In addition, our effective tax rate was impacted by certain goodwill amortization that was not deductible for income tax purposes.

LIQUIDITY AND CAPITAL RESOURCES

     We have historically funded our operations, capital expenditures and working capital requirements with cash flows from operations, bank borrowings and industrial development revenue bonds. At December 28, 2002, we had working capital of $59.2 million.

  CASH FLOWS

     Net cash provided by our operating activities was $78.8 million for fiscal 2002 compared to net cash used in our operating activities of $23.9 million in fiscal 2001. This increase was due to higher income before depreciation, amortization, deferred taxes and non-cash charges as well as improved working capital management.

     Net cash used in our investing activities was $25.9 million for fiscal 2002 compared to net cash provided by our investing activities of $1.5 million in fiscal 2001. This decrease is primarily associated with the proceeds received in fiscal 2001 related to the divestitures of our Deep Run and Perham businesses. Capital expenditures for fiscal 2002 were $24.3 million compared to $17.3 million in fiscal 2001.

     Net cash used in financing activities was $51.7 million for fiscal 2002 compared to net cash provided by our financing activities of $25.4 million in fiscal 2001. The favorable reduction in long-term debt in fiscal 2002 is primarily due to higher cash flow from operations. In addition to $28.7 million of principal payments on long-term debt, net of debt issuance costs and refinancing activities, we reduced our revolving credit facility borrowings by $23.0 million, or reduced our total long-term debt by $51.7 million. In addition we borrowed $25.0 million under the sponsor facility in fiscal 2001.

  REFINANCING

     Use of proceeds from note offering. On February 28, 2003, we issued $213.0 million aggregate principal amount of the outstanding notes. We used $169.0 million of the net proceeds from the sale of the outstanding notes to repay a portion of our senior credit facility and we used the remaining net proceeds to repay our sponsor facility in full.

     Amendments to senior credit facility. In conjunction with the issuance of the outstanding notes, we amended our senior credit facility, effective as of February 28, 2003. The amendments provided for, among other things: (1) the concurrent issuance of the outstanding notes and repayment of our sponsor facility; (2) the repayment of a portion of the term loans under our senior credit facility in order of forward maturity; (3) less restrictive covenants on capital expenditures, investments and certain other activities; (4) the elimination of certain financial covenants and the revision of other financial covenants; (5) the elimination of the excess leverage fee; (6) the elimination of the fixed rate debt percentage requirement; and (7) the permanent reduction in our revolving credit facility from $75.0 million to $60.0 million.

  DEBT

     We are highly leveraged and have significant cash requirements for debt service relating to our senior credit facility, the notes, our 9 3/4% senior subordinated notes, our industrial development revenue bonds and our foreign debt. Our ability to borrow is limited by our senior credit facility and the limitations on the incurrence of additional indebtedness in the indentures governing the notes and our 9 3/4% senior subordinated notes.

     We entered into an amended and restated senior credit facility dated as of May 8, 2000 with a syndicate of banks and other institutional investors, as lenders, and JPMorgan Chase Bank, as administrative agent. Our senior credit facility was amended in March 2001, March 2002 and February 2003 as discussed above.

     The following summary of certain provisions of our senior credit facility reflects the application of the net proceeds of our offering of the outstanding notes and the amendments to our senior credit facility in February 2003.

     The facilities. As of February 28, 2003, as adjusted for the application of the net proceeds of the outstanding notes, our senior credit facility provided for total commitments as follows:

     - a Euro 34.8 million ($37.7 million assuming a USD to Euro exchange rate of 1.0825) Euro term loan facility; and

     - $201.6 million, consisting of

      -- a $141.6 million USD term loan facility; and

      -- a $60.0 million revolving credit facility, with a $20.0 million sub-limit for issuance of letters of credit.

     Availability of funds under our senior credit facility is subject to certain customary terms and conditions.

     Interest rates. All loans under our senior credit facility bear interest at the Euro dollar rate plus 4.75%, or the prime rate of the administrative agent plus 3.75%, until maturity.

     Amortization of outstanding indebtedness. As of February 28, 2003, the principal amount due under the Euro term loan facility was approximately Euro
34.8 million in 2005; and the principal amounts due under the USD term loan facility were approximately (i) $10.7 million in 2004, (ii) $88.3 million in 2005, and (iii) $42.6 million in 2006. We had approximately $9.0 million outstanding under our revolving credit facility and $2.5 million of letters of credit outstanding, resulting in approximately $48.5 million of availability under our revolving credit facility.

     Maturity. The Euro term loan facility has a final maturity of December 30, 2005. The USD term loan facility consists of three tranches with final maturities of March 31, 2005, December 31, 2005 and December 31, 2006, respectively, unless terminated sooner upon an event of default. The revolving credit facility has a final maturity of March 31, 2005.

     Prepayments. The loans may be prepaid and commitments may be reduced in certain specified minimum amounts. Optional prepayments of the term loans are generally applied pro rata to the four tranches and ratably to the respective installments thereof. Optional prepayments of the term loans may not be reborrowed.

     Our senior credit facility also provides for mandatory prepayments of the borrowings upon certain specified events and in certain specified percentages, including:

     - 100% of the net cash proceeds received by our parent, us or any of our restricted subsidiaries from the issuance of indebtedness not currently expressly permitted by our senior credit facility;

     - 100% of the net cash proceeds of any sale or other disposition of any assets, subject to certain exceptions;

     - 50% of excess cash flow; and

     - 100% of the net proceeds of any sale or issuance of equity, subject to certain exceptions.

     Guarantees; collateral. We, our parent company and our restricted domestic subsidiaries are required to guarantee amounts outstanding under our senior credit facility. In order to secure the indebtedness and obligations under our senior credit facility, we, our parent company and our restricted domestic subsidiaries have pledged the following U.S. assets:

     - substantially all of our personal property assets, subject to certain exceptions;

     - substantially all of our real property assets and any subsequently acquired real property having a fair market value in excess of $0.5 million, subject to certain exceptions;

     - substantially all of our intellectual property assets; and

     - substantially all of the stock owned or subsequently acquired by each of us in each of our respective domestic subsidiaries and 65% of the foreign subsidiaries owned directly by us or a domestic subsidiary.

     In addition, pursuant to the pledge agreement between DPC Investment Corp. and Doane Pet Care Europe (ApS), 65% of the capital stock of Doane Pet Care Europe (ApS) is pledged to secure the obligations under our senior credit facility.

     Covenants. Our senior credit facility contains financial and other covenants that we believe are usual and customary for a secured credit agreement, including covenants that limit our and our restricted subsidiaries' abilities to, among other things:

     - incur indebtedness or issue guarantees;

     - grant liens;

     - make investments;

     - make certain capital expenditures;

     - make certain restricted payments; and

     - enter into certain lines of business.

     Our senior credit facility also contains the following financial covenant requirements:

     - our consolidated leverage ratio as of certain specified periods must not exceed ratios ranging from 6.30:1.00 at the end of the first quarter of 2003 to 5.50:1.00 at the end of the first quarter of 2006 and thereafter until maturity;

     - our consolidated senior secured debt ratio as of certain specified periods must not exceed ratios ranging from 2.25:1.00 at the end of the first quarter of 2003 to 2.00:1.00 at the end of the first quarter of 2004 and thereafter until maturity;

     - our consolidated interest coverage ratio as of certain specified periods must meet or exceed ratios ranging from 1.50:1.00 at the end of the first quarter of 2003 to 1.55:1.00 at the end of the third quarter of 2003 and thereafter until maturity; and

     - our consolidated fixed charge coverage ratio as of the last day of any period of four consecutive fiscal quarters must meet or exceed 1.00:1.00.

     We have experienced difficulty in the past satisfying financial covenants in our senior credit facility and sought waivers in fiscal 2001 and 2002. Our senior credit facility, including these financial covenants, was amended effective February 28, 2003 concurrently with the sale of the outstanding notes. We may experience difficulty satisfying these amended covenants in the future, which, if we were unable to secure a waiver from our lenders, could result in an event of default under our senior credit facility and permit a majority of the lenders to accelerate outstanding debt under our senior credit facility and permit a majority of our lenders under our revolving credit facility to terminate our revolving credit commitment (without acceleration of such debt). Such acceleration would result in a cross-default under the indentures governing the notes and our 9 3/4% senior subordinated notes.

     Events of default. Our senior credit facility contains default provisions that we believe are customary for facilities and transactions of this type, including default provisions relating to:

     - our failure to pay principal or interest when and as due or any other amount under our senior credit facility within five days after such amount becomes due;

     - representations or warranties being inaccurate in any material respect when made;

     - cross-default to certain other indebtedness and agreements (including the new notes offered hereby);

     - bankruptcy or insolvency;

     - actual invalidity, or invalidity asserted by us, of any security document;

     - material judgments;

     - ERISA events; and

     - change of control or ownership.

  Liquidity after our refinancing

     As of February 28, 2003, we had approximately $48.5 million of remaining availability under the revolving credit facility portion of our senior credit facility out of a total availability of $60.0 million. We believe that cash flows generated from our business, together with future borrowings, will be sufficient for the foreseeable future to enable us to make interest payments on our debt and to provide us with the necessary liquidity for operational and capital requirements in the current operating environment. We may be required, however, to refinance all or a portion of the principal amount of our outstanding debt on or prior to maturity or a mandatory redemption date. We also believe the capital expenditures permitted under our senior credit facility are sufficient to provide us with the necessary flexibility to spend required maintenance capital and at the same time fund the planned expansion and customer requirements for fiscal 2003.

     As of December 28, 2002, the expected future payout of our accrued restructuring cost was $2.5 million in fiscal 2003 and $0.3 million in fiscal 2004.

     Any future acquisitions, joint ventures or similar transactions will likely require additional capital and we may not have such capital available to us on commercially reasonable terms, on terms acceptable to us, or at all. Our business may not generate sufficient cash flows or future borrowings may not be available in an amount sufficient to enable us to make principal and interest payments on our debt, including the notes and our 9 3/4% senior subordinated notes, or to fund our other liquidity needs and, as a result, we may not be able to comply with the financial covenants in our senior credit facility.

CONTRACTUAL OBLIGATIONS

     The following tables show the maturities of our contractual obligations and other commercial obligations as of December 28, 2002 (in thousands):

                                                       PAYMENTS DUE BY PERIOD
                                            --------------------------------------------
                                                                               2008 AND
                                             2003     2004-2005   2006-2007   THEREAFTER    TOTAL
                                            -------   ---------   ---------   ----------   --------
Contractual obligations:
  Long-term debt..........................  $29,840   $259,236    $248,983     $15,961     $554,020
  Operating leases........................    4,072      7,866       4,552       2,550       19,040
  Construction in progress................    5,897         --          --          --        5,897
                                            -------   --------    --------     -------     --------
     Total contractual obligations........  $39,809   $267,102    $253,535     $18,511     $578,957
                                            =======   ========    ========     =======     ========

                                                        PAYMENTS DUE BY PERIOD
                                             --------------------------------------------
                                                                                2008 AND
                                              2003     2004-2005   2006-2007   THEREAFTER    TOTAL
                                             -------   ---------   ---------   ----------   -------
Other commercial obligations:
  Lines of credit..........................  $13,814   $     --    $     --     $    --     $13,814
  Standby letters of credit................    2,456         --          --          --       2,456
                                             -------   --------    --------     -------     -------
     Total commercial commitments..........  $16,270   $     --    $     --     $    --     $16,270
                                             =======   ========    ========     =======     =======

     The following table shows the maturities of our contractual obligations as of December 28, 2002, as adjusted to reflect the issuance of the outstanding notes and the use of the proceeds therefrom and the amendments to our senior credit facility that were effected contemporaneously with the issuance of the outstanding notes (in thousands):

                                                AS ADJUSTED PAYMENTS DUE BY PERIOD
                                           --------------------------------------------
                                                                              2008 AND
                                            2003     2004-2005   2006-2007   THEREAFTER    TOTAL
                                           -------   ---------   ---------   ----------   --------
Long-term debt...........................  $ 5,720   $150,074    $194,795     $226,405    $576,994
Operating leases.........................    4,072      7,866       4,552        2,550      19,040
Construction in progress.................    5,897         --          --           --       5,897
                                           -------   --------    --------     --------    --------
     Total contractual obligations.......  $15,689   $157,940    $199,347     $228,955    $601,931
                                           =======   ========    ========     ========    ========

COMMITMENTS AND CONTINGENCIES

     We believe our operations are in compliance in all material respects with environmental, safety and other regulatory requirements; however, these requirements may change in the future and, if they do, we may incur material costs in the future to comply with these requirements, including to effect future recalls, or in connection with the effect of these matters on our business. See "Business -- Environmental and safety matters."

     In 1996 and 1997, we entered into partial guarantees of certain third-party loans made to 11 employees in connection with their purchase of our parent's common stock under our parent's 1996 and 1997 Management Stock Purchase Plans. We guaranteed to cover up to a maximum of $0.3 million of such loans in the event one or more of the employees default in their loan repayment. None of the individuals who received such loans currently serve as one of our executive officers.

INFLATION AND CHANGES IN PRICES

     Our financial results depend to a large extent on the costs of raw materials and packaging and our ability to pass along increased costs to our customers. Historically, market prices for commodity grains and food stocks have fluctuated in response to a number of factors, including changes in U.S. government farm support programs, changes in international agricultural trading policies, impacts of disease outbreaks on protein sources and the potential effect on supply and demand, as well as weather conditions during the growing and related harvesting seasons. Fluctuations in paper prices, which affect our costs for packaging materials, have resulted from changes in supply and demand, general economic conditions and other factors. In addition, we have exposure to changes in pricing of natural gas, which affects our manufacturing costs. Our results of operations may be exposed to volatility in the commodity and natural gas market.

     In the event of any increases in raw materials, packaging and natural gas costs, we may be required to increase sales prices for our products to avoid margin deterioration. The timing or extent of our ability to implement future price adjustments in the event of increased raw materials, packaging and natural gas costs or any price increases implemented by us may affect the volumes of future purchases from our customers.

SEASONALITY

     Our sales are moderately seasonal. We normally experience an increase in net sales during the first and fourth quarters of each year, which is typical in the pet food industry. Generally, cooler weather results in increased dog food consumption.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     Effective December 30, 2001, we adopted FASB's Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which requires that goodwill and other intangible assets with indefinite lives no longer be amortized. Our only intangible asset with an indefinite useful life other than goodwill is our trademarks. SFAS 142 further requires that the fair value of goodwill and other intangible assets with indefinite lives be tested for impairment upon adoption of this statement, annually and upon the occurrence of certain events, and be written down to fair value if considered impaired. In the first quarter of fiscal 2002, we reassessed the useful lives and residual values of all our intangible assets acquired in purchase business combinations and our intangible assets having estimable useful lives that are classified in other assets on our balance sheets, which resulted in no impact on our accompanying audited consolidated financial statements included herein. During the second quarter of 2002, we completed the required transitional impairment tests of goodwill and other intangible assets with indefinite lives and, based on the results of the tests, determined no impairment to the carrying values of these assets existed as of the beginning of fiscal 2002. In the fourth quarter of fiscal 2002, we performed our required annual assessment of impairment and determined no such impairment was evident. The adoption of SFAS 142 resulted in the elimination of annual amortization related to our goodwill and trademarks. In fiscal 2001, such amortization was $10.3 million, or $7.6 million net of income tax benefit. Our results of operations in future periods could be adversely affected if our goodwill and trademarks are determined to be impaired under SFAS 142.

     Effective December 29, 2002, we adopted FASB's Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, or SFAS 143, which requires companies to record the fair value of an asset retirement obligation as a liability in the period in which they incur a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. SFAS 143 also requires companies to record a corresponding asset that is depreciated over the life of the asset. Subsequent to the initial measurement of an asset retirement obligation, SFAS 143 requires the obligation to be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. The adoption of SFAS 143 had no material impact on our consolidated financial statements.

     Effective December 30, 2001, we adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, or SFAS 144, which requires that long-lived assets to be disposed of by sale be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The adoption of SFAS 144 had no material impact on our financial position or results of operations.

     Effective December 29, 2002, we adopted FASB's Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections, or SFAS 145, which amends existing authoritative pronouncements to make various technical corrections, clarify meanings and describe their applicability under changed conditions. SFAS 145 requires gains and losses from the extinguishment of debt to be classified as extraordinary items only if they meet the criteria of unusual or infrequent or they meet the criteria for classification as an extraordinary item. In accordance with SFAS 145, we will recognize a charge to net income in the first quarter of fiscal 2003 associated with the issuance of senior notes in February 2003 that does not meet the criteria for classification as an extraordinary item. See Note 26 -- "Subsequent Events" to our accompanying audited consolidated financial statements. In addition, we reclassified the extraordinary loss from debt extinguishment which occurred in fiscal 1998 from an extraordinary loss to a charge to continuing operations.

     Effective December 29, 2002, we adopted FASB's Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities, or SFAS 146, which addresses significant issues regarding the recognition, measurement and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for pursuant to the guidance that the Emerging Issues Task Force, or EITF, has set forth in EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring). SFAS 146 requires companies to recognize costs associated with exit or disposal activities when these costs are incurred rather than at the date of a commitment to an exit or disposal plan. The scope of SFAS 146 also includes costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred compensation contract. The adoption of SFAS 146 had no material impact on our consolidated financial statements.

     In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, or FIN 45, which elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under the guarantee and must disclose that information in its interim and annual financial statements. The provisions related to recognizing a liability at inception of the guarantee for the fair value of the guarantor's obligations does not apply to product warranties or to guarantees accounted for as derivatives. The initial recognition and initial measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002.

     Effective December 30, 2001, we adopted FASB's Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based
Compensation -- Transition and Disclosure, an Amendment of FASB Statement No. 123, or SFAS 148, which amends Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, or SFAS 123, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications were required for fiscal 2002 and are included in Note 13 -- "Stock Option Plan of Parent" in the accompanying audited consolidated financial statements included herein.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We are exposed to market risks, which may give rise to losses from adverse changes in market prices and rates. Our market risks could arise from changes in commodity prices, interest rates and foreign currency exchange rates.

     Commodity price risk. We seek to manage our commodity price risk associated with market fluctuations by using derivative instruments for portions of our corn, soybean meal, alternative proteins and natural gas purchases, principally through exchange traded futures and options contracts. The terms of such contracts are generally less than one year. During the term of a contract, we balance positions daily with cash payments to or from the exchanges. At the termination of a contract, we have the ability to settle financially or by exchange for the physical commodity, in which case, we would deliver the contract against the acquisition of the physical commodity. Our policy does not permit speculative commodity trading. At December 28, 2002, we had open commodity contracts with a fair value loss of $5.7 million.

     Based upon an analysis we completed as of December 28, 2002 in which we utilized our actual derivative contractual volumes and assumed a 5% adverse movement in commodity prices, we determined the potential decrease in the fair value of our commodity derivative instruments would be approximately $3.8 million, or $2.3 million net of deferred tax benefit.

     Although we seek to manage the price risk of market fluctuations by hedging portions of our primary commodity product purchases, our results of operations have been adversely affected in the past by these fluctuations and may in the future. Our results of operations may be exposed to volatility in the commodity markets. The use of futures contracts also reduces our ability to take advantage of short term reductions in raw material prices. If one or more of our competitors is able to reduce their production costs by taking advantage of any reductions in raw material prices, we may face pricing pressures from these competitors and may be forced to reduce our prices or face a decline in net sales either of which could have a material adverse effect on our business, results of operations and financial condition.

     Our commodity derivative instruments are measured at fair value under SFAS 133 in our accompanying audited consolidated financial statements included herein. Our results of operations have been adversely affected in the past by volatility in commodity prices under the SFAS 133 fair value accounting of our commodity derivative instruments and our results of operations may be adversely affected in the future by SFAS 133 accounting.

     Interest rate risk. We are exposed to market risk related to changes in interest rates. We periodically use interest rate swap and cap contracts to limit our exposure to the interest rate risk associated with our domestic floating rate debt, which totaled $355.9 million at December 28, 2002. Of that amount, $60.0 million of our domestic floating rate debt was hedged by interest rate swap contracts and $50.0 million was hedged by an interest rate cap contract. Changes in market values of these financial instruments are highly correlated with changes in market values of the hedged item both at inception and over the life of the contract. Amounts received or paid under interest rate swap contracts and interest rate cap contracts are recorded as interest income (expense) in our consolidated financial statements. Changes in fair value of interest rate swap contracts that qualify for hedge accounting are recorded in accumulated other comprehensive income (loss), net of deferred taxes, in our consolidated balance sheets until they are realized, at which point, they are recognized in interest expense, net, in the accompanying consolidated statements of income. As of December 28, 2002, we had a cumulative unrealized loss on our interest rate swap contracts of $2.2 million, or $1.3 million net of deferred tax benefit, that has been recognized in accumulated other comprehensive income (loss) in our accompanying audited consolidated financial statements included herein.

     Accordingly, our net income is affected by changes in interest rates. Assuming a 100 basis point increase in interest rates on our current floating rate debt and interest rate swap and cap contracts, our net income would decrease by approximately $2.5 million, or $1.5 million net of income tax benefit, for fiscal 2002. In addition, such a change would result in a decrease of approximately $7.1 million in the fair value of our fixed rate debt at December 28, 2002. In the event of an adverse change in interest rates, we could take action to mitigate our exposure; however, due to the uncertainty of these potential actions and their possible effects, our analysis assumes no such actions. Furthermore, our analysis does not consider the effect of any changes in the level of overall economic activity that may exist in such an environment.

     Foreign currency exchange risk. Our financial position and results of operations are affected by foreign currency exchange rate fluctuations. We currently have European operations that sell pet food products throughout Europe. In connection with our acquisition of Arovit on May 10, 2000, we funded a portion of the acquisition with Euro-denominated debt and designated our Euro-denominated debt as a hedge of our net investment in Europe. The cumulative translation adjustment for the net investment in our foreign operations is recorded in accumulated other comprehensive income (loss) in our consolidated financial statements. As of December 28, 2002, we had a cumulative translation gain of $16.5 million, which included an unrealized cumulative loss of $10.0 million for the translation of our Euro-denominated debt to U.S. dollars, that has been recognized in our accompanying audited consolidated financial statements included herein.

     We are exposed to foreign currency exchange risk arising from transactions in the normal course of business in Europe. To mitigate the risk from foreign currency exchange rate fluctuations in those transactions, we enter into foreign currency forward contracts for the purchase or sale of a currency. Accordingly, changes in market values of these financial instruments are highly correlated with changes in the market values of the hedged items both at inception and over the life of the contracts. Changes in fair value of foreign currency forward contracts that qualify for hedge accounting are recorded in accumulated other comprehensive income (loss), net of deferred taxes, in our consolidated balance sheets until they are realized, at which point, they are recognized in other income, net, in the accompanying consolidated statements of income. All other gains and losses on foreign currency forward contracts are recorded as an increase or decrease in net sales in our consolidated statements of income as they occur. At December 28, 2002, the Company had an open foreign currency forward contract that matures within the next 12 months with a notional value of $3.1 million and a fair value loss of $0.2 million that has been recognized in the accompanying audited consolidated statements of income included herein.

                                    BUSINESS

GENERAL

     We are the largest manufacturer of private label pet food and the second largest manufacturer of dry pet food overall in the United States. We are also a leading manufacturer of private label pet food in Europe. We sell to over 600 customers around the world and serve many of the top pet food retailers in the United States, Europe and Japan. We offer our customers a full range of pet food products for both dogs and cats, including dry, semi-moist, wet, treats and dog biscuits. In 2002, we produced approximately 24% of the total dry pet food in the United States. In fiscal 2002, we generated net sales of $887.3 million.

     We categorize our sales into three product areas: (i) private label, (ii) co-manufacturing and (iii) regional brands that we own. Our customers in private label primarily include mass merchandisers, grocery chains, farm and fleet companies and pet specialty stores. Our co-manufacturing customers include the top five branded pet food companies in the world, for whom we produce and package a portion of their products. A majority of our regional brand sales are sold to the grocery and farm and fleet channels.

     We have been the primary supplier of private label pet food to WalMart Stores, Inc. since 1973 and have been a supplier to its Sam's Club division since 1990. Collectively, we refer to them as Wal*Mart. We manufacture a wide variety of products for Wal*Mart, including the majority of WalMart Stores, Inc.'s top selling private label pet food brands, Ol' Roy and Special Kitty. Ol' Roy is the number one selling brand of dry pet food in the United States by volume. Our net sales to Wal*Mart accounted for 40%, 40% and 44% of our total net sales for fiscal 2000, 2001 and 2002, respectively.

     As the primary supplier of private label pet food to WalMart Stores, Inc., we jointly developed a cost-effective direct store delivery program, which we refer to as DSD, to address certain logistical issues associated with distributing dry pet food. Due to its size, bulk and weight, dry pet food bags are not easily transferable to individual stores from WalMart Stores, Inc.'s distribution centers. As part of DSD, we serve as a just-in-time supplier to WalMart Stores, Inc. for dry pet food, whereby we load customized, store specific pallets on WalMart Stores, Inc.'s private fleet trailers. DSD allows WalMart Stores, Inc. to bypass its own distribution centers for the delivery of our products directly to its stores. DSD also allows WalMart Stores, Inc. to utilize its fleet more efficiently by reducing backhaul miles, lowering working capital and handling costs and increasing inventory turns. As a result of DSD, our products are shipped directly to a majority of the 2,800 U.S. stores of WalMart Stores, Inc. and we ship to these stores an average of two times per week with one to two days of lead time.

     Doane Pet Care Company is a Delaware corporation formed on September 22, 1995. Our principal executive offices are located at 210 Westwood Place South, Suite 400, Brentwood, Tennessee 37027 and our telephone number is (615) 373-7774.

     Doane Pet Care Enterprises, Inc., our parent corporation, was formed in 1995 by a group of private equity investors led by Summit Capital, Inc., DLJ Merchant Banking Partners, L.P., J.P. Morgan Partners (BHCA), L.P. and certain members of management to acquire our company, formerly known as Doane Products Company. Our parent has no other material assets or activities other than the ownership of our common stock.

PRODUCTS AND SERVICES

     We provide our customers with comprehensive pet food category management services designed to expand each customer's pet food product lines and to improve the category's profitability. Category management services include:

     - product development and testing;

     - packaging design services; and

     - pricing, formulation and marketing strategy in connection with our customers' store brand programs.

     Our store brand program involves the formulation and supply of a wide variety of high quality pet food products, including dry, semi-moist, soft dry, soft treats and dog biscuits as well as wet products in Europe. We believe that these products are comparable in quality to competing branded pet food products, except we offer them at a lower price. For our national branded customers, we manufacture dry pet food, soft treats and dog biscuits to meet those customers' specifications and quality standards. Our regional brands are generally economically priced and marketed by our customers as a complement to their other pet food offerings.

     In the United States, we manufacture dry pet food under approximately 175 store brands, including Canine Club, Dura Life, Exceed, Hy Vee, Maxximum Nutrition, NutraCare, Ol' Roy, Pathmark, Pet Club, PMI-Nutrition, Retriever, and Special Kitty. Our regional brands, which include Country Prime, Kozy Kitten, and TrailBlazer, allow our customers to broaden their product offerings. We also offer Bonkers and Pet Lovers branded treats to our retailers. In Europe, we manufacture pet food for over 150 customers.

     A description of each of our product lines is set forth below:

     - Dry pet food (74% of our 2002 net sales). We are the second largest manufacturer of dry pet food in the United States. We produce, market and distribute a wide selection of high quality dry pet food products, predominately for dogs and cats. Our dry pet food product lines include high protein, chunk style, premium-blended, puppy food, gravy style and super premium meat inclusion products for dogs, and regular and blended products for cats.

     - Biscuits and treats (10% of our 2002 net sales). We are the largest manufacturer of dog biscuits in the world and a leading supplier of soft treats. Dog biscuits undergo a different manufacturing process from dry pet food, which primarily involves baking rather than the use of extruders.

     - Wet, semi-moist and other (16% of our 2002 net sales). These products are distinguishable from dry pet food based on their higher moisture level content, the technology used to manufacture such products and their higher packaging costs. Europe has a much stronger market for wet products than the United States. To meet this demand, we manufacture and sell throughout Europe wet products in all forms, including chunks and gravy, pate and loaf, and packages, such as cans, alucups and pouches.

     In addition to manufacturing pet food products, we maintain an in-house engineering services group. Our engineering services group designs and builds extruders, conveyors, dryers and other parts and equipment, including replacement parts, for our pet food manufacturing facilities and, to a lesser extent, for third parties. The engineering services group maintains repair staff that service and repair machinery and equipment at our production facilities, giving us the ability to make timely repairs and reduce downtime. Our in-house engineers generally design and supervise plant construction, thereby reducing plant construction costs and resulting in consistency in manufacturing processes and quality control. We believe our engineering services group provides us with services at a lower cost and more timely and efficiently than we could obtain from third parties.

SEASONALITY

     Our sales are moderately seasonal. We normally experience an increase in net sales during the first and fourth quarters of each year, which is typical in the pet food industry. Generally, cooler weather results in increased dog food consumption.

SALES AND DISTRIBUTION

     Our direct sales force seeks new customers and works directly with mass merchandisers, membership clubs, farm and fleet stores, pet specialty stores and grocery chains. We also use independent food brokers. We generate new business, in part, through the expansion of our product lines and the development of new marketing programs to existing customers.

     A substantial amount of our products are distributed utilizing our customers' transportation networks. Several of our largest customers utilize us as a just-in-time supplier and maintain trailers at our manufacturing and distribution facilities. Proximity to certain of our customers' distribution centers and retail locations is a key consideration in deciding the location of our manufacturing and distribution facilities and, we believe, is a significant competitive advantage. Our customers' trailers can be loaded for shipment either directly to individual stores or to their own distribution centers. Those customers that have products shipped directly from our manufacturing and distribution facilities to their retail stores are able to reduce their inventory, freight and handling costs by avoiding shipment to their own distribution centers. Those customers that use their own transportation fleet are able to utilize their trucks that would otherwise be empty to backhaul a load of pet food on return to their distribution center or directly to another store.

     For customers that do not utilize their own transportation fleet, we provide transportation on a contract basis through common carriers or those customers can arrange their own transportation. We do not own or operate any transportation equipment.

     We provide vendor managed inventory fulfillment services for both direct store and warehouse deliveries. We communicate on-line with our customers' inventory management systems, evaluate their inventory levels and place orders on their behalf to meet their just-in-time inventory requirements and manage their inventory levels. We believe this provides our customers with a significant competitive advantage, which includes shorter lead-time requirements, higher inventory turns and reduced out-of-stock positions.

FACILITIES

     Our corporate headquarters are located in Brentwood, Tennessee. We own 23 combined manufacturing and distribution facilities in the following states: one each in Alabama, Colorado, Georgia, Indiana, Iowa, Minnesota, New York, Ohio, South Carolina, Tennessee, Texas and Virginia; two each in California, Oklahoma, Pennsylvania and Wisconsin; and three in Missouri. In Europe, we own six combined manufacturing and distribution facilities in the following countries: one each in Austria, Spain and the United Kingdom, and three in Denmark. In addition, we own or lease three product distribution warehouses in the United States and we lease a manufacturing and warehouse facility in Russia. We also have joint venture interests relating to combined manufacturing and distribution facilities located in Texas and Italy.

     Our manufacturing facilities are generally located in rural areas in close proximity to our customers, raw materials and transportation networks, including rail transportation. We believe the broad number of strategically located facilities enhances our position as a low cost provider by reducing freight costs for raw materials and finished goods and facilitating direct delivery programs. The rural locations also reduce land and labor costs. We believe we can construct new manufacturing facilities at a lower cost than competitors by using our engineering services group to design and construct most of the necessary production equipment.

     The following table shows our domestic and European manufacturing, warehouse and distribution facilities:

                     LOCATION                              PRINCIPAL PRODUCTS         SQUARE FOOTAGE
---------------------------------------------------  ------------------------------   --------------
Domestic manufacturing and warehouse facilities:
  Allentown, PA....................................  Dry dog/cat food                     70,000
  Birmingham, AL...................................  Dry dog/cat food                    114,600
  Butler, MO.......................................  Dry dog/cat food                     55,000
  Cartersville, GA.................................  Dry dog/cat food                     42,000
  Clinton, OK......................................  Dry dog/cat food                    218,000
  Delavan, WI......................................  Semi-moist food; treats              55,000
  Dexter, MO.......................................  Dry dog/cat food                     70,000
  Everson, PA......................................  Dry dog/cat food                     74,000
  Hillburn, NY.....................................  Dog biscuits                         95,000
  Joplin, MO.......................................  Dry dog/cat food; dog biscuits      307,600
  LeSueur, MN......................................  Dry dog/cat food; dog biscuits      160,000
  Manassas, VA.....................................  Dry dog/cat food                     80,000
  McKenzie, TN.....................................  Dry dog/cat food                     90,000
  Miami, OK........................................  Dog and cat treats                   76,400
  Muscatine, IA....................................  Dry dog/cat food                     99,500
  Orangeburg, SC...................................  Dry dog/cat food                    138,500
  Portland, IN.....................................  Dry dog/cat food; dog biscuits      120,000
  Pueblo, CO.......................................  Dry dog/cat food                    125,000
  San Bernardino, CA...............................  Dry dog/cat food                    169,000

                     LOCATION                              PRINCIPAL PRODUCTS         SQUARE FOOTAGE
---------------------------------------------------  ------------------------------   --------------
  Temple, TX.......................................  Dry dog/cat food                    110,000
  Tomah, WI........................................  Dry dog/cat food                     98,000
  Tracy, CA........................................  Dry dog/cat food                    110,000
  Washington Courthouse, OH........................  Dry dog/cat food; dog biscuits      190,000
Domestic distribution warehouses:
  Alexandria, LA...................................  N/A                                  35,000
  Johnstown, NY(1).................................  N/A                                  41,000
  Ocala, FL........................................  N/A                                  76,000
European manufacturing and warehouse facilities:
  Carat, Austria (Arovit)..........................  Wet dog/cat food                     31,000
  Esbjerg, Denmark (Arovit)........................  Wet dog/cat food; treats            487,000
  Norwich, England (Larkshall).....................  Dry dog/cat food                     81,000
  Tver, Russia(1)..................................  Dry dog/cat food                     14,800
  Valladolid, Spain (Ipes).........................  Dry dog/cat food                    112,000
  Vejen, Denmark (Arovit)..........................  Dry dog/cat food                    151,000
  Vra, Denmark (Arovit)............................  Wet dog/cat food                    120,000
Joint venture facilities:(2)
  Hereford, TX.....................................  Dry dog/cat food                     42,000
  Milano, Italy (Effeffe)..........................  Dry dog/cat food                     67,000

---------------

(1) These facilities are leased. All other facilities are owned by us, other than the joint venture facilities.

(2) We have a joint venture interest relating to these facilities.

CUSTOMERS

     We manufacture products for over 600 customers globally. Store brand customers in the United States include mass merchandisers, such as Wal*Mart and Costco, pet specialty stores, such as PetsMart, grocery chains, such as Albertson's, Food Lion, Kroger, Publix, Royal Ahold and Safeway, and farm and fleet stores, such as Tractor Supply, Mid-States and Purina Mills. In addition, we manufacture products for many of the largest national branded pet food companies in the United States. Our European customer base is similar to the United States. We sell to many of the leading retailers, pet specialty stores and farm and fleet outlets, as well as several branded customers.

     Net sales to Wal*Mart accounted for 40%, 40% and 44% of our total net sales for fiscal 2000, 2001 and 2002, respectively. We have been the primary supplier of private label dry pet food products to WalMart Stores, Inc. since 1973 and to its Sam's Club division since 1990. We utilize a computerized order and distribution system to ship products directly to substantially all domestic Wal*Mart stores, a majority of which are located within 250 miles of one of our facilities. We also offer direct delivery programs and electronic data interchange systems to other customers who see these services as beneficial.

COMPETITION

     The pet food industry is highly competitive. The companies that produce and market the major national branded pet foods are national or international conglomerates that are substantially larger than us and possess significantly greater financial and marketing resources than us. Our store brand pet food products compete for shelf space with national branded pet food products on the basis of quality and price. In addition, certain national branded companies also manufacture store brands. National branded products compete principally through advertising to create brand awareness and loyalty. We experience some price competition from national branded products. Significant price competition from national branded products or considerably increased store brand presence by the national branded manufacturers could adversely affect our operating results and cash flows. We also compete with regional branded manufacturers and other regional store brand manufacturers.

     We believe we differentiate our company from the national branded pet food manufacturers by offering comparable, lower-priced products tailored to each retailer's needs. This provides retailers with the opportunity to increase pet food category profitability and provides a destination purchase item in this important consumer category. In addition, we believe we differentiate our company from other store brand pet food manufacturers by offering higher quality products and national production and distribution capabilities.

RAW MATERIALS AND PACKAGING

     The principal raw materials required for our manufacturing operations, which we purchase from large national commodity companies and local grain cooperatives, are bulk commodity grains and foodstocks, including corn, soybean meal, wheat middling, poultry meal, meat and bone meal, and corn gluten meal. We generally purchase or lock-in prices on raw materials from one to 12 months in advance. We purchase the raw material requirements of each of our manufacturing facilities locally due to the high freight costs of transporting bulk commodity products. As a result, raw material costs may vary substantially among our manufacturing facilities due to the impact of local supply and demand and varying freight costs. While we do not maintain long-term contracts with any of our suppliers, we believe alternative suppliers are readily available. Our European operations purchase similar raw materials noted above for the manufacturing of dry pet food. Manufacturing of our wet food in Europe requires fresh or frozen pork, beef and poultry products.

     We manage our commodity price risk associated with market fluctuations by using derivative instruments for portions of our corn, soybean meal, alternative proteins and natural gas purchases, principally through exchange traded futures and options contracts. The terms of such contracts are generally less than one year. Our policy does not permit speculative commodity trading. See "Management's discussion and analysis of financial condition and results of operations -- Quantitative and qualitative disclosures about market risk."

     Packaging is a significant component of our material costs. We have five main packaging suppliers in the United States and believe that additional packaging suppliers are readily available. Approximately 40% of our packaging requirements are covered by contracts with maturities through December 2003.

     Our pricing strategy for pet food is based on the costs of raw materials, packaging and certain other costs plus a conversion charge, which includes a profit factor. We periodically adjust our prices based on fluctuations in raw material and packaging costs. We can give no assurance that future selling price increases will be acceptable to our customers in the event of increased material costs. See "Management's discussion and analysis of financial condition and results of operations -- Inflation and changes in prices" and "Risk factors -- Risks relating to our business operations -- Increases in the costs of raw materials, packaging and natural gas have in the past and may in the future adversely affect our results of operations and reduce our ability to service our debt obligations."

RESEARCH AND DEVELOPMENT

     We continuously strive to develop new and improved products and processes. Our research and development department includes a full-time staff of food technologists, chemists and companion animal nutritionists, a central laboratory used for research and development, and quality control laboratories at each of our production facilities. Our research and development team formulates new recipes, comprised of raw materials, vitamins and minerals, and tests the nutritional content of new products. We also use independent commercial kennels and catteries for comparison taste tests with national branded products to seek to achieve comparable digestibility and palatability and to substantiate the nutritional claims of new products.

QUALITY ASSURANCE

     We maintain a comprehensive program for qualifying new supplies, testing raw materials for nutritional adequacy and screening to detect the presence of bacteria and other harmful substances. We continuously test pet food production at each of our plants by analyzing the finished pet food product against specifications, formula and regulatory requirements. Packaging is inspected for print quality, proper dimensions, construction and compliance with labeling regulations.

ENVIRONMENTAL AND SAFETY MATTERS

     We are subject to a broad range of federal, state, local and foreign environmental laws and regulations, including those governing discharges to the air and water, the storage of petroleum substances and chemicals, the handling and disposal of solid or hazardous wastes and the investigation or remediation of contamination arising from spills and releases. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, permit revocation and modification, performance of investigatory or remedial activities, as well as, in certain instances, the issuance of injunctions. We have not been subject to any material environmental liabilities, and compliance of our business and operations with environmental laws and regulations has not had a material adverse effect on our capital expenditures, earnings, or competitive position. Environmental laws and regulations have changed substantially over the years and we believe the trend of more expansive and stricter environmental laws and regulations will continue. While we believe we are in substantial compliance with applicable environmental, safety and public health laws, there can be no assurance that additional costs for compliance will not be incurred in the future or such costs will not be material.

     Our U.S. operations involve the use of aboveground and underground storage tanks. Under applicable laws and regulations, we are responsible for the proper use, maintenance and abandonment of regulated storage tanks that we own or operate and for remediation of soils, groundwater and surface water impacted by releases from such existing or abandoned aboveground or underground storage tanks.

     Our U.S. operations are also subject to laws and regulations governing remediation, recycling or disposal. The Comprehensive Environmental Response, Compensation and Liability Act of 1980, also known as CERCLA or the "Superfund" law, and analogous state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons who are considered statutorily responsible for the release of a "hazardous substance" into the environment. These persons include the owner or operator of a facility where a hazardous substance release occurred and companies that disposed or arranged for the disposal of hazardous substances. Persons who are or were responsible for the releases of hazardous substances under CERCLA may be subject to joint, several and retroactive liability for the costs of environmental response measures, and natural resource damages, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. We also generate wastes that are subject to the federal Resource Conservation and Recovery Act, also known as RCRA, and comparable state statutes. The U.S. Environmental Protection Agency, or EPA, and various state agencies have limited the approved methods of disposal for certain hazardous and nonhazardous wastes and any future changes to such methods that are more rigorous or restrictive can increase the operating and disposal requirements incurred by us as well as by the industry in general. In the past, nearby industries have suffered releases of hazardous substances to the environment that are the subject of CERCLA investigations. It is possible that these neighboring environmental activities may have impacted some of our properties. We have not been advised, nor do we expect to be advised, by any environmental agency that we are considered a potentially responsible party for the neighboring environmental conditions, and we have no reason to believe that such conditions would have a material adverse effect on our company.

     In the United States, we currently own or lease properties and through acquisitions in the future could own or lease additional properties that, in some instances, have been used for pet food manufacturing or feed mill operations for many years. Although we have utilized operating and disposal practices that were standard in the industry at the time, in some locations environmentally sensitive materials were spilled or released on or under the properties owned or leased by us or on or under other locations where such materials were taken for disposal. In addition, many of these properties have been operated by third parties whose use, handling and disposal of such environmentally sensitive materials or similar wastes were not under our control. These properties and the waste materials spilled, released or otherwise found thereon may be subject to CERCLA, RCRA, and analogous state laws. Under such laws, we can be required to remove or remediate previously spilled or released waste materials (including such materials spilled or released by prior owners or operators) or property contamination (including groundwater contamination caused by prior owners or operators), or to perform monitoring or remedial activities to prevent future contamination (including releases from previously operated underground storage tanks or existing aboveground bulk petroleum storage facilities). It is possible that we could incur additional environmental response costs in the future at existing manufacturing facilities or at other sites where waste material impacts resulting from historical or ongoing operations may be identified.

     Our U.S. operations are also subject to the federal Clean Water Act and analogous state laws relating to the discharge of pollutants to state and federal waters. These laws also regulate the discharge of stormwater in process areas. Local sewerage authorities have established regulations governing connections to and discharges into their sewer systems and treatment plants. Pursuant to these laws and regulations, we are required to obtain and maintain approvals or permits at a number of our facilities for the discharge of our wastewater and stormwater and develop and implement spill prevention control and countermeasure plans, also referred to as "SPCC" plans, in connection with on-site storage of greater than threshold quantities of oil. As part of the regular overall evaluation of our ongoing operations, we are updating the stormwater discharge permitting coverage at certain of our facilities. Moreover, from time to time, we are required to make capital improvements or make certain operational upgrades at certain of our facilities to assure compliance with regulatory and permit conditions relating to our wastewaters discharged offsite as well as our other operating activities. In July 2002, the EPA issued a revised SPCC rule, whereby SPCC plans are subject to more rigorous review and certification procedures. While the EPA has delayed the effect of the revised SPCC rule to April 17, 2003 and has further signed an SPCC rule extension on April 10, 2003 designed to postpone the effect of the SPCC rule to August 17, 2004, this rule nevertheless will eventually require us to make certain expenditures to update our SPCC plans at certain of our facilities where the plans are required. Failure to comply with these laws, regulations and permit conditions may result in the imposition of administrative, civil and criminal penalties. We believe that our operations are in substantial compliance with the Clean Water Act and analogous state and local requirements, and that the installation of any wastewater discharge capital improvements will not have a material adverse effect on our operations or financial position.

     Our U.S. operations are subject to the federal, state and local requirements pertaining to air emissions. We have been required from time to time to install air emission control or odor control devices to satisfy applicable air requirements. It is possible that in the future, additional air emission or odor control devices may be required to be installed at facilities of ours as deemed necessary to satisfy existing or future requirements.

     The manufacturing and marketing of our products in the United States are subject to regulation by federal regulatory agencies, including the Occupational Safety and Health Administration, the Food and Drug Administration and the Department of Agriculture, and by various state and local authorities. The Food and Drug Administration also regulates the labeling of our products. Substantial administrative, civil and criminal penalties may be imposed for violations of Occupational Safety and Health Administration, Food and Drug Administration and Department of Agriculture regulations, and violations may be restrained through injunction proceedings. We procure and maintain the necessary permits and licenses to operate our U.S. facilities and consider our company to be in material compliance with applicable Occupational Safety and Health Administration, Food and Drug Administration and Department of Agriculture requirements.

     Our manufacturing, distributing and other operating facilities outside of the United States are potentially subject to similar foreign governmental controls and restrictions pertaining to the environment, safety, and public health. Among the controls and restrictions imposed on our facilities outside of the United States are requirements for obtaining necessary environmental permits, cleanup of subsurface conditions beneath our facilities arising from primarily historical operations, control of odors resulting from our operations, limitation of pollutants that are contained in wastewater effluent discharged or otherwise transported from our facilities, and development and implementation or upgrading of environmental management systems at our facilities to assure compliance with applicable laws and regulations.

     We believe our U.S. and foreign operations are in compliance in all material respects with applicable current environmental, safety and public health laws and regulations; nevertheless, those laws and regulations may change in the future and we may incur significant costs in the future to comply with those laws and regulations or in connection with the effect of these matters on our business.

TRADEMARKS

     Certain of our brands are protected by trademark registrations in the United States and in certain foreign markets. We believe our registered trademarks are adequate to protect such brand names.

EMPLOYEES

     As of March 1, 2003, our global workforce consisted of 2,718 employees. We had 1,860 employees in the United States and 858 employees in Europe, comprised of 750 management and administrative personnel and 1,968 manufacturing personnel. Of our workforce, approximately 359 employees are represented by labor unions at four of our U.S. plants. The collective bargaining agreement with the Muscatine, Iowa plant covered 51 employees as of December 28, 2002 and expires on December 4, 2003. The collective bargaining agreement with the Hillburn, New York plant covered 33 employees as of December 28, 2002 and expires on May 1, 2004. The collective bargaining agreement with the Birmingham, Alabama plant covered 77 employees as of December 28, 2002 and expires on January 22, 2005. The collective bargaining agreement with the Joplin, Missouri plant covered 198 employees as of December 28, 2002 and expires on February 4, 2006. We consider relations with our employees to be satisfactory.

LEGAL PROCEEDINGS

     In the ordinary course of business, we are party to litigation from time to time; however, we are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition or results of operations.

FOREIGN OPERATIONS

     For a discussion of our segment data relating to our United States (domestic) and European (international) operations, see Note 20 -- "Segment Data" to our accompanying audited consolidated financial statements included herein.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the names, ages and titles of our current directors and executive officers. Our board of directors includes seven directors who are designated pursuant to an investors' agreement. See "Certain relationships and related transactions -- Investors' agreement." Except as indicated below, each of the members of the board of directors of Doane named below also serves on the board of directors of Doane Pet Care Enterprises, Inc. Additionally, as of November 7, 2002, the board of directors of Doane approved the addition of two new board members designated by a majority of holders of our senior preferred stock. These board members will remain as board members until the next annual meeting, at which time the holders of our preferred stock will vote to fill such director seats. Officers serve at the discretion of the boards of directors.

              NAME                 AGE                     POSITION
---------------------------------  ---   ---------------------------------------------
George B. Kelly..................  53    Chairman of the Board
Douglas J. Cahill(1).............  43    Chief Executive Officer, President and
                                         Director
Philip K. Woodlief(1)............  49    Vice President, Finance and Chief Financial
                                         Officer
David L. Horton..................  42    Vice President and General Manager, North
                                         American Operations
Joseph J. Meyers.................  41    Vice President, Supply Chain, Quality and
                                         Chief Information Officer
Tonny Carstensen.................  47    Vice President and Managing Director of
                                         European Operations
Richard A. Hannasch..............  49    Vice President, Co-Manufacturing and
                                         Specialty
Debra J. Shecterle...............  50    Vice President, People
Lawrence S. Benjamin.............  47    Director
Edward H. D'Alelio(2)............  50    Director
Jerry W. Finney, Jr. ............  34    Director
Mathew J. Lori...................  39    Director
Terry R. Peets...................  58    Director
Stephen C. Sherrill..............  50    Director
Paul E. Suckow(2)................  55    Director
Jeffrey C. Walker................  47    Director

---------------

(1) These executive officers hold the same positions at Doane and Doane Pet Care Enterprises, Inc.

(2) Does not serve on the board of directors of Doane Pet Care Enterprises, Inc.

     Set forth below is a brief description of the business experience of the directors and executive officers of Doane and Doane Pet Care Enterprises, Inc. Each of the directors of Doane Pet Care Enterprises, Inc. is elected to serve a three-year term. The terms of Messrs. Sherrill and Peets expire in 2003. The terms of Messrs. Benjamin, Cahill and Lori expire in 2004. The terms of Messrs. Kelly, Finney and Walker have expired but they continue to serve as directors pending the annual meeting of shareholders of Doane Pet Care Enterprises, Inc. The directors of Doane are elected at each annual meeting to serve for the ensuing year.

     George B. Kelly has served as Chairman of the Board of Doane since October 1995 and Chairman of the Board of Doane Pet Care Enterprises, Inc. since June 1995. Mr. Kelly is Chairman of The CapStreet Group, LLC (formerly known as Summit Capital Group, LLC), Summit Capital, Inc., and Jackson Products, Inc., and is a director of FS Strategies, Switch & Data Facilities Company, Inc., Susser Holdings and other privately held companies.

     Douglas J. Cahill became Chief Operating Officer of Doane and Doane Pet Care Enterprises, Inc. in December 1997, began serving as President of Doane and Doane Pet Care Enterprises, Inc. in January 1998 and began serving as Chief Executive Officer of Doane and Doane Pet Care Enterprises, Inc. in July 1998. He has been a director of Doane and Doane Pet Care Enterprises, Inc. since December 1998 and currently serves as the Chairman of the Pet Food Institute. Prior to joining us, Mr. Cahill served as President of Olin

Corporation's Winchester Division, Corporate Vice President of Olin Corporation and held various other positions with Olin Corporation during the period from July 1984 through December 1997.

     Philip K. Woodlief became Vice President, Finance and Chief Financial Officer of Doane and Doane Pet Care Enterprises, Inc. in June 2000 and served as Vice President, Finance for Doane from February 1999 to June 2000. Prior to joining us, Mr. Woodlief was an independent financial consultant from June 1998 to January 1999. From April 1997 to May 1998, Mr. Woodlief was Vice President and Corporate Controller of Insilco Corporation, a diversified consumer and industrial products manufacturing company, and served as Corporate Controller of Insilco from January 1989 to April 1997.

     David L. Horton joined Doane in December 1997, began serving as Vice President and General Manager of North American Operations in June 2001, served as Vice President, Manufacturing, Engineering, and Quality from January 1999 to June 2001 and Vice President, Fulfillment from December 1997 to January 1999. Prior to joining us, Mr. Horton served as Vice President of Manufacturing and Engineering for Olin Corporation's Winchester Division and held various other positions with Olin Corporation from January 1984 to November 1997.

     Joseph J. Meyers became Chief Information Officer of Doane in August 1998, and began serving as Vice President Supply Chain, Quality in June 2001 and served as Vice President, Fulfillment from January 1999 to June 2001. Prior to joining us, Mr. Meyers held various information technology positions at Realtime Consulting, PricewaterhouseCoopers LLP and Olin Corporation from 1992 to 1998.

     Tonny F. Carstensen became Vice President and Managing Director of European Operations in June 2001. At that time, he also became Managing Director of our wholly-owned subsidiary, A/S Arovit Petfood. Mr. Carstensen joined Arovit in 1979 as Purchasing Manager, served as Logistic Director from 1992 to 1995 and from 1995 to June 2001 served as Director, and as a member of the Board of Directors of Arovit, with responsibility for purchasing, product development and logistics.

     Richard A. Hannasch joined Doane in October 1996, began serving as Vice President, Co-Manufacturing and Specialty in March 2000, served as Vice President, Business Integration from August 1999 to March 2000, Vice President, Fulfillment from January 1999 to October 1999, Vice President, Strategic Planning from June 1998 to January 1999 and Vice President, Marketing from November 1997 to January 1999. Prior to joining us, Mr. Hannasch served as Director, Business Development for Ralston Purina Company's International Division and held various other positions at Ralston Purina Company from December 1978 to October 1996.

     Debra J. Shecterle began serving as Vice President, People in January 2000 and served as Director of Human Resources from December 1998 to January 2000. Prior to joining us, Ms. Shecterle was Vice President of Human Resources for DeKalb Genetics from 1997 to 1998 and held various human resources positions with Wisconsin Power and Light and Ameritech from 1991 to 1997.

     Lawrence S. Benjamin became a director of Doane and Doane Pet Care Enterprises, Inc. in May 2002. Since October 2002, Mr. Benjamin has been chief executive officer of The NutraSweet Company. Mr. Benjamin was a partner with Roark Capital Group, a private equity investment firm, and president of Lake Field Partners, a private equity advisory firm. He held these positions from June 2002 and April 2001, respectively, to October 2002. Mr. Benjamin also worked for Oak Hill Capital Management, a private equity fund, and its predecessor funds between August 1994 and May 2002. During that time, Mr. Benjamin was President and Chief Executive Officer of Specialty Foods Corporation from January 1997 to March 2001 and Stella Foods from August 1994 to January 1997. Mr. Benjamin also served in a number of senior executive positions with Kraft Foods from June 1986 to August 1994, including as President of Budget Gourmet/ Birdseye, a division of Kraft Foods.

     Edward H. D'Alelio became a director of Doane in November 2002. Mr. D'Alelio has served as an Executive in Residence at the School of Management of the University of Massachusetts. From 1989 until 2002, Mr. D'Alelio was a Managing Director of Putnam Investments, where he also served as the Chief Investment Officer of the Taxable Fixed Income area. Mr. D'Alelio is also a director of Archibald Candy Corporation. Mr. D'Alelio is also a member of the board of trustees of the Newman School, St Mary's Woman's and Infant's Center and Caritas Christi Health Care System.

     Jerry W. Finney, Jr. became a director of Doane and Doane Pet Care Enterprises, Inc. in August 2001. He is a director of the Private Equity Group of Credit Suisse First Boston, which includes DLJ Merchant Banking Partners, L.P. In November 2000, Credit Suisse Group acquired Donaldson, Lufkin & Jenrette, Inc. Prior to the acquisition, Mr. Finney was a principal of Credit Suisse First Boston Equity Partners since May 2000. Previously, he was a Vice President in the Mergers & Acquisitions Group of Credit Suisse First Boston, Inc. from 1999 to 2000 and an associate from 1995 to 1999.

     Mathew J. Lori became a director of Doane and Doane Pet Care Enterprises, Inc. in March 2001 and currently serves as a principal of J.P. Morgan Partners, LLC, the private equity investment arm of J.P. Morgan Chase & Co. Mr. Lori joined the predecessor of J.P. Morgan Partners, LLC in 1993 after completing his M.B.A. from Kellogg Graduate School of Management at Northwestern University. Prior to receiving his M.B.A., he worked in the Corporate Finance Group at Ernst & Young in Toronto. Mr. Lori is also a director of Berry Plastics Corporation.

     Terry R. Peets became a director of Doane and Doane Pet Care Enterprises, Inc. in October 2001. Mr. Peets is currently a consultant to JPMorgan Partners. Over the past 25 years, Mr. Peets has served as Chairman of Bruno's Supermarkets, Inc., Executive Vice President of Vons Grocery Company, Executive Vice President of Ralphs Grocery Company, and President and CEO of PIA Merchandising, Inc. Mr. Peets is a director of Diamond Brands, Inc., PSC, Inc., the Park City Group, the City of Hope and the Children's Museum of Orange County.

     Stephen C. Sherrill became a director of Doane and Doane Pet Care Enterprises, Inc. in August 1998. He has been a Managing Director of Bruckmann, Rosser, Sherrill & Co., Inc. since its formation in 1995. Bruckmann, Rosser, Sherrill & Co., Inc. is the management company for Bruckmann, Rosser, Sherrill & Co., L.P. Mr. Sherrill previously served as a director of Windy Hill. Mr. Sherrill was an officer of Citicorp Venture Capital from 1983 through 1994. Previously, he was an associate at the New York law firm of Paul, Weiss, Rifkind, Wharton & Garrison. Mr. Sherrill is a director of Galey & Lord, Inc., B & G Foods, Inc., HealthPlus Corporation and Alliance Laundry Systems, L.L.C.

     Paul E. Suckow became a director of Doane in November 2002. Mr. Suckow is an adjunct professor of economics and finance at Villanova University and Widener University. Prior to his teaching career, he spent 25 years in the investment management industry, retiring in 1999. Mr. Suckow held positions as Executive Vice President, Chief Investment Officer-Fixed Income at Delaware Investment Advisers, Inc. and Executive Vice President, Director of Fixed Income Securities at Oppenheimer Management Corporation. He is a director of Ascent Assurance, Inc., Prandium, Inc. and Dunwoody Village, a non-profit continuing care community.

     Jeffrey C. Walker has been a director of Doane and Doane Pet Care Enterprises, Inc. since April 1996. Mr. Walker is Vice Chairman of J.P. Morgan Chase & Co. and has been Managing Partner of J.P. Morgan Partners, LLC, the private equity investment arm of J.P. Morgan Chase & Co., since 1988 and a General Partner thereof since 1984. Mr. Walker is a director of 1-800-Flowers ..com, Inc. and Guitar Center, Inc. He is also a director of a number of privately held companies.

     Messrs. Peets, Sherrill and Walker serve on our Audit Committee, and Messrs. Cahill, Kelly and Walker serve on our Compensation Committee.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain historical compensation information with respect to the Chief Executive Officer of Doane and the other four most highly compensated individuals serving as executive officers for the fiscal year ended December 28, 2002 who earned $100,000 or more in combined salary and bonus during such year (collectively, the "Named Executive Officers"):

                                                                                        LONG-TERM
                                                                                       COMPENSATION
                                                                                        AWARDS OF
                                                        ANNUAL COMPENSATION(1)          SECURITIES
                                                  ----------------------------------    UNDERLYING
                                         FISCAL                         OTHER ANNUAL   OPTIONS/SARS
NAME AND PRINCIPAL POSITION AT DOANE      YEAR     SALARY     BONUS     COMPENSATION       (#)         ALL OTHER COMPENSATION
------------------------------------     ------   --------   --------   ------------   ------------   ------------------------
Douglas J. Cahill......................   2002    $400,000   $480,000     $    --              --     $207,506 (2)(3)(4)(5)
  President and Chief                     2001     400,000         --          --         298,000        7,006 (2)(3)(4)
  Executive Officer                       2000     400,000         --          --         158,500        7,656 (2)(3)(4)
Philip K. Woodlief.....................   2002     225,000    135,000          --              --       61,139 (2)(3)(4)(5)
  Vice President, Finance and             2001     220,833         --          --         135,000        4,164 (2)(3)(4)
  Chief Financial Officer                 2000     175,000         --       5,600(6)       50,000       44,523 (2)(3)(4)(7)(8)
David L. Horton........................   2002     225,000    135,000          --              --       62,973 (2)(3)(4)(5)
  Vice President and General Manager      2001     200,000         --          --         135,000        6,782 (2)(3)(4)
  of North American Operations            2000     175,000         --          --          50,000        7,548 (2)(3)(4)
Joseph J. Meyers.......................   2002     200,000    120,000          --              --       57,053 (2)(3)(4)(5)
  Vice President, Supply Chain, Quality   2001     187,500         --          --         100,000        6,768 (2)(3)(4)
  and Chief Information Officer           2000     175,000         --          --          50,000        7,146 (2)(3)(4)
Terry W. Bechtel (10)..................   2002     200,000    120,000          --              --      102,324 (3)(4)(5)(9)
  Vice President, Wal*Mart                2001     183,999         --          --          75,000      119,020 (3)(4)(9)
                                          2000     168,000         --          --          21,200       72,978 (2)(3)(4)(9)

---------------

 (1) Amounts exclude perquisites and other personal benefits that did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for each executive officer.

 (2) Amounts include a company match and profit sharing contribution under the Doane Pet Care Retirement Savings Plan as follows: Mr. Cahill -- $5,650 in 2000, $5,000 in 2001 and $5,500 in 2002; Mr. Woodlief -- $7,518 in 2000,
     $2,250 in 2001 and $2,969 in 2002; Mr. Horton -- $5,650 in 2000, $4,875 in
     2001 and $4,803 in 2002; Mr. Meyers -- $5,248 in 2000, $4,865 in 2001 and
     $5,144 in 2002; and Mr. Bechtel -- $400 in 2000.

 (3) Amounts include term life insurance premiums as follows: Mr. Cahill -- $192 in 2000, 2001 and 2002; Mr. Woodlief -- $84 in 2000, $100 in 2001 and $106
     in 2002; Mr. Horton -- $84 in 2000, $93 in 2001 and $106 in 2002; Mr.
     Meyers -- $84 in 2000, $89 in 2001 and $94 in 2002; and Mr. Bechtel -- $84
     in 2000, $86 in 2001 and $94 in 2002.

 (4) Amounts include disability insurance premiums in 2000, 2001 and 2002 of $1,814.

 (5) Amounts include retention bonuses paid as follows: Mr. Cahill -- $200,000; Mr. Woodlief -- $56,250; Mr. Horton -- $56,250; Mr. Meyers -- $50,000; and
     Mr. Bechtel -- $50,000.

 (6) Amount includes reimbursement for the payment of taxes associated with relocation.

 (7) Amount includes bonus received in connection with the acquisition of Arovit in 2000 for Mr. Woodlief of $25,000.

 (8) Amounts include relocation expenses for Mr. Woodlief of $10,107.

 (9) Amount includes annual vested benefit under the non-qualified salary continuation agreement for Mr. Bechtel of $70,680 in 2000, $117,120 in 2001 and $33,600 in 2002.

(10) Mr. Bechtel retired effective March 31, 2003.

EMPLOYMENT AND RETIREMENT AGREEMENTS

     We entered into employment agreements with Messrs. Cahill and Horton effective January 1, 1998, Mr. Meyers effective August 17, 1998 and Mr. Woodlief effective February 15, 1999, all of which renew annually. The terms of their employment agreements are substantially similar except for salary and bonus amounts. The target bonus for Mr. Cahill is 100% of his annual base salary amount and the target bonuses for each of Messrs. Woodlief, Horton and Meyers are 50% of their respective annual base salary amounts. The agreements are subject to early termination for cause without severance. The employment agreements for Messrs. Woodlief, Horton and Meyers provide (1) that terminations without cause entitle the executive to receive severance payments equal to two year's base salary and bonus and (2) for a two year non-competition agreement commencing upon termination for any reason. The employment agreement with Mr. Cahill contains similar provisions except that the severance and non-competition terms are three years.

     We entered into an employment agreement with Mr. Bechtel effective January 1, 1998. Mr. Bechtel retired effective on March 31, 2003. In connection with Mr. Bechtel's retirement, we entered into a retirement agreement with him. The retirement agreement provides for a three year non-competition agreement in exchange for the continued payment to Mr. Bechtel of an amount equal to his current base salary during the first year following his retirement and the payment of an amount equal to one-half of his current base salary during the second and third years following his retirement.

     Each of the Named Executive Officers was awarded a retention bonus in an amount equal to their annual bonus target amount. One-half of the bonus was paid in fiscal 2002 and the other one-half will be paid on June 30, 2003 if the officer is still employed by us. Pursuant to the terms of his retirement agreement, Mr. Bechtel will receive the second half of his retention bonus on June 30, 2003.

COMPENSATION OF DIRECTORS

     Lawrence S. Benjamin and Terry R. Peets serve as independent directors of Doane and Doane Pet Care Enterprises, Inc. Pursuant to agreements entered at the time of their appointments, Mr. Benjamin and Mr. Peets are paid a $1,500 per month retainer fee and $2,000 for each board of directors meeting they attend and each informal operations meeting of Doane Pet Care Enterprises, Inc. they attend. Pursuant to these agreements, Mr. Benjamin and Mr. Peets were also granted stock options covering 20,000 shares under the 1999 Stock Incentive Plan. These options have a "time-vesting" schedule pursuant to which one-third of the stock options will vest after each of the first three years following the grant date. Edward H. D'Alelio and Paul E. Suckow serve as independent directors of Doane. Mr. D'Alelio and Mr. Suckow are paid $2,000 for each board of directors meeting they attend. In fiscal 2002, Messrs, Peets, Benjamin, D'Alelio and Suckow were paid $34,000, $22,500, $2,000 and $2,000, respectively. No compensation was paid by us to our other directors.

STOCK OPTION PLANS

     Effective November 1, 1996, our parent adopted its 1996 Stock Option Plan, as amended. On July 14, 1999, our parent adopted the 1999 Stock Incentive Plan. In connection with the adoption of the 1999 Stock Incentive Plan, no new grants can be made under the 1996 Stock Option Plan. Effective October 31, 2001, our parent approved the "repricing" of all vested and unvested stock options under the 1996 Stock Option Plan and the 1999 Stock Incentive Plan that had an exercise price exceeding $2.50 per share. All such eligible stock options were given a new exercise price of $2.50 per share. However, because there was a change in the vesting of the stock options, with all eligible stock options being put on a new "time-vesting" schedule, the repricing involved a surrender of the eligible stock options in exchange for a grant of new stock options covering an equivalent number of shares at the new exercise price. Stock options covering 566,000 shares under the 1996 Stock Option Plan and stock options covering 950,300 shares under the 1999 Stock Incentive Plan were surrendered. Stock options covering a total of 1,516,300 shares were granted at the $2.50 per share exercise price, and all such grants were made under the 1999 Stock Incentive Plan and are accounted for as variable plan awards. Since the fair value of our Parent's Class A common stock was less than $2.50 per share at December 29, 2001, no compensation expense was recorded in fiscal 2001 for these variable awards. While the estimated fair value of our Parent's Class A common stock exceeded $2.50 per share at December 28, 2002, the compensation expense in fiscal 2002 was minimal. Pursuant to the time-vesting schedule for the stock options granted to our employees, 50% of an individual's stock options will vest two years after the grant date,

25% will vest after the third year, and the remaining 25% will vest after the fourth year. Generally, all stock options vest upon a change of control of our parent. Under the 1996 Stock Option Plan, 594,200 shares were outstanding at December 28, 2002. Under the 1999 Stock Incentive Plan, 4,200,000 shares are authorized for issuance, and as of December 28, 2002, options covering 3,209,800 shares had been granted and remain outstanding.

STOCK OPTION GRANTS

     No stock options were granted to the Named Executive Officers during fiscal 2002.

STOCK OPTION EXERCISES

     The following table sets forth certain information with respect to exercises of stock options during fiscal 2002 by the Named Executive Officers and the number of shares underlying unexercised stock options held by such officers as of December 28, 2002:

                                                                         VALUE OF SHARES UNDERLYING
                              NUMBER OF    NUMBER OF SHARES UNDERLYING          IN-THE-MONEY
                               SHARES          UNEXERCISED OPTIONS           UNEXERCISED OPTIONS
                             ACQUIRED ON   ---------------------------   ---------------------------
NAME                          EXERCISE     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                         -----------   -----------   -------------   -----------   -------------
Douglas J. Cahill..........      --              --         900,200        $   --         $72,016
Philip K. Woodlief.........      --              --         241,200            --          19,296
David L. Horton............      --              --         281,200            --          22,496
Joseph J. Meyers...........      --              --         221,200            --          17,696
Terry W. Bechtel...........      --          79,601         165,799         6,368          13,264

     The value of the exercisable and unexercisable options is calculated based on the difference between the option exercise price and the fair market value as of December 28, 2002.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Douglas J. Cahill, our President and Chief Executive Officer, served as a member of our Compensation Committee in fiscal 2002. Messrs. Kelly and Walker also served on our Compensation Committee in fiscal 2002.

OTHER COMPENSATORY ARRANGEMENTS

     401(k) plans. We currently have two active plans. On January 1, 2000, we adopted the Doane Pet Care Retirement Savings Plan, which was formed through the merger of two predecessor plans. The merged plan was amended and restated and is intended to be a qualified plan under the Internal Revenue Code. The plan provides coverage for eligible employees and permits employee contributions from 1% to 60% of pre-tax earnings, subject to annual dollar limits set by the IRS. We match 50% of the first 6% of the participant's contribution with a provision for other contributions at the board of directors' discretion. Employer contributions are vested 25% per year for each full year of service.

     The Doane Pet Care Savings and Investment Plan -- Union Plan covers eligible union employees at the Joplin, Missouri and Muscatine, Iowa plants. This plan is intended to be a qualified retirement plan under the Internal Revenue Code and permits employee contributions between 1% and 60% of pre-tax earnings, subject to annual dollar limits set by the IRS, and provides for a variety of investment options.

     Non-qualified salary continuation agreements. Doane has entered into agreements with all of the Named Executive Officers to provide benefits to those employees or their beneficiaries in the event of the death of the employee or retirement by the employee at age 65 or on or after age 55 with 10 years of service with Doane. If the employee remains employed until age 65, the employee or the employee's beneficiary will receive an annual retirement benefit payable for 10 years as set forth in the agreement. If the employee terminates employment before age 65 but after age 55 and with 10 years of service with Doane, the employee's retirement benefit will be reduced in accordance with percentages specified in the agreement, depending upon the employee's age at retirement ranging from 100% at age 65 to 55.8% at age 55. Assuming that the Named Executive Officers remain employed with Doane until age 65, they will receive the following annual amounts for ten years: Mr. Cahill -- $160,000; Mr. Woodlief -- $90,000; Mr. Horton -- $90,000; and Mr. Meyers --

$80,000. In connection with Mr. Bechtel's retirement, which was effective on March 31, 2003, he will receive an annual amount of $60,656 for ten years. Under the terms of the agreements, each employee may, with the consent of Doane, elect to receive the benefit in a lump-sum payment equal to the actuarial equivalent of the installment payments discounted at a 6% interest rate.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

INVESTORS' AGREEMENT

     Doane Pet Care Enterprises, Inc., Doane, Summit Capital, Inc., J.P. Morgan Partners (BHCA), L.P. and an affiliate thereof, DLJ Merchant Banking Partners, L.P. and certain of its affiliates, Bruckmann, Rosser, Sherrill & Co., L.P. and certain affiliated entities and individuals, all of the former stockholders of Windy Hill and certain other stockholders of Doane are parties to a second amended and restated investors' agreement. The investors' agreement contains provisions concerning our governance and the governance of Doane Pet Care Enterprises, Inc., restrictions on the transferability of our securities and those of Doane Pet Care Enterprises, Inc. and registration rights for such securities.

     The governance provisions of the investors' agreement provide that our board of directors and the board of directors of Doane Pet Care Enterprises, Inc. each consist of at least seven members. The investors' agreement provides that at any time the number of shares of common stock (which, for the purposes of the investors' agreement, includes warrants on an as-if-exercised basis) of Doane Pet Care Enterprises, Inc. owned of record by:

     - J.P. Morgan Partners (BHCA), L.P. is 5% or more, it will have the right to designate two individuals as directors.

     - DLJ Merchant Banking Partners, L.P. is 5% or more, it will have the right to designate one individual as director.

     - the former investors in Summit/DPC Partners, L.P. (including after its dissolution and the distribution of its shares) is 50% or more of the number of shares of common stock of Doane Pet Care Enterprises, Inc. it owned as of August 3, 1998, Summit Capital, Inc. will have the right to designate one individual as director.

     - the Windy Hill investors is 50% or more of the number of shares of common stock of Doane Pet Care Enterprises, Inc. owned by them as of August 3, 1998, Bruckmann, Rosser, Sherrill & Co., L.P. will have the right to designate one individual.

     Additionally, one designee as director is required to be the Chief Executive Officer of Doane Pet Care Enterprises, Inc. and one is required to be an independent director designated by a majority of the board of directors.

SPONSOR FACILITY

     In March 2001, we refinanced $25.0 million of indebtedness under our senior credit facility with loans from shareholders of our parent and Messrs. Cahill, Woodlief and Horton, and certain other executive officers. Approximately $33.7 million of the net proceeds of the sale of the outstanding notes was used to repay the sponsor facility in full. Our parent issued warrants in connection with the sponsor facility that give the warrantholders the right to purchase 30% of the outstanding stock of our parent for a nominal amount.

TRANSACTIONS WITH DLJ MERCHANT BANKING PARTNERS, L.P. AND ITS AFFILIATES

     DLJ Merchant Banking Partners, L.P. and certain other affiliates of Credit Suisse First Boston LLC are the owners of 351,428 shares of common stock and warrants to purchase 4,514,928 shares of Doane Pet Care Enterprises, Inc. Credit Suisse First Boston LLC was one of the joint book-running managers in the offering of the outstanding notes. Credit Suisse First Boston LLC and its affiliates have received certain payments of fees, including fees for various investment banking and commercial banking services provided to us and to Doane Pet Care Enterprises, Inc. DLJ Capital Funding, Inc., an affiliate of Credit Suisse First Boston LLC, is the syndication agent and a lender under our senior credit facility and received a portion of our repayment of loans under our senior credit facility from the net proceeds of the sale of the outstanding notes. In connection with the sale of the outstanding notes, Credit Suisse First Boston LLC and its affiliates received fees of approximately $3.3 million. There are currently no agreements to make any such additional payments.

     DLJ Merchant Banking Partners, L.P. and certain other affiliates of Credit Suisse First Boston LLC are parties to the investors' agreement. In accordance with the investors' agreement, DLJ Merchant Banking Partners, L.P. has designated Mr. Finney to the boards of directors of Doane and Doane Pet Care Enterprises, Inc.

TRANSACTIONS WITH J.P. MORGAN PARTNERS (BHCA), L.P. AND ITS AFFILIATES

     J.P. Morgan Partners (BHCA), L.P. is an affiliate of JPMorgan Chase Bank and J.P. Morgan Securities Inc. J.P. Morgan Partners (BHCA), L.P. and one of its affiliates own:

     - 200,000 shares of our senior preferred stock;

     - 428,000 shares of Class A Common Stock of Doane Pet Care Enterprises, Inc. and 2,560,093 shares of Class B (non-voting) Common Stock of Doane Pet Care Enterprises, Inc.; and

     - warrants to purchase 6,694,153 shares of common stock of Doane Pet Care Enterprises, Inc.

     JPMorgan Chase Bank, J.P. Morgan Securities Inc. and their affiliates perform various commercial banking and investment banking services from time to time for us and our affiliates. J.P. Morgan Securities Inc. was one of the joint book-running managers in the offering of the outstanding notes. Affiliates of J.P. Morgan Securities Inc. were holders of promissory notes under our sponsor facility. These affiliates received approximately $16.9 million of the net proceeds from the sale of the outstanding notes. JPMorgan Chase Bank serves as the administrative agent and a lender under our senior credit facility and received a portion of our repayment of loans under our senior credit facility from the net proceeds of the sale of the outstanding notes. Since the beginning of fiscal 2002 through March 31, 2003, JPMorgan Chase Bank, J.P. Morgan Securities Inc. and their affiliates have received a total of $1.0 million for acting in the foregoing capacities, excluding interest and other charges earned generally by all lenders under our senior credit facility. JPMorgan Chase Bank received a $0.5 million fee in connection with the amendments to our senior credit facility effected contemporaneously with the sale of the outstanding notes. In connection with the sale of the outstanding notes, J.P. Morgan Securities Inc. and its affiliates received fees of approximately $1.6 million. There are currently no agreements to make any additional commercial banking or investment banking payments to JPMorgan Chase Bank, J.P. Morgan Securities Inc. or their affiliates, except that J. P. Morgan Securities Inc. may receive investment banking fees in the future, under certain circumstances, if we were to decide to sell our European business.

     J.P. Morgan Partners (BHCA), L.P. is a party to the investors' agreement. In accordance with the investors' agreement, it has designated Messrs. Walker and Lori to the boards of directors of Doane and Doane Pet Care Enterprises, Inc.

REPAYMENT OF SPONSOR FACILITY NOTES HELD BY CERTAIN BENEFICIAL OWNERS

     In addition to the affiliates of J.P. Morgan Securities Inc. that held promissory notes under our sponsor facility, as discussed above, affiliates of other persons known to us to beneficially own more than 5% of the common stock of Doane Pet Care Enterprises, Inc. also held promissory notes under our sponsor facility and received payments from us from the net proceeds of the sale of the outstanding notes. Bruckmann, Rosser, Sherrill & Co., L.P. and its affiliates received approximately $7.5 million, Summit Capital, Inc. and its affiliates received approximately $2.3 million and PNC Capital Corp. and its affiliates received approximately $1.2 million of the net proceeds from the sale of the outstanding notes. Additionally, Messrs. Cahill, Woodlief and Horton each received $0.1 million from the repayment of their promissory notes under our sponsor facility in connection with the sale of the outstanding notes.

                             PRINCIPAL STOCKHOLDERS

     All of our issued and outstanding shares of common stock are held by Doane Pet Care Enterprises, Inc. As of March 1, 2003, we had 1,200,000 shares of senior preferred stock issued and outstanding, 200,000 of which were held by J.P. Morgan Partners (BHCA), L.P. and one of its affiliates and 1,000,000 of which were held by qualified institutional buyers, as defined in Rule 144A under the Securities Act. The following table sets forth certain information regarding the beneficial ownership of Doane Pet Care Enterprises, Inc.'s common stock as of March 1, 2003 by:

     - each director of Doane;

     - each Named Executive Officer;

     - each person who is known by us to own beneficially more than 5% of the common stock of Doane Pet Care Enterprises, Inc.;

     - all parties to the investors' agreement as a group; and

     - all directors and executive officers as a group.

     Unless otherwise indicated, each person has sole voting and dispositive power over the shares indicated as owned by that person. Certain of Doane Pet Care Enterprises, Inc.'s principal stockholders are parties to the investors' agreement. See "Certain relationships and related transactions -- Investors' agreement."

                                                               NUMBER OF SHARES      PERCENT
NAME OF BENEFICIAL OWNER(1)                                   OWNED BENEFICIALLY   OF CLASS(2)
---------------------------                                   ------------------   -----------
J.P. Morgan Partners (BHCA), L.P.(3)........................       9,682,246          34.9
Bruckmann, Rosser, Sherrill & Co., L.P.(4)..................       6,162,868          26.1
DLJ Merchant Banking Partners, L.P.(5)......................       4,866,356          19.1
Equus II Inc. ..............................................       1,943,598           9.2
Summit Capital, Inc.(6).....................................       1,892,769           9.0
Laura Hawkins Mansur(7).....................................       1,781,000           8.5
Bob L. Robinson(8)..........................................       1,181,546           5.6
PNC Capital Corp.(9)........................................       1,111,304           5.2
Jeffrey C. Walker(3)........................................       9,682,246          34.9
Stephen C. Sherrill(4)......................................       6,162,868          26.1
Lawrence S. Benjamin........................................              --             *
Jerry W. Finney, Jr.(5).....................................       4,866,356          19.1
George B. Kelly(6)..........................................       1,892,769           9.0
Mathew J. Lori(10)..........................................              --             *
Edward H. D'Alelio(11)......................................              --             *
Paul E. Suckow(11)..........................................              --             *
Terry R. Peets(12)..........................................           6,666             *
Douglas J. Cahill(12).......................................         245,562           1.2
Philip K. Woodlief(12)......................................          27,781             *
David L. Horton(12).........................................          47,781             *
Joseph J. Meyers............................................              --             *
Terry W. Bechtel(12)(13)....................................         306,819           1.5
All parties to the investors' agreement as a group..........      33,808,751          95.5
All executive officers and directors as a group (17
  persons)..................................................      23,342,541          66.7

---------------

  *  Represents less than one percent.

 (1) The address of J.P. Morgan Partners (BHCA), L.P. and Messrs. Walker and Lori is 1221 Avenue of the Americas, New York, New York 10020. The address of Bruckmann, Rosser, Sherrill & Co., L.P. and Mr. Sherrill is 126 East 56th Street, New York, New York 10022. The address of DLJ Merchant Banking Partners, L.P. and Mr. Finney is 11 Madison Avenue, 16th Floor, New York, New York 10010.

     The address of Equus II Inc. is 2929 Allen Parkway, Suite 2500, Houston, Texas 77019. The address of Summit Capital, Inc. and Mr. Kelly is 600 Travis, Suite 6110, Houston, Texas 77002. The address of Mrs. Mansur is 5602 Indian Circle, Houston, Texas 77056. The address of Mr. Robinson is 8591 SE Highway 166, Baxter Springs, Kansas 66713. The address of PNC Capital Corp. is 3150 CNG Tower, 625 Liberty Avenue, Pittsburgh, Pennsylvania 15222. The address of Mr. Benjamin is 200 South Wacker Drive, Suite 3100, Chicago, Illinois 60606. The address of Mr. Peets is 327 Coral Avenue, Balboa Island, Newport Beach, California 92662. The address of Messrs. Cahill, Woodlief, Horton, Meyers and Bechtel is 210 Westwood Place South, Suite 400, Brentwood, Tennessee 37027. The address of Mr. D'Alelio is 7 Ringbolt Road, Hingman, Massachusetts 02043. The address of Mr. Suckow is 1219 Denbigh Lane, Radnor, Pennsylvania 19087.

 (2) In accordance with Rule 13d-3(d) under the Securities Exchange Act of 1934, the calculation of this percentage assumes that securities subject to options, warrants, rights or conversion privileges are outstanding for the purpose of computing the percentage of outstanding securities of the class owned by each beneficial owner, but such securities subject to options, warrants, rights or conversion privileges are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

 (3) Amount represents shares held by J.P. Morgan Partners (BHCA), L.P. and related parties. Of the 9,682,246 shares indicated as owned by J.P. Morgan Partners (BHCA), L.P., (i) 428,000 represent shares of Class A Common Stock; (ii) 2,560,093 represent shares of Class B Common Stock; and (iii) 6,694,153 are shares issuable within 60 days upon exercise of warrants. Mr. Walker, a director of Doane, serves as President of JPMP Capital Corp., the general partner of JPMP Master Fund Manager, L.P., the general partner of J.P. Morgan Partners (BHCA), L.P. As such, Mr. Walker may be deemed to beneficially own the shares indicated as owned by J.P. Morgan Partners
     (BHCA), L.P. Mr. Walker disclaims beneficial ownership of these shares within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934.

 (4) Amount includes shares held by Bruckmann, Rosser, Sherrill & Co., L.P. and certain other entities and individuals affiliated with it. Of the 6,162,868 shares indicated as owned by Bruckmann, Rosser, Sherrill & Co., L.P., (i) 3,585,822 represent shares of Class A Common Stock and (ii) 2,577,046 are shares issuable within 60 days upon exercise of warrants. Of the shares indicated as owned by Bruckmann, Rosser, Sherrill & Co., L.P., (i) 60,617 shares of Class A Common Stock and (ii) 44,042 shares issuable within 60 days upon exercise of warrants are owned individually by Mr. Sherrill, a director of Doane. Mr. Sherrill may be deemed to beneficially own 5,924,484 shares beneficially owned by Bruckmann, Rosser, Sherrill & Co., L.P. and certain other entities and individuals affiliated with it. Mr. Sherrill disclaims beneficial ownership of 238,384 of such shares within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934.

 (5) Amount represents shares held by DLJ Merchant Banking Partners, L.P. and related parties. Of the 4,866,356 shares held by DLJ Merchant Banking Partners, L.P., (i) 351,428 represents shares of Class A common stock and
     (ii) 4,514,928 are shares issuable within 60 days upon the exercise of warrants. Of the shares indicated, 150,494 shares, 80,135 shares, 81,474 shares, 34,917 shares and 4,408 shares are held by DLJ Merchant Banking Partners, L.P., DLJ International Partners, C.V., DLJ ESC II, L.P., DLJ Merchant Banking Funding, Inc. and DLJ Offshore Partners, C.V., respectively. Of the warrants indicated, warrants to purchase 2,126,748 shares, 950,960 shares, 524,444 shares, 857,640 and 55,136 shares are held by DLJ Merchant Banking Partners, L.P., DLJ International Partners, C.V., DLJ First ESC L.P., DLJ Merchant Banking Funding, Inc., and DLJ Offshore Partners, C.V., respectively. In November 2000, Credit Suisse First Boston, Inc. acquired Donaldson, Lufkin & Jenrette, Inc. DLJ Merchant Banking Partners, L.P. is a limited partnership, the general partner of which is DLJ Merchant Banking, Inc., an indirect affiliate of Credit Suisse First Boston, Inc. and Credit Suisse Group. Mr. Finney is a director of Doane and serves as a Director of the Private Equity Group of Credit Suisse First Boston and as such may be deemed to beneficially own such shares. Mr. Finney disclaims beneficial ownership of such shares within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934.

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

 (6) Amount includes shares held by Summit Capital, Inc. Summit/DPC Partners, L.P. was dissolved in 2001 and all of the shares it held were distributed to its partners, including Summit Capital, Inc. Mr. Kelly, a director of Doane, is Chairman of the Board and a stockholder of Summit Capital, Inc. Mr. Kelly may be deemed to beneficially own the shares indicated. Mr. Kelly disclaims beneficial ownership of 24,006 shares within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934.

 (7) Of the shares indicated as owned by Mrs. Mansur, 634,500 are held by the estate of Walid Mansur, 846,500 are owned by Mrs. Mansur and 300,000 are held in trust for their children.

 (8) Of the shares indicated as owned by Mr. Robinson, 264,566 are held in Mr. Robinson's name, 560,000 are held in a limited partnership of which Mr. Robinson is the Managing Partner, 150,371 are held in trust for Mr. Robinson, 150,371 are held in trust for Mr. Robinson's wife, Jeanine L. Robinson, and 56,238 are held in Mrs. Robinson's name.

 (9) Amount represents shares held by PNC Capital Corp. and related entities. Of the 1,111,304 shares indicated as owned by PNC Capital Corp., (i) 711,384 represent shares of Class A Common Stock; and (ii) 399,920 are shares issuable within 60 days upon the exercise of warrants.

(10) Amount excludes shares held by J.P. Morgan Partners (BHCA), L.P. and related parties. Mr. Lori, a director of Doane, is a limited partner of JPMP Master Fund Manager, L.P., the general partner of J.P. Morgan Partners
     (BHCA), L.P. As such, Mr. Lori is not deemed to beneficially own the shares indicated as owned by J.P. Morgan Partners (BHCA), L.P.

(11) These directors serve only on our board of directors, and not on the board of directors of Doane Pet Care Enterprises, Inc.

(12) Amounts include shares which are issuable within 60 days upon exercise of warrants as follows:, Mr. Cahill -- 45,562; Mr. Woodlief -- 22,781; and Mr. Horton -- 22,781. In addition, amount includes 79,601 options which are exerciseable within 60 days for Mr. Bechtel and 6,666 options which are exercisable within 60 days by Mr. Peets.

(13) Mr. Bechtel retired effective March 31, 2003.

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

                            DESCRIPTION OF THE NOTES

     The Company will issue the new notes under an indenture dated as of February 28, 2003 (the "Indenture") among itself, the Subsidiary Guarantors (as defined in the Indenture) and Wilmington Trust Company, as trustee (the "Trustee"). This is the same indenture pursuant to which we issued the outstanding notes. The terms of the new notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Indenture is unlimited in aggregate principal amount, although the issuance of the outstanding notes was limited to $213.0 million and the new notes will be issued in this exchange offer in an aggregate principal amount of up to $213.0 million. We may issue an unlimited principal amount of additional notes having identical terms and conditions as the notes (the "Additional Notes"). We will only be permitted to issue such Additional Notes if at the time of such issuance, we were in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the outstanding notes and new notes and will vote on all matters with the holders of the outstanding notes and new notes.

     This description is intended to be a useful overview of the material provisions of the notes, the Subsidiary Guarantees and the Indenture. Since this description is only a summary, you should refer to the Indenture for a complete description of the obligations of the Company, the Subsidiary Guarantors and your rights. The Indenture is filed as an exhibit to the registration statement of which this prospectus is a part.

     If the exchange offer contemplated by this prospectus is consummated, the holders of outstanding notes who do not exchange outstanding notes for new notes in the exchange offer will vote together as a single class with holders of new notes for all relevant purposes under the Indenture. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any outstanding notes that remain outstanding after the exchange offer will be aggregated with the new notes.

     You will find the definitions of capitalized terms used in this description under the heading "Certain definitions." For purposes of this description, references to "the Company," "we," "our" and "us" refer only to Doane Pet Care Company and not to its Subsidiaries and references to the "Notes" refer to both the new notes and the outstanding notes.

GENERAL

  THE NEW NOTES

     The new notes:

     - will be general unsecured, senior obligations of the Company;

     - will be effectively subordinated to all of our secured debt;

     - will be senior to all of our existing and future Subordinated Debt, including, without limitation, the 1998 Notes;

     - will be effectively subordinated to all liabilities (including trade payables) of each Subsidiary of the Company that is not a Subsidiary Guarantor;

     - will be issued in this exchange offer in an aggregate principal amount of up to $213.0 million;

     - mature on March 1, 2010;

     - will be issued in denominations of $1,000 and integral multiples of $1,000;

     - will be represented by one or more registered notes in global form, but in certain circumstances may be represented by notes in definitive form. See "-- Book-entry; delivery and form"; and

     - will be unconditionally Guaranteed on a senior basis by DPC Investment Corp. and Doane/Windy Hill Joint Venture, L.L.C., representing each Domestic Subsidiary of the Company as of the date of this prospectus. See "-- Subsidiary guarantees."

     As of the date of this prospectus, all of our Domestic Subsidiaries are "Restricted Subsidiaries." However, under the circumstances described below under the subheading "-- Certain covenants -- Designation of restricted and unrestricted subsidiaries," we will be permitted to designate certain of our Subsidiaries as
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

"Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to the restrictive covenants in the Indenture. Our Unrestricted Subsidiaries will not guarantee the Notes.

  INTEREST

     Interest on the new notes will:

     - accrue at the rate of 10 3/4% per annum;

     - accrue from the date of original issuance or if interest has already been paid, from the most recent interest payment date;

     - be payable in cash semi-annually in arrears on March 1 and September 1, commencing on September 1, 2003;

     - be payable to the holders of record on the February 15 and August 15 immediately preceding the related interest payment dates; and

     - be computed on the basis of a 360-day year comprised of twelve 30-day months.

  PAYMENTS ON THE NOTES; PAYING AGENT AND REGISTRAR

     We will pay principal of, premium, if any, and interest on the Notes at the office or agency designated by the Company in the Borough of Manhattan, The City of New York, except that we may, at our option, pay interest on the Notes by check mailed to holders of the Notes at their registered address as it appears in the Registrar's books. We have initially designated the corporate trust office of the Trustee in New York, New York to act as our Paying Agent and Registrar. We may, however, change the Paying Agent or Registrar without prior notice to the holders of the Notes, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

     We will pay principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global Note.

  TRANSFER AND EXCHANGE

     A holder of Notes may transfer or exchange Notes at the office of the Registrar in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of Notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charges or fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered holder of a Note will be treated as the owner of it for all purposes.

OPTIONAL REDEMPTION

     Except as described below, the Notes are not redeemable until March 1, 2007. On and after March 1, 2007, the Company may redeem all or, from time to time, a part of the Notes upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the Notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning on March 1 of the years indicated below:

YEAR                                                        PERCENTAGE
----                                                        ----------
2007.....................................................    105.375%
2008.....................................................    102.688%
2009 and thereafter......................................    100.000%

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

     Notwithstanding the foregoing, prior to March 1, 2007, the Company may on any one or more occasions redeem up to 35% of the original principal amount of the Notes with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 110.75% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:

     (1) at least 65% of the original aggregate principal amount of the Notes remains outstanding after each such redemption; and

     (2) the redemption occurs within 60 days after the closing of such Equity Offering.

     If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to holders whose Notes will be subject to redemption by the Company.

     In the case of any partial redemption, the Trustee will select the Notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to that Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. Notices of any redemption shall be mailed by first class mail at least 30 but not more than 60 days prior to the redemption date to each holder of Notes to be redeemed at its registered address. If money sufficient to pay the redemption price of and any accrued and unpaid interest on the Notes (or portions thereof) to be redeemed is deposited with the Paying Agent on the redemption date, interest shall cease to accrue on such Notes (or portions thereof) called for redemption.

     At any time on or prior to March 1, 2007, we (or a third party) may redeem the Notes as a whole at our (or their) option upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days prior notice, but in no event more than 90 days after the occurrence of the Change of Control, mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the date of redemption, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date.

     "Applicable Premium" means, with respect to a Note at any redemption date, the greater of 1.0% of the principal amount of that Note and the excess of the present value at that time of the redemption price of the Note at March 1, 2007 (which redemption price is described in the table above), plus all required interest payments due on the Notes through March 1, 2007, computed using a discount rate equal to the Treasury Rate plus 50 basis points over the principal amount of the Note.

     "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity, as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date, or, if such statistical release is no longer published, any publicly available source or similar market data, most nearly equal to the period from the redemption date to March 1, 2007; provided, however, that if the period from the redemption date to March 1, 2007 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

MANDATORY REDEMPTION

     The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

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

RANKING

     The Notes are general unsecured obligations of the Company that rank senior in right of payment to all existing and future Indebtedness that is expressly subordinated in right of payment to the Notes including, without limitation, the 1998 Notes. The Notes rank equally in right of payment with all existing and future liabilities of the Company that are not so subordinated and are effectively subordinated to all of our Secured Indebtedness. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company or its Subsidiary Guarantors or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Senior Credit Agreement or other Secured Indebtedness, the assets of the Company and its Subsidiary Guarantors that secure such Secured Indebtedness will be available, if at all, to pay obligations on the Notes and the Subsidiary Guarantees only after all Indebtedness under the Senior Credit Agreement and other Secured Indebtedness has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes and the Subsidiary Guarantees then outstanding.

SUBSIDIARY GUARANTEES

     The Company's obligations under the Indenture and the Notes will be, on a joint and several basis, unconditionally Guaranteed on a senior unsecured basis by the Company's existing and future Domestic Subsidiaries that are Restricted Subsidiaries. The Subsidiary Guarantees will be general unsecured obligations of the Subsidiary Guarantors that rank senior in right of payment to all existing and future Indebtedness of such Subsidiary Guarantor that is expressly subordinated in right of payment to such Subsidiary Guarantee including, without limitation, the Guarantees of the 1998 Notes. The Subsidiary Guarantees will rank equally in right of payment with all existing and future liabilities of the Subsidiary Guarantors that are not so subordinated and will be effectively subordinated to all Secured Indebtedness of such Subsidiary Guarantor. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company or its Subsidiary Guarantors or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Senior Credit Agreement or other Secured Indebtedness, the assets of the Company and its Subsidiary Guarantors that secure such Secured Indebtedness will be available, if at all, to pay obligations on the Notes and the Subsidiary Guarantees only after all Indebtedness under the Senior Credit Agreement and other Secured Indebtedness has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes and the Subsidiary Guarantees then outstanding.

     The Subsidiary Guarantors have also Guaranteed obligations under the Senior Credit Agreement and the 1998 Notes.

     Although the Indenture will limit the amount of Indebtedness that the Company and its Restricted Subsidiaries may Incur, such Indebtedness may be substantial and all of it may be Indebtedness of Subsidiary Guarantors. The Company's Subsidiaries that are not Subsidiary Guarantors may also Incur additional Indebtedness.

     The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

     In addition, a Subsidiary Guarantor will be released from its obligations under the Indenture, the Subsidiary Guarantee and the Registration Rights
Agreement:

     (1) upon the legal defeasance or covenant defeasance of the Notes as described under the section entitled "Defeasance," and

     (2) if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture.

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, unless the Company has exercised its right to redeem the Notes as described under "Optional redemption," each holder of Notes will have the right to require the Company to repurchase all or any part of that holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date.

     Within 30 days following any Change of Control, unless the Company has mailed a redemption notice with respect to all the outstanding Notes in connection with the Change of Control, the Company shall mail a notice to each holder of record of the Notes and to the Trustee stating:

     - that a Change of Control has occurred and that the holder has the right to require the Company to purchase its Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of holders of record on a record date to receive interest on the relevant interest payment date;

     - the circumstances and relevant facts and financial information concerning the Change of Control;

     - the repurchase date, which shall be no earlier than 30 days nor later than 60 days from the date the notice is mailed; and

     - the procedures determined by the Company, consistent with the Indenture, that a holder must follow in order to have its Notes purchased.

     The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue thereof.

     The provisions described above that require the Company to make an offer to repurchase Notes as provided by this covenant (a "Change of Control Offer") following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture will not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

     The occurrence of certain of the events that would constitute a Change of Control would constitute a default under the Senior Credit Agreement. Furthermore, the Company is required upon the occurrence of certain change of control events (including but not limited to, certain events which would constitute a Change of Control under the Indenture) to make an offer to repurchase the 1998 Notes. Future Indebtedness of the Company and its Subsidiaries may contain prohibitions on certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of the Notes of their right to require the Company to repurchase the Notes or the 1998 Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to other covenants and events of default contained in the agreements pursuant to which such Indebtedness was issued and due to the financial effect of such repurchases on the Company. Finally, the Company's ability to pay cash to the holders upon a repurchase may be limited by the Company's then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. Even if sufficient funds were otherwise available, the terms of the Senior Credit Agreement generally prohibit the Company's prepayment of the Notes prior to their scheduled maturity. Consequently, if the Company is not able to prepay the Senior Credit Agreement and any other Indebtedness containing similar restrictions or obtain requisite consents or waivers, as described above, the Company will be unable to fulfill its repurchase obligations if holders of the Notes exercise their repurchase rights following a Change of Control, thereby resulting in a Default under the Indenture.

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

CERTAIN COVENANTS

  LIMITATION ON INDEBTEDNESS

     (1) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness; provided, however, that the Company and its Restricted Subsidiaries may Incur Indebtedness if on the date thereof:

          (a) the Consolidated Coverage Ratio would be greater than 2.00:1.00;
              and

          (b) no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring Indebtedness.

     (2) Paragraph (1) above will not prohibit the Incurrence of the following
         Indebtedness:

          (a) Bank Indebtedness of the Company or its Restricted Subsidiaries; provided that the aggregate principal amount of Indebtedness Incurred pursuant to this clause (a) does not exceed an amount outstanding at any time equal to $280.0 million less the aggregate amount of permanent reductions of commitments to extend credit thereunder and repayments of principal thereof after the Issue Date, in each case without duplication of repayments required as a result of such reductions of commitments;

          (b) Indebtedness of the Company owed to any Wholly Owned Restricted Subsidiary and of any Restricted Subsidiary owed to the Company or any Wholly Owned Restricted Subsidiary; provided, however,

             (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

             (ii) if a Restricted Subsidiary is the obligor on such Indebtedness, such Indebtedness is made pursuant to an intercompany note;

             (iii) if a Restricted Subsidiary is the obligor on such
                   Indebtedness and the Company is not the obligee, such Indebtedness is subordinated in right of payment to the Subsidiary Guarantee of such Restricted Subsidiary; and

             (iv)(x) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Wholly-Owned Restricted Subsidiary (other than as collateral to secure Bank Indebtedness) of the Company; and

                 (y) any sale or other transfer of any such Indebtedness to a
                     Person other than the Company or a Wholly-Owned Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

          (c) Indebtedness represented by the Notes, any Indebtedness (other than the Indebtedness described in clauses (a), (b) or (f)) outstanding on the Issue Date, including the 1998 Notes and the Guarantees related thereto, and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause
              (c) or paragraph (1);

          (d) Indebtedness represented by the Subsidiary Guarantees and other Guarantees by the Subsidiary Guarantors of Indebtedness Incurred in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Subsidiary Guarantee;

          (e) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations;

          (f) Indebtedness of Foreign Subsidiaries in an aggregate principal amount at any one time outstanding not to exceed the greater of
              (x) 40% of Foreign Consolidated Net Tangible Assets and (y) $40.0 million; and

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

          (g) Indebtedness of the Company and its Restricted Subsidiaries, which may comprise Bank Indebtedness, in an aggregate principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (g) and then outstanding, will not exceed $25.0 million.

     Notwithstanding any other provision of this covenant, except as set forth in the proviso hereto, the Company and its Restricted Subsidiaries shall not Incur any Indebtedness pursuant to paragraph (2) above if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligation or Guarantor Subordinated Obligation, as the case may be, unless such Indebtedness constitutes Refinancing Indebtedness; provided, however, that the Company and its Restricted Subsidiaries shall be permitted to Incur such Indebtedness pursuant to paragraph
(2) above if such Indebtedness is incurred for the purpose of making payments set forth in paragraph 2(i) under the covenant, "Limitation on restricted payments."

     For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to, and in compliance with, this covenant:

     (1) in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Indebtedness described in paragraph (2) of this covenant, or is entitled to be Incurred pursuant to paragraph (1) of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant;

     (2) all Indebtedness outstanding on the date of the Indenture under the Senior Credit Agreement shall be deemed outstanding under clause (a) of paragraph (2) of this covenant;

     (3) all Indebtedness under Foreign Credit Agreements outstanding on the Issue Date shall be deemed outstanding under clause (f) of paragraph
         (2) of this covenant (notwithstanding Clause (1) above);

     (4) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP; and

     (5) the principal amount of any Disqualified Stock of the Company or a Subsidiary or Preferred Stock of a Subsidiary will be equal to the liquidation preference thereof, together with any dividend thereon that is more than 30 days past due.

     Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

     For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

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  LIMITATION ON RESTRICTED PAYMENTS

     (1) The Company shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, after the Issue Date to:

          (a) declare or pay any dividend or make any distribution on or in respect of its Capital Stock, including any payment in connection with any merger or consolidation involving the Company, except (i) dividends or distributions payable in its Capital Stock, other than Disqualified Stock, and (ii) dividends or distributions payable to the Company or another Restricted Subsidiary, and, if the Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to its other holders of common Capital Stock on a pro rata basis;

          (b) purchase, redeem, retire or otherwise acquire for value any Capital Stock (including, without limitation, Disqualified Stock) of the Company held by Persons other than the Company or another Restricted Subsidiary;

          (c) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations, other than the purchase, repurchase, redemption, defeasance or other acquisition of Subordinated Obligations or Guarantor Subordinated Obligations in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or acquisition; or

          (d) make any Investment, other than a Permitted Investment, in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a "Restricted Payment"), if at the time the Company or the Restricted Subsidiary makes the Restricted Payment: a Default shall have occurred and be continuing, or would result therefrom; the Company could not Incur at least an additional $1.00 of Indebtedness pursuant to paragraph
              (1) under the covenant "-- Limitation on indebtedness" after giving effect, on a pro forma basis, to such Restricted Payment; or the aggregate amount of the Restricted Payment and all other Restricted Payments declared or made on or subsequent to the Issue Date would exceed the sum of:

             (i) 50% of the Consolidated Net Income, accrued during the period (treated as one accounting period) from the Issue Date to the end of the most recent fiscal quarter ending prior to the date of the Restricted Payment as to which financial results are available, but in no event more than 135 days prior to the date of the Restricted Payment, or, in case the Consolidated Net Income shall be a deficit, minus 100% of that deficit;

             (ii) 100% of the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock, other than Disqualified Stock, or other cash contributions to its capital subsequent to the Issue Date, other than an issuance or sale to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries;

             (iii) 100% of the aggregate Net Cash Proceeds received by the
                   Company from the issue or sale of its Capital Stock to an employee stock ownership plan or similar trust subsequent to the Issue Date; provided, however, that if the plan or trust Incurs any Indebtedness to or Guaranteed by the Company to finance the acquisition of such Capital Stock, the aggregate amount shall be limited to any increase in the Consolidated Net Tangible Worth of the Company resulting from principal repayments made by the plan or trust with respect to Indebtedness Incurred by it to finance the purchase of such Capital Stock; and

             (iv) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange, other than by a Restricted Subsidiary of the Company, subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital

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               Stock, other than Disqualified Stock, of the Company, less the amount of any of its cash, or other property, distributed by the Company or any of its Subsidiaries upon the conversion or exchange.

     (2) The provisions of paragraph (1) shall not prohibit:

          (a) any purchase, retirement, prepayment, defeasance or redemption of Capital Stock, Disqualified Stock or Subordinated Obligations of the Company or Guarantor Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company, other than Disqualified Stock and other than Capital Stock issued or sold to a Restricted Subsidiary or an employee stock ownership plan or other trust established by the Company or any of its Restricted Subsidiaries; provided, however, that the purchase, retirement, prepayment, defeasance or redemption shall be excluded in the calculation of the amount of Restricted Payments and the Net Cash Proceeds from the sale shall be excluded from clause (d)(ii) of paragraph (1) above;

          (b) any purchase, retirement, prepayment, defeasance or redemption of Subordinated Obligations of the Company or Guarantor Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company or Guarantor Subordinated Obligations, as the case may be, that in each case constitute Refinancing Indebtedness; provided, however, that the purchase, retirement, prepayment, defeasance or redemption shall be excluded in the calculation of the amount of Restricted Payments;

          (c) any purchase, retirement, prepayment, defeasance or redemption of Disqualified Stock made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the issuer of such refinanced Disqualified Stock; provided, however, that the purchase, retirement, prepayment, defeasance or redemption shall be excluded in the calculation of the amount of Restricted Payments;

          (d) so long as no Default or Event of Default has occurred and is continuing, any purchase, retirement, prepayment, defeasance or redemption of Subordinated Obligations or Guarantor Subordinated Obligations from Net Available Cash to the extent permitted under "-- Limitation on sales of assets" below; provided, however, that the purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments;

          (e) dividends paid within 60 days after the date of declaration if at such date of declaration the dividend would have complied with this provision; provided, however, that such dividends shall be included in the calculations of the amount of Restricted Payments;

          (f) payment of dividends or other distributions by the Company for the purposes set forth in clauses (i) through (iii) below; provided, however, that any dividend or distribution described in clauses
              (i) and (ii) will be excluded in the calculation of the amount of Restricted Payments and any dividend or distribution described in clause (iii) will be included in the calculation of the amount of Restricted Payments:

             (i) in amounts equal to the amounts required for Holdings to pay franchise taxes and other fees required to maintain its legal existence and provide for audit, accounting, legal and other operating costs of up to $500,000 per fiscal year;

             (ii) in amounts equal to amounts required for Holdings to pay federal, state and local income taxes to the extent those income taxes are attributable to the income of the Company and its Restricted Subsidiaries; and

             (iii) in amounts equal to amounts expended by the Company or
                   Holdings to repurchase Capital Stock of the Company or Holdings owned by employees, officers and directors, including former employees, officers and directors, of the Company or its Subsidiaries or their assigns, estates and heirs; provided that the aggregate amount paid, loaned or advanced pursuant to this clause (iii) shall not, in the aggregate, exceed the sum of

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

               $3.0 million plus any amounts contributed by Holdings to the Company as a result of resales of the repurchased shares of Capital Stock;

          (g) any repurchase of any Capital Stock deemed to occur upon exercise of stock options or warrants if that Capital Stock represents a portion of the exercise price of the options or warrants; provided, however, that such repurchases will be excluded from subsequent calculations of the amount of Restricted Payments;

          (h) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Obligation of the Company or any Guarantor Subordinated Obligation of any of the Subsidiary Guarantors pursuant to a "change of control" covenant set forth in the indenture pursuant to which the same is issued and such "change of control" covenant is substantially identical in all material respects to the comparable provisions included in the Indenture; provided that such repurchase, redemption or other acquisition or retirement for value shall only be permitted if all of the terms and conditions in such provisions have been complied with and such repurchases, redemptions or other acquisitions or retirements for value are made in accordance with such indenture pursuant to which the same is issued and provided further that the Company has repurchased all Notes required to be repurchased by the Company pursuant to the terms and conditions described under the caption "Change of control" prior to the repurchase, redemption or other acquisition or retirement for value of such Subordinated Obligation or Guarantor Subordinated Obligation pursuant to the "change of control" covenant included in such indenture; provided that such repurchase, redemption or other acquisition shall be excluded in subsequent calculations of the amount of Restricted Payments;

          (i) payments in an aggregate amount not to exceed $5.0 million for the purchase, retirement, prepayment, defeasance or redemption of a portion of the 1998 Notes, on any one or more occasions, within 270 days of the date of the Indenture; provided, however, that such purchase, retirement, prepayment, defeasance or redemption of the 1998 Notes shall be excluded in the calculation of the amount of Restricted Payments; or

          (j)  Restricted Payments in an amount not to exceed $5.0 million.

     The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The Fair Market Value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively by the board of directors of the Company acting in good faith, whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal, financial advisory, or investment banking firm of national standing if such Fair Market Value is estimated to exceed $25.0 million. Not later than the date of making any Restricted Payment (other than Restricted Payments under clauses (a) through
(h) of the preceding paragraph), the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Limitation on restricted payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

  LIMITATION ON LIENS

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock), whether owned on the Issue Date or acquired after that date, securing any Indebtedness, unless contemporaneously with the Incurrence of the Liens, effective provision is made to secure the Indebtedness due under the Indenture and the Notes or, in respect of Liens on any Restricted Subsidiary's property or assets, any Subsidiary Guarantee of such Subsidiary, equally and ratably with (or prior to in the case of Liens with respect to Subordinated Obligations or Guarantor Subordinated Obligations, as the case may be) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

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  LIMITATION ON SALE/LEASEBACK TRANSACTIONS

     The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/ Leaseback Transaction unless:

     (1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Sale/Leaseback Transaction at least equal to the Fair Market Value (as evidenced by a resolution of the Board of Directors of the Company) of the property subject to such transaction;

     (2) the Company or such Restricted Subsidiary could have Incurred Indebtedness in an amount equal to the Attributable Indebtedness in respect of such Sale/Leaseback Transaction pursuant to either the first or second paragraph of the covenant described under "-- Limitation on indebtedness";

     (3) the Company or such Restricted Subsidiary would be permitted to create a Lien on the property subject to such Sale/Leaseback Transaction without securing the Notes by the covenant described under "-- Limitation on liens"; and

     (4) the Sale/Leaseback Transaction is treated as an Asset Disposition and all of the conditions of the Indenture described under "-- Limitation on sales of assets" (including the provisions concerning the application of Net Available Cash) are satisfied with respect to such Sale/Leaseback Transaction, treating all of the cash proceeds net of fees and expenses received in such Sale/Leaseback Transaction as Net Available Cash for purposes of such covenant.

  LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM SUBSIDIARIES

     The Company shall not, and shall not permit any of its Restricted Subsidiaries to create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

     (1) pay dividends, make any other distributions on its Capital Stock or pay any Indebtedness or other obligation owed to the Company or any of its Restricted Subsidiaries;

     (2) make any loans or advances to the Company or any of its Restricted Subsidiaries; or

     (3) transfer any of its property or assets to the Company or any of its Restricted Subsidiaries except:

          (a) any encumbrance or restriction pursuant to an agreement in effect on the Issue Date, including those arising under or in connection with the Senior Credit Agreement; (b) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by a Restricted Subsidiary prior to the date on which that Restricted Subsidiary was acquired by the Company, other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which that Restricted Subsidiary was acquired by the Company;

          (c) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refinancing of Indebtedness Incurred pursuant to an agreement referred to in clauses (a) or (b) or this clause (c) or contained in any amendment, supplement or modification, including an amendment and restatement, to an agreement referred to in clauses (a) or (b) or this clause (c); provided, however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment taken as a whole are no less favorable to the holders of the Notes in any material respect than encumbrances and restrictions contained in the agreements;

          (d) in the case of clause (3), any encumbrance or restriction:

             (i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license, or similar contract,

             (ii) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any of its Restricted Subsidiaries not otherwise prohibited by the Indenture, or

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             (iii) contained in security agreements securing Indebtedness of a
                   Restricted Subsidiary to the extent such encumbrance or restrictions restrict the transfer of the property subject to those security agreements;

          (e) any restriction imposed by applicable law;

          (f) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of that Restricted Subsidiary pending the closing of the sale or disposition; and

          (g) purchase obligations for property acquired in the ordinary course of business that impose certain restrictions of the nature described in clause (3) above on the property so acquired.

  LIMITATION ON SALES OF ASSETS

     (1) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

          (a) the Company or such Restricted Subsidiary, as the case may be, receives consideration, including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise, at the time of the Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to the Asset Disposition;

          (b) at least 75% of the consideration thereof received by the Company or Restricted Subsidiary is in the form of cash; and

          (c) an amount equal to 100% of the Net Available Cash from the Asset Disposition is applied by the Company, or the Restricted Subsidiary, as the case may be:

             (i) first, to the extent the Company or any Restricted Subsidiary, as the case may be, elects, or is required by the terms of any Indebtedness, to prepay, repay or purchase Secured Indebtedness of the Company (other than Disqualified Stock or Subordinated Obligations) or Secured Indebtedness of a Wholly Owned Restricted Subsidiary and effect a permanent corresponding commitment reduction thereunder (other than Preferred Stock or Guaranteed Subordinated Obligations), in each case other than Indebtedness owed to the Company or an Affiliate of the Company, or the Senior Credit Agreement (whether the Senior Credit Agreement is secured or unsecured) within one year after the later of the date of the Asset Disposition or the receipt of the Net Available Cash and effect a permanent corresponding commitment reduction thereunder;

             (ii) second, to the extent of the balance of Net Available Cash after application in accordance with clause (i), to the extent the Company or the Restricted Subsidiary elects, to reinvest in Additional Assets, including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary, within one year after the later of the date of the Asset Disposition or the receipt of the Net Available Cash;

             (iii) third, to the extent of the balance of the Net Available Cash after application in accordance with clauses (i) and (ii), to make an offer to purchase pro rata (A) Notes, pursuant and subject to the conditions of the Indenture, and (B) Pari Passu Indebtedness (with similar asset sale provisions);

             (iv) fourth, to the extent of the balance of the Net Available Cash after application in accordance with clauses (i), (ii) and (iii), to the extent consistent with any other applicable provision of the Indenture or the 1998 Indenture, to prepay, repay or purchase Indebtedness of the Company (other than Indebtedness owed to an Affiliate of the Company and other than Disqualified Stock of the Company) or Indebtedness of any Restricted Subsidiary (other than Indebtedness owed to the Company or an Affiliate of the Company or Preferred Stock), in each case described in this clause (iv) within one

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               year from the receipt of the Net Available Cash or, if the
               Company has made an offer pursuant to clause (iii), six months from the date the offer is completed; and

             (v) fifth, any excess remaining after application of the foregoing, to any other lawful purpose not prohibited by the terms of the Indenture.

                     In connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (i), (iii) or (iv) above, the Company or such Restricted Subsidiary shall retire such Indebtedness and shall cause the related loan commitment, if any, to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions, the Company and its Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance herewith except to the extent that the aggregate Net Available Cash from all Asset Dispositions that are not applied in accordance with this covenant at any time exceeds $1.0 million. The Company shall not be required to make an offer for the Notes pursuant to this covenant if the Net Available Cash available therefor, after application of the proceeds as provided in clauses (i) and (ii) (the "Excess Proceeds"), is less than $10.0 million, which lesser amounts shall be carried forward for purposes of determining whether an offer is required with respect to the Net Available Cash following any subsequent Asset Disposition.

                     In the event the Company makes an Offer pursuant to this covenant to purchase the Notes and an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a "Pari Passu Offer"), upon completion of such Offer and Pari Passu Offer, the amount of Excess Proceeds for purposes of this Indenture shall be reset to zero.

                     For purposes of clause (b) of the first paragraph of this covenant, the following will be deemed to be cash:

                (A) the assumption of Indebtedness, other than Subordinated
                    Obligations, Guarantor Subordinated Obligations or Disqualified Stock of the Company or any of its Restricted Subsidiaries, and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with the Asset Disposition; and

                (B) securities received by the Company or any of its Restricted
                    Subsidiaries of the Company from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days following the receipt thereof.

     (2) In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (1)(c)(iii) above, the Company will be required to apply the Excess Proceeds to the repayment of the Notes and any other Pari Passu Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Indebtedness with the proceeds from any Asset Disposition as follows: (A) the Company will make an offer to purchase (an "Offer") within ten days of such time from all holders of the Notes in accordance with the procedures set forth in the Indenture in the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the "Note Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and such Pari Passu Indebtedness and (B) to the extent required by such Pari Passu Indebtedness, the Company will make a Pari Passu Offer in an amount equal to the excess of the Excess Proceeds over the Note Amount at a purchase price of the principal amount required by the terms thereof plus accrued and unpaid interest to the purchase date in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture with respect to the Offer and in the documentation governing such Pari Passu Indebtedness with respect to the Pari Passu Offer. If the aggregate purchase price of the Notes tendered pursuant to the Offer and Pari Passu Indebtedness tendered pursuant to the Pari Passu Offer is less than the Excess Proceeds, the

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         remaining Excess Proceeds will be available to the Company for use in accordance with clause (1)(c)(iv) above.

     (3) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of the Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue thereof.

  LIMITATION ON AFFILIATE TRANSACTIONS

     (1) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction, including the purchase, sale, lease or exchange of any property or the rendering of any service, with any Affiliate of the Company (an "Affiliate Transaction") unless:

          (a) the terms of the Affiliate Transaction are no less favorable to the Company or the Restricted Subsidiary, as the case may be, than those that could be obtained by the Company or such Restricted Subsidiary in a comparable transaction at the time of the transaction in arm's-length dealings with a Person who is not an Affiliate;

          (b) in the event such Affiliate Transaction involves aggregate consideration in excess of $1.0 million, the terms of the transaction have been approved by a majority of the members of the board of directors of the Company and by a majority of the disinterested members of the board of directors of the Company, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (a) above); and

          (c) in the event the Affiliate Transaction involves aggregate consideration in excess of $5.0 million, the Company has received a written opinion from an independent accounting, appraisal, financial advisory or investment banking firm of national standing that such Affiliate Transaction is fair to the Company or the Restricted Subsidiary, as the case may be, from a financial point of view.

     (2) The provisions of the foregoing paragraph (1) will not prohibit:

          (a) any Restricted Payment permitted to be paid pursuant to the covenant described under "-- Limitation on restricted payments" (and in the case of Permitted Investments, only those described in clauses (5), (6), (9) and (10) of the definition of Permitted Investments);

          (b) the performance of the Company's or its Restricted Subsidiary's obligations under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business;

          (c) payment of compensation to, and indemnity provided on behalf of, employees, officers, directors or consultants in the ordinary course of business;

          (d) maintenance in the ordinary course of business of benefit programs or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans;

          (e) any transaction between the Company and a Wholly Owned Restricted Subsidiary or between Wholly Owned Restricted Subsidiaries; or

          (f) the provision by Persons (including J.P. Morgan Partners (BHCA), L.P. and DLJ Merchant Banking Partners, L.P. and Persons directly or indirectly controlled by such entities) who may be deemed Affiliates or stockholders of the Company of investment banking, commercial banking, trust, lending or financing, investment, underwriting, placement agent, financial advisory or similar services, to the Company or its Restricted Subsidiaries on customary terms.

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  LIMITATION ON SALE OF RESTRICTED SUBSIDIARY CAPITAL STOCK

     The Company will not, and will not permit any of its Restricted Subsidiaries to, (i) transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person, other than to the Company or a Wholly Owned Restricted Subsidiary, or (ii) permit any Restricted Subsidiary to issue any of its Capital Stock (other than, if necessary shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary; provided, however, that the foregoing shall not prohibit the conveyance, sale, lease or other disposition of all the Capital Stock of a Restricted Subsidiary if the Net Available Cash from that transfer, conveyance, sale, lease, other disposition or issuance are applied in accordance with the covenant described above under "-- Limitation on sales of assets."

  SEC REPORTS

     Notwithstanding that the Company may not be required to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC, and within 15 days after the reports are filed, provide the Trustee and the registered holders of the Notes, at their addresses as set forth in the register of Notes, with the annual reports and the information, documents and other reports which are otherwise required pursuant to Section 13 and 15(d) of the Exchange Act, except that the Company shall not be required to make such a filing if the Staff of the SEC will not accept such a filing (in which case, the Company shall make available such reports to the Trustee and the holders of the Notes within 15 days after the date such reports would have been required to be filed). In addition, following the registration of the common stock of the Company or Holdings pursuant to Section 12(b) or 12(g) of the Exchange Act, the Company shall make available to the Trustee and the holders of the Notes, promptly upon their becoming available, copies of the Company's (or Holdings', as the case may be) annual report to stockholders and any other information provided by the Company or Holdings to its public stockholders generally. In addition, the Company and the Subsidiary Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) (which requirement may be satisfied by a Form 10-K or Form 10-Q, as applicable, for so long as such periodic reports satisfy the information requirements of Rule 144A(d)(4)) under the Securities Act to permit holders of the Notes to resell the Notes pursuant to Rule 144A thereunder.

     If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include consolidating financial information for such Unrestricted Subsidiary to the extent not inconsistent with the Securities Act, the Exchange Act or the rules and regulations thereunder or GAAP.

  FUTURE SUBSIDIARY GUARANTORS

     If the Company or any of its Subsidiaries acquires or creates another Domestic Subsidiary after the date of the Indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 Business Days of the date on which it was acquired or created; provided, that this covenant does not apply to any Subsidiary that has properly been designated as an Unrestricted Subsidiary in accordance with the Indenture for so long as it continues to constitute an Unrestricted Subsidiary.

  MERGER AND CONSOLIDATION

     The Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to, any Person, unless:

     (1) the resulting, surviving or transferee Person (the "Successor Company") is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company, if not the Company, expressly assumes, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

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     (2) immediately after giving effect to the transaction, and treating any
         Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary of the Successor Company as a result of the transaction as having been Incurred by the Successor Company or that Restricted Subsidiary at the time of the transaction, no Default or Event of Default shall have occurred and be continuing;

     (3) immediately after giving effect to the transaction, the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to paragraph (1) of "-- Limitation on Indebtedness"; and

     (4) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that the consolidation, merger or transfer and the supplemental indenture, if any, comply with the Indenture.

     The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor, the Company, in the case of a lease of all or substantially all of its assets, will not be released from the obligation to pay the principal of and interest on the Notes.

     Notwithstanding the foregoing clauses, any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company or another Wholly Owned Restricted Subsidiary of the Company, and the Company may merge with an Affiliate of the Company incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax benefits.

     For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

     Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the property or assets of a Person.

  DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "-- Restricted payments" or Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

  EFFECTIVENESS OF COVENANTS

     The covenants described under "-- Limitation on indebtedness,"
"-- Limitation on restricted payments," "-- Limitation on restrictions on distributions from subsidiaries," "-- Limitation on sales of assets,"
"-- Limitation on affiliate transactions," "-- Limitation on sale of subsidiary capital stock," and clause (3) of the first paragraph of "-- Merger and consolidation" (collectively, the "Suspended Covenants") will no longer be in effect upon the Company attaining Investment Grade Status. If at any time the Company's credit rating is downgraded from Investment Grade Status, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended and be applicable pursuant to the terms of the Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the
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Indenture), unless and until the Company subsequently attains Investment Grade
Status (in which event the Suspended Covenants shall again no longer be in effect for such time that the Company maintains Investment Grade Status); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring after the Company attains Investment Grade Status and before any reinstatement of such Suspended Covenants as provided above, or any actions taken at any time pursuant to any contractual obligation arising prior to such reinstatement, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. There can be no assurance that the Notes will ever achieve Investment Grade Status or that any such rating will be maintained.

  EVENTS OF DEFAULT

     An "Event of Default" is defined in the Indenture as:

     (1) a default in any payment of interest or additional interest (as required by the Registration Rights Agreement) on any Note when due, continued for 30 days;

     (2) a default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

     (3) the failure by the Company or any Subsidiary Guarantor to comply with its obligations under the covenant "-- Merger and consolidation" above;

     (4) the failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described under "Change of control" above or under the covenants described under "Certain covenants" above (in each case, other than a failure to purchase Notes, which will constitute an Event of Default under clause (2) above and other than a failure to comply with "Certain Covenants -- Merger and consolidation" which is covered by clause (3) above);

     (5) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture;

     (6) Indebtedness of the Company or any Restricted Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $5.0 million for so long as the 1998 Notes remain outstanding, and thereafter exceeds $10.0 million, and the default shall not have been cured or the acceleration rescinded within a 10-day period, except with respect to Disqualified Stock pursuant to which the exclusive remedy of the holders thereof is additional seats on the board of directors of the Company or a Subsidiary (the "cross acceleration provision");

     (7) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary of the Company (the "bankruptcy provisions");

     (8) any judgment or decree for the payment of money in excess of $5.0 million for so long as the 1998 Notes remain outstanding, and thereafter exceeds $10.0 million, to the extent not covered by insurance, is rendered against the Company or a Significant Subsidiary and the judgment or decree shall remain undischarged or unstayed for a period of 60 days after it becomes final and non-appealable (the "judgment default provision"); or

     (9) the failure of any Subsidiary Guarantee to be in full force and effect, except as contemplated by the terms thereof, or the denial or disaffirmation by any Subsidiary Guarantor of its obligations under the Indenture or any Subsidiary Guarantee if such default continues for 10 days.

     However, a Default under clauses (4) and (5) will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of the outstanding Notes notify the Company of the Default and the Company does not cure the Default within the time specified in clauses (4) and (5) hereof after receipt of the notice.

     If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes by notice to the Company may declare the principal of and accrued and

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unpaid interest on all the Notes to be due and payable. Upon such a declaration, the principal, premium and accrued and unpaid interest shall be due and payable immediately. If an Event of Default under the bankruptcy provisions occurs and is continuing, the principal of and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may waive any or all past Defaults or Event of Default (except with respect to nonpayment of principal, premium or interest or a Default in respect of a provision that cannot be waived without the consent of each holder) and rescind any such acceleration with respect to the Notes and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of any Note may pursue any remedy with respect to the Indenture or the Notes unless:

     (1) the holder has previously given the Trustee notice that an Event of Default is continuing;

     (2) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

     (3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

     (4) the Trustee has not complied with their request within 60 days after receipt of the request and the offer of security or indemnity; and

     (5) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with the request within that 60-day period.

     Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee shall be entitled to security or indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

     The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interests of the holders of Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events that would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture or was required to repurchase the Notes, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to March 1, 2007 by reason of any willful action
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

(or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to March 1, 2007, the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture and the Notes may be amended or supplemented with the consent of the holders of a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past Default or Event of Default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each holder, no amendment may, among other things:

     (1) reduce the principal amount of Notes whose holders must consent to an amendment;

     (2) reduce the rate of or extend the time for payment of interest on any Note;

     (3) reduce the principal of or extend the Stated Maturity of any Note;

     (4) reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed as described above under "Optional redemption";

     (5) make any Note payable in currency other than that stated in the Note;

     (6) impair the right of any holder to receive payment of, premium, if any, principal of and interest on such holder's Notes on or after the due dates therefor (other than a repurchase required by "Certain covenants -- Limitation on sales of assets" or "Change of control") or to institute suit for the enforcement of any payment on or with respect to such holder's Notes; or

     (7) make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

     Notwithstanding the foregoing, without the consent of any holder, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture and the Notes to:

     (1) cure any ambiguity, omission, defect or inconsistency;

     (2) provide for the assumption by a Successor Company of the obligations of the Company under the Indenture and the Notes or the obligations of a Subsidiary Guarantor under its Subsidiary Guarantee;

     (3) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

     (4) add Guarantees with respect to the Notes;

     (5) secure the Notes;

     (6) add to the covenants of the Company for the benefit of the holders or surrender any right or power conferred upon the Company;

     (7) make any change that does not adversely affect the rights of any holder;

     (8) comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

     (9) to provide for the issuance of exchange securities which shall have terms substantially identical in all respects to the Notes (except for the transfer restrictions contained in the Notes shall be modified or eliminated as appropriate), and which shall be treated, together with any outstanding Notes, as a single class of securities; or

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

     (10) to conform the text of the Indenture, the Subsidiary Guarantees or the Notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the Indenture, the Subsidiary Guarantees or the Notes.

     The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under the Indenture by any holder of Notes given in connection with a tender of such holder's Notes will not be rendered invalid by such tender. After an amendment under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

DEFEASANCE

     The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a Registrar and Paying Agent in respect of the Notes. If the Company exercises its legal defeasance option, the Subsidiary Guarantees in effect at such time will terminate.

     The Company at any time may terminate its obligations under covenants described under "Certain covenants" (other than "Merger and consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the Subsidiary Guarantee provision described under "Events of default" above and the limitations contained in clause (3) under "Certain covenants -- Merger and consolidation" above ("covenant defeasance"). If the Company exercises its covenant defeasance option, the Subsidiary Guarantees in effect at such time will terminate.

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries) (8) or (9) under "Events of default" above or because of the failure of the Company to comply with clause (3) under "Certain covenants -- Merger and consolidation" above.

     In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law or regulation.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company, any Subsidiary or Holdings, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

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CONCERNING THE TRUSTEE

     Wilmington Trust Company is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

GOVERNING LAW

     The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all of the following terms, as well as any other capitalized terms used herein for which no definition is provided.

     "1998 Indenture" means the Indenture, dated as of November 12, 1998, between the Company and Wilmington Trust Company, as trustee.

     "1998 Notes" means the Company's $150.0 million aggregate principal amount 9 3/4% Senior Subordinated Notes due 2007.

     "Additional Assets" means:

     (1) any property or assets, other than Indebtedness and Capital Stock, to be used by the Company or a Subsidiary of the Company in the pet food business, distribution activities on behalf of pet food business customers and other business activities that are incidental or related thereto;

     (2) the Capital Stock of a Person that becomes a Subsidiary of the Company as a result of the acquisition of that Capital Stock by the Company or another Subsidiary; or

     (3) Capital Stock constituting a minority interest in any Person that at the time is a Subsidiary; provided, however, that, in the case of clauses (2) and (3), the Subsidiary of the Company is primarily engaged in the pet food business, distribution activities on behalf of pet food business customers and other business activities that are incidental or related thereto.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with the specified Person, any Person who is a director or officer of that Person or any Subsidiary of that Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "Certain covenants -- Limitation on sales of assets," "-- Limitation on restricted payments," "-- Limitation on sale of restricted subsidiary capital stock" and "-- Limitation on affiliate transactions" only, "Affiliate" shall also mean any beneficial owner of shares representing 5% or more of the total voting power of the voting stock, on a fully diluted basis, of the Company or of rights or warrants to purchase the voting stock, whether or not currently exercisable, and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "Asset Disposition" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions that are part of a common plan) of shares of Capital Stock of a Restricted Subsidiary of the Company (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction, other than:

     (1) a disposition by a Subsidiary to the Company or a Wholly Owned Subsidiary or by the Company or a Subsidiary to a Wholly Owned Subsidiary;

     (2) a disposition of inventory or Cash Equivalents in the ordinary course of business;

     (3) a disposition of obsolete equipment or equipment that is no longer useful in the conduct of the business of the Company and its Subsidiaries and that is disposed of in each case in the ordinary course of business; and
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     (4) the sale of other assets so long as the Fair Market Value of the assets disposed of pursuant to this clause does not exceed $1.0 million in the aggregate in any fiscal year and $5.0 million in the aggregate prior to March 1, 2010.

     "Attributable Indebtedness" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at a rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP), compounded annually, of the total obligations of the lessee for rental payments during the remaining term of the lease included in the Sale/Leaseback Transaction, including any period for which the lease has been extended.

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

     "Bank Indebtedness" means any and all amounts payable under or in respect of the Senior Credit Agreement and any Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) Indebtedness under such Senior Credit Agreement including Indebtedness that refinances such Indebtedness, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Subsidiary Guarantors whether or not a claim for post filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees and all other amounts payable thereunder or in respect thereof (including, without limitation, cash collateralization of letters of credit).

     "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date the lease may be terminated without penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Cash Equivalents" means (1) U.S. Government Obligations having maturities of not more than one year from the date of acquisition; (2) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of "A" or better from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc.; (3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof issued by any domestic commercial bank the long-term debt of which is rated at the time of acquisition thereof at least "A" or the equivalent thereof by Standard & Poor's Ratings Group, or "A" or the equivalent thereof by Moody's Investors Service, Inc., and having capital and surplus in excess of $500.0 million; (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above; (5) commercial paper rated at the time of acquisition thereof at least "A-2" or the equivalent thereof by Standard & Poor's Ratings Group or "P-2" or the equivalent thereof by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of Investments, and in either case maturing within 270 days after the date of acquisition thereof; (6) interests in any investment company which invests solely in instruments of the type specified in clauses (1) through (5) above; and (7) in the case of Foreign Subsidiaries, substantially similar investments to those set forth in clauses (1) through (6) above, denominated in foreign currencies; provided that references to the United States Government shall be deemed to mean foreign countries having a sovereign rating of "A" or better from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc.
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     "Change of Control" means the occurrence of any of the following events:

     (1) prior to the first public offering of Voting Stock of the Company or Holdings, as the case may be, the Permitted Holders become the "beneficial owner," as defined in Rules 13d-3 and 13d-5 under the Exchange Act, directly or indirectly, of less than 35% of the voting power of the Voting Stock of the Company or Holdings, whether as a result of issuance of securities of the Company or Holdings, as the case may be, any merger, consolidation, liquidation or dissolution of the Company or Holdings, as the case may be, any direct or indirect transfer of securities by any Permitted Holder or otherwise and the Permitted Holders beneficially own, directly or indirectly, in the aggregate a lesser percentage of Voting Stock of the Company or Holdings, as the case may be, than any other "person" or "group" of related persons (as such terms are used in Section 13(d) and 14(d) of the Exchange Act). For purposes of this paragraph (1) and paragraph (2) below, the Permitted Holders will be deemed to beneficially own any Voting Stock of a person (the "specified corporation") held by any other person (the "parent corporation") so long as the Permitted Holders beneficially own, directly or indirectly, a majority of the voting power of the Voting Stock of the parent corporation; or

     (2) following the first public offering of Voting Stock of the Company or Holdings, as the case may be, (A) any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than one or more Permitted Holders, is or becomes the beneficial owner, as defined in paragraph (1) above (except that a person shall be deemed to have "beneficial ownership" of all shares that any person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company or Holdings, as the case may be and (B) that the Permitted Holders beneficially own, as defined in paragraph (1) above, directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company or Holdings, as the case may be, than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Company or Holdings, as the case may be. For purposes of this paragraph (2), the other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if the other person "beneficially owns," as defined in this paragraph (2), directly or indirectly, more than 35% of the voting power of the Voting Stock of the parent corporation and the Permitted Holders "beneficially own," as defined in paragraph (1) above, directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of the parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the parent corporation; or

     (3) during any period of two consecutive years, individuals who at the beginning of that period constituted the board of directors, together with any new directors whose election by the board of directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of that period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the board of directors then in office;

provided that notwithstanding the foregoing, in the event a "change of control" occurs under the 1998 Indenture, a Change of Control shall be automatically deemed to occur under the Indenture.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Cash Flow" for any period means the Consolidated Net Income for that period, plus, to the extent deducted in calculating the Consolidated Net Income:

     (1) income tax expense;

     (2) Consolidated Interest Expense;

     (3) depreciation expense;

     (4) amortization expense, in each case for that period; and

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     (5) other non-cash charges reducing Consolidated Net Income, excluding any non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period;

in each case for such period, and minus, to the extent not already deducted in calculating Consolidated Net Income, the aggregate amount of "earnout" payments paid in cash during the period in connection with acquisitions previously made by the Company and non-cash items increasing Consolidated Net Income for the period.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of the aggregate amount of Consolidated Cash Flow for the period of the most recent four consecutive fiscal quarters ending prior to the date of the determination to Consolidated Interest Expense for those four fiscal quarters; provided, however, that:

     (1) if the Company or any of its Restricted Subsidiaries has Incurred any Indebtedness since the beginning of that period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, Consolidated Cash Flow and Consolidated Interest Expense for the period shall be calculated after giving effect on a pro forma basis to the Indebtedness as if the Indebtedness had been Incurred on the first day of that period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of the new Indebtedness as if the discharge had occurred on the first day of the period;

     (2) if since the beginning of the period the Company or any of its Restricted Subsidiaries shall have made any Asset Disposition, Consolidated Cash Flow for the period shall be reduced by an amount equal to the Consolidated Cash Flow, if positive, attributable to the assets that are the subject of the Asset Disposition for the period or increased by an amount equal to the Consolidated Cash Flow, if negative, attributable thereto for the period, and Consolidated Interest Expense for the period shall be reduced by an amount equal to the Consolidated Interest Expense attributable to any Indebtedness of the Company or any of its Restricted Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with the Asset Disposition for that period, or, if the Capital Stock of any Restricted Subsidiary of the Company is sold, the Consolidated Interest Expense for the period directly attributable to the Indebtedness of that Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for that Indebtedness after the sale;

     (3) if since the beginning of the period the Company or any of its Restricted Subsidiaries, by merger or otherwise, shall have made an Investment in any Restricted Subsidiary of the Company, or any Person that becomes a Restricted Subsidiary of the Company, or an acquisition of assets, including any Investment in a Restricted Subsidiary of the Company or any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated Cash Flow and Consolidated Interest Expense for the period shall be calculated after giving pro forma effect thereto, including the Incurrence of any Indebtedness and including the pro forma expenses and cost reductions calculated on a basis consistent with Regulation S-X of the Securities Act, as if such Investment or acquisition occurred on the first day of the period; and

     (4) if since the beginning of the period any Person, that subsequently became a Restricted Subsidiary of the Company or was merged with or into the Company or any Restricted Subsidiary of the Company since the beginning of the period shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary of the Company during that period, Consolidated Cash Flow and Consolidated Interest Expense for that period shall be calculated after giving pro forma effect thereto as if the Asset Disposition, Investment or acquisition occurred on the first day of the period.

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     For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on that Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period, taking into account any Hedging Obligation applicable to that Indebtedness if the Hedging Obligation has a remaining term in excess of 12 months.

     "Consolidated Current Liabilities" means, as of any date of determination, the aggregate amount of liabilities of the Company and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating:

     (1) all intercompany items between the Company and any Restricted Subsidiary or between Restricted Subsidiaries, and

     (2) all current maturities of long-term indebtedness.

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Restricted Subsidiaries, plus, to the extent not included in that interest expense:

     (1) interest expense attributable to Capitalized Lease Obligations and imputed interest with respect to Attributable Indebtedness;

     (2) amortization of debt discount and debt issuance cost, other than those debt discounts and debt issuance costs Incurred on the Issue Date;

     (3) capitalized interest;

     (4) non-cash interest expense;

     (5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

     (6) interest actually paid by the Company or any Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person;

     (7) net costs associated with any Hedging Obligations, including amortization of fees;

     (8) the product of all Preferred Stock dividends in respect of all Preferred Stock of Restricted Subsidiaries of the Company and Disqualified Stock of the Company held by Persons other than the Company or a Wholly Owned Restricted Subsidiary multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Company, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; and

     (9) the cash contributions to any employee stock ownership plan or similar trust to the extent those contributions are used by the plan or trust to pay interest or fees to any Person, other than the Company, in connection with Indebtedness Incurred by the plan or trust.

     "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries; provided, however,that there shall not be included in Consolidated Net Income:

     (1) any net income (loss) of any Person if the Person is not a Restricted Subsidiary, except that subject to the limitations contained in clause
         (3) below, the Company's equity in the net income of any Person for the period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by the Person during that period to the Company or a Restricted Subsidiary as a dividend or other distribution, subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below, and the Company's equity in a net loss of any such Person for that period shall be included in determining Consolidated Net Income;

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

     (2) any net income (loss) of any Restricted Subsidiary if the Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by that Restricted Subsidiary, directly or indirectly, to the Company, except that subject to the limitations contained in (3) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in Consolidated Net Income up to the aggregate amount of cash that could have been distributed by the Restricted Subsidiary during the period to the Company or another Restricted Subsidiary as a dividend, subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause, and the Company's equity in a net loss of any such Restricted Subsidiary for the period shall be included in determining Consolidated Net Income;

     (3) any gain, but not loss, realized upon the sale or other disposition of any assets of the Company or its consolidated Restricted Subsidiaries, including pursuant to any Sale/Leaseback Transaction, that are not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

     (4) any extraordinary gain or loss;

     (5) the cumulative effect of a change in accounting principles; and

     (6) the noncash effect of charges recorded as a consequence of Financial Accounting Standard No. 142 to the extent the amount of any such charges exceeds the amount of amortization that would occur in the absence of the adoption of Financial Accounting Standard No. 142 (assuming a 40-year amortizable life of the asset that is the subject of such charge).

     "Consolidated Net Tangible Assets" means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries as the total assets (less accumulated depreciation, amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Company and its Restricted Subsidiaries, after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication):

     (1) the excess of cost over Fair Market Value of assets or businesses acquired;

     (2) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Company immediately preceding the Issue Date as a result of a change in the method of valuation in accordance with GAAP;

     (3) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

     (4) minority interests in consolidated Restricted Subsidiaries held by Persons other than the Company or any Restricted Subsidiary;

     (5) treasury stock; and

     (6) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending prior to the taking of any action for the purpose of which the determination is being made as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

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

     "Disqualified Stock" means, with respect to any Person, any Capital Stock of that Person that by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event:

     (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

     (2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

     (3) is redeemable at the option of the holder thereof, in whole or in part,

in each case on or prior to 91 days after the Stated Maturity of the Notes.

     "Domestic Consolidated Net Tangible Assets" means Consolidated Net Tangible Assets less Foreign Consolidated Net Tangible Assets.

     "Domestic Subsidiary" means any Subsidiary that is organized under the laws of any jurisdiction within the United States of America or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

     "Equity Investors" means J.P. Morgan Partners (BHCA), L.P., Bruckman, Rosser, Sherrill & Co., L.P., DLJ Merchant Banking Partners, L.P. and Summit Capital, Inc.

     "Equity Offering" means any public or private offering for cash by the Company or Holdings of its common stock, or options, warrants or rights with respect to its common stock whether made pursuant to a registration statement that has been declared effective by the SEC (other than on Form S-4 or S-8), or otherwise.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Fair Market Value" means the price that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

     "Foreign Consolidated Current Liabilities" means, as of the date of determination, the aggregate amount of liabilities of the Foreign Subsidiaries of the Company which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating:

     (1) all intercompany items between the Foreign Subsidiaries of the Company, and

     (2) all current maturities of long-term Indebtedness.

     "Foreign Consolidated Net Tangible Assets" means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Foreign Subsidiaries of the Company as the total assets (less accumulated depreciation, amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Foreign Subsidiaries of the Company, after giving effect to purchase accounting and after deducting therefrom Foreign Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication):

     (1) the excess of cost over Fair Market Value of assets or businesses acquired;

     (2) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Company immediately preceding the Issue Date as a result of a change in the method of valuation in accordance with GAAP;

     (3) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

     (4) minority interests in consolidated Foreign Subsidiaries held by Persons other than the Company or any Subsidiary;

     (5) treasury stock; and

     (6) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Foreign Consolidated Current Liabilities.

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

     "Foreign Credit Agreements" shall mean those certain credit agreements existing on the Issue Date to which any of the Company's foreign Subsidiaries is a party or by which any of them is bound.

     "Foreign Subsidiary" means any Subsidiary other than a Domestic Subsidiary.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

     (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of or other obligation of any other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

     (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" will not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Guarantor Subordinated Obligation" means, with respect to a Subsidiary Guarantor, any Indebtedness (other than Disqualified Stock) of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

     "Hedging Obligations" means, with respect of any specified Person, the obligations of such Person under:

     (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements or similar arrangements providing for protections against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies and

     (2) other agreements or arrangements designed to protect such Person against fluctuations in commodity prices, currency exchange rates or interest rates,

in each case, entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries, as determined in good faith by the Board of Directors or senior management of the Company, on customary terms entered into in the ordinary course of business.

     "Holdings" means Doane Pet Care Enterprises, Inc., a Delaware corporation.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable, directly or indirectly, contingently or otherwise, for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary.

     "Indebtedness" means, with respect to any Person on any date of determination, without duplication:

     (1) the principal of and premium, if any, in respect of indebtedness of that Person for borrowed money,

     (2) the principal of and premium, if any, in respect of obligations of that Person evidenced by bonds, debentures, Notes or other similar instruments,

     (3) all obligations of that Person in respect of letters of credit or other similar instruments, including reimbursement obligations with respect thereto, other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1), (2) and (5)) entered into in the ordinary course of business of such Person to the extent that such letters of credit are not

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         drawn upon or, if and to the extent drawn upon, the drawing is reimbursed no later than the third business day following receipt by the Person of a demand for reimbursement following payment on the letter of credit,

     (4) all obligations of that Person to pay the deferred and unpaid purchase price of property or services, other than contingent or "earn-out" payment obligations and Trade Payables and accrued expenses Incurred in the ordinary course of business, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services,

     (5) all Capitalized Lease Obligations and all Attributable Indebtedness of that Person,

     (6) all Indebtedness of other Persons secured by a Lien on any asset of that Person, whether or not such Indebtedness is assumed by that Person, provided, however, that the amount of Indebtedness of such Person shall be the lesser of the Fair Market Value of the asset at the date of determination and the amount of such Indebtedness of such other Persons,

     (7) all Indebtedness of other Persons to the extent Guaranteed by such Person,

     (8) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary of the Company, any Preferred Stock, but excluding, in each case, any accrued dividends, and

     (9) to the extent not otherwise included in this definition, obligations of such Person under Hedging Obligations.

     The amount of Indebtedness of any Person at any date shall be the outstanding balance at that date of all unconditional obligations as described above as such amount would be reflected on a balance sheet in accordance with GAAP and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at that date.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person) or other extension of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person.

     "Investment Grade Status" shall occur when the Notes receive a rating of "BBB-" or higher (with a stable outlook) from Standard & Poor's Ratings Group and a rating of "Baa3" or higher from Moody's Investors Service, Inc. (with a stable outlook) (or, if either such entity ceases to rate the Notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other "nationally recognized statistical rating organization" within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company as a replacement agency).

     "Issue Date" means the February 28, 2003.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Net Available Cash" from an Asset Disposition means cash payments received, including any cash payments received by way of deferred payment of principal pursuant to a Note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form, therefrom, in each case net of:

     (1) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition;

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     (2) all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

     (3) all distributions and other payments required to be made to any Person owning a beneficial interest in assets subject to sale or minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition;

     (4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary of the Company after such Asset Disposition; and

     (5) any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with such Asset Disposition, provided, however, that upon the termination of such escrow, Net Available Cash shall be increased by any portion of funds therein released to the Company or any Restricted Subsidiary.

     "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale.

     "Non-Recourse Debt" means Indebtedness:

     (1) as to which neither the Company nor any of its Restricted Subsidiaries
         (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

     (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

     (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "Officer" means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company. Officer of any Subsidiary Guarantor has a correlative meaning.

     "Officers' Certificate" means a certificate signed by two Officers in accordance and compliance with the terms of the Indenture and that is delivered to the Trustee.

     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

     "Pari Passu Indebtedness" means Indebtedness that ranks equally in right of payment to the Notes.

     "Permitted Holders" means the Equity Investors and their respective Affiliates.

     "Permitted Investment" means:

     (1) any Investment in a Restricted Subsidiary of the Company or a Person that will, upon making the Investment, become a Restricted Subsidiary; provided, however, that the primary business of the Restricted Subsidiary is a Related Business;

     (2) any Investment in another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or

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         a Restricted Subsidiary of the Company; provided, however, that the
         Person's primary business is a Related Business;

     (3) any Investment in Cash Equivalents;

     (4) receivables owing to the Company or any of its Restricted Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

     (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

     (6) loans or advances to employees made in the ordinary course of business of the Company or such Restricted Subsidiary;

     (7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any of its Restricted Subsidiaries or in satisfaction of judgments or claims;

     (8) Investments the payment for which consists exclusively of Capital Stock, exclusive of Disqualified Stock, of the Company;

     (9) any Investment that existed on the Issue Date;

     (10) loans or advances to employees and directors to purchase Capital Stock of the Company or Holdings; provided that the aggregate amount of loans and advances shall not exceed $2.0 million at any time outstanding;

     (11) any Investment in another Person to the extent such Investment is received by the Company or any Restricted Subsidiary as consideration for Asset Disposition effected in compliance with the covenant under "-- Limitations on sales of assets";

     (12) prepayment and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Company and its Restricted Subsidiaries;

     (13) Investments in connection with pledges, deposits, payments or performance bonds made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations; and

     (14) any Investment in another Person provided that the aggregate Investments made pursuant to this clause shall not exceed in the aggregate $25.0 million at any one time outstanding, measured as of the date made and without giving effect to subsequent changes in value, provided further that such amount shall be increased by an amount equal to any return of capital received from any Investment.

     "Permitted Liens" means, with respect to any Person:

     (1) (x) Liens securing Indebtedness and other obligations of the Company and its Restricted Subsidiaries under the Senior Credit Agreement and Liens on assets of Subsidiaries securing Guarantees of Indebtedness and other obligations under the Senior Credit Agreement permitted to be Incurred under the Indenture in an aggregate principal amount at any one time outstanding not to exceed $280.0 million less the aggregate amount of permanent reductions of commitments to extend credit thereunder and repayment of principal thereof after the Issue Date and
         (y) Liens securing Hedging Obligations granted in favor of lenders or affiliates of lenders under the Senior Credit Agreement which Liens shall be limited to the collateral securing the obligations under the Senior Credit Agreement; provided that in the event the Consolidated Coverage Ratio is 2.50:1.00 or greater at the time of the Incurrence of any such Lien described in this clause (1), the foregoing limit shall be inapplicable; provided further that Liens permitted under this clause (1) shall not be used to secure Indebtedness that is issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace or refund, the 1998 Notes;

     (2) pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other
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         than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

     (3) Liens imposed by law, including carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

     (4) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

     (5) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers' acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

     (6) encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

     (7) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;

     (8) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

     (9) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

     (10) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations with respect to, assets or property acquired or constructed in the ordinary course of business, provided that:

        (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired or constructed; and

        (b) such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

     (11) Liens arising by virtue of any statutory or common law provisions relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

        (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

        (b) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution;

     (12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Subsidiaries in the ordinary course of business;

     (13) Liens existing on the Issue Date (other than Permitted Liens under clauses (1) and (21));
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     (14) Liens on property or shares of Capital Stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not Incurred in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Subsidiary;

     (15) Liens on property at the time the Company or a Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Subsidiary; provided, however, that such Liens are not Incurred in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Subsidiary;

     (16) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or a Wholly-Owned Subsidiary;

     (17) Liens securing the Notes and Subsidiary Guarantees;

     (18) Liens securing Indebtedness of Foreign Subsidiaries in an aggregate principal amount at any one time outstanding not to exceed the amounts permitted by the covenant described under "-- Certain covenants -- Limitation on indebtedness;"

     (19) Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

     (20) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries; and

     (21) Liens not otherwise permitted by clauses (1) through (20) above encumbering assets having a book value not in excess of 5% of Domestic Consolidated Net Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter for which financial statements are available to Holders ending prior to the date the Lien shall be Incurred.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

     "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "principal" of a security means the principal of the security plus the premium, if any, payable on the security which is due or overdue or is to become due at the relevant time.

     "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "refinance," "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

     (1) (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;
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     (2) the Refinancing Indebtedness has an Average Life at the time such
         Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

     (3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of Indebtedness being refinanced plus (y) without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees, underwriting discounts, commissions and other expenses incurred in connection with the issuance of the Refinancing Indebtedness and the repayment of the Indebtedness being refinanced); and

     (4) if the Indebtedness being refinanced is subordinated in right of payment to the Notes or a Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or a Subsidiary Guarantee on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Registration Rights Agreement" means that certain registration rights agreement dated as of the Issue Date by and between the Company, the Subsidiary Guarantors and the initial purchasers set forth therein and future agreements of a similar nature with respect to issuance of Additional Notes.

     "Related Business" means the pet food business, distribution activities on behalf of pet food business customers and such other business activities which are incidental or related thereto.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers that property to a Person and the Company or a Subsidiary leases it from that Person.

     "SEC" means the Securities and Exchange Commission.

     "Secured Indebtedness" means any Indebtedness of the Company and/or any Subsidiary secured by a Lien.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Senior Credit Agreement" means, with respect to the Company, one or more debt facilities (including, without limitation, the Amended and Restated Credit Agreement dated as of May 8, 2000, as amended as of March 21, 2001 and March 22, 2002 and as further amended as of February 10, 2003, and February 26, 2003, entered into among Holdings, the Company, as borrower, JPMorgan Chase Bank, as administrative agent, DLJ Capital Funding, Inc., as syndication agent, and Firstar Bank, N.A., as documentation agent, and the lenders parties thereto from time to time) together with the related documents thereto (including, without limitation, any Guarantee agreements and security documents), in each case as such agreement may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreements extending the maturity of, refinancing, replacing (whether or not contemporaneously) or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the covenant "Limitation on indebtedness") or adding Subsidiaries of the Company as additional borrowers, collateral or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreements and whether by the same or any other agent, lender or group of lenders or investors and whether such refinancing or replacement is under one or more debt facilities or commercial paper facilities, indentures or other agreements, in each case with banks or other institutional lenders or trustees or investors providing for revolving credit loans, term loans, notes or letters or credit, together with related documents thereto (including, without limitation, any Guarantee agreements and security documents).

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     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date.

     "Stated Maturity" means, with respect to any Indebtedness or Preferred Stock, the date specified in such security as the fixed date on which the payment of principal of such Indebtedness or Preferred Stock is due and payable, including pursuant to any mandatory redemption provision.

     "Subordinated Obligation" means any Indebtedness (other than Disqualified Stock) of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement.

     "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

     "Subsidiary Guarantee" means, individually, any Guarantee of payment of the Notes by a Subsidiary Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the Indenture.

     "Subsidiary Guarantor" means any Subsidiary that is required to issue a Subsidiary Guarantee.

     "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

     "Unrestricted Subsidiary" means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

     (1) has no Indebtedness other than Non-Recourse Debt;

     (2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

     (3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

     (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

     Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "-- Certain covenants -- Limitation on restricted payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be Incurred as of such date under the covenant described under the caption "-- Certain covenants -- Limitation on indebtedness," the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of
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any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "-- Certain covenants -- Limitation on indebtedness," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation. Notwithstanding the restrictions set forth above, Doane International Pet Products LLC, a Delaware limited liability company (or any successor thereto), shall, to the extent a Subsidiary, be deemed an Unrestricted Subsidiary so long as it (or its successor) is not a Wholly-Owned Subsidiary, at which time it shall be an Unrestricted Subsidiary only as provided above.

     "U.S. Government Obligations" means direct obligations, or certificates representing an ownership interest in obligations, of the United States of America, including any agency or instrumentality thereof, for the payment of which the full faith and credit of the United States of America is pledged and that are not callable or redeemable at the issuer's option.

     "Voting Stock" of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

     "Wholly-Owned Subsidiary" means a Restricted Subsidiary of the Company, all of the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly-Owned Restricted Subsidiary.

BOOK-ENTRY; DELIVERY AND FORM

  THE GLOBAL NOTES

     The new notes will be issued in the form of one or more registered notes in global form, without interest coupons. Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, or DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

     - upon deposit of each global note with DTC's custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants exchanging outstanding notes; and

     - ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

     Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

  BOOK-ENTRY PROCEDURES FOR THE GLOBAL NOTES

     All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by DTC and may be changed at any time. We are not responsible for those operations or procedures.

     DTC has advised us that it is:

     - a limited purpose trust company organized under the laws of the State of New York;

     - a "banking organization" within the meaning of the New York State Banking Law;

     - a member of the Federal Reserve System;

     - a "clearing corporation" within the meaning of the Uniform Commercial Code; and

     - a "clearing agency" registered under Section 17A of the Exchange Act.

     DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers; banks and trust companies; clearing

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corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

     So long as DTC's nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

     - will not be entitled to have notes represented by the global note registered in their names;

     - will not receive or be entitled to receive physical, certificated notes; and

     - will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

     As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

     Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the trustee to DTC's nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

     Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

     Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds.

     DTC has agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, DTC is not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of its obligations under the rules and procedures governing its operations.

CERTIFICATED NOTES

     Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

     - DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 120 days;

     - DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 120 days;

     - we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

     - certain other events provided in the indenture should occur.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of certain federal income tax considerations relevant to the exchange of outstanding notes for new notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of new notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

     We believe that the exchange of outstanding notes for new notes will not be an exchange or otherwise a taxable event to a holder for United States federal income tax purposes. Accordingly, a holder will have the same adjusted issue price, adjusted basis and holding period in the new notes as it had in the outstanding notes immediately before the exchange.

                              PLAN OF DISTRIBUTION

     Based on interpretations by the staff of the Securities and Exchange Commission in no-action letters issued to third parties, we believe that you may transfer new notes issued under the exchange offer in exchange for the outstanding notes if:

     - you acquire the new notes in the ordinary course of your business; and

     - you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such new notes.

     You may not participate in the exchange offer if you are:

     - our "affiliate" within the meaning of Rule 405 under the Securities Act of 1933; or

     - a broker-dealer that acquired outstanding notes directly from us.

     Each broker-dealer that receives new notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. In other transactions involving an exchange offer, the staff of the Securities and Exchange Commission has taken the position that broker-dealers may fulfill their prospectus delivery requirements, other than in connection with a resale of an unsold allotment from an original sale of outstanding securities, with a prospectus prepared in connection with the exchange offer. We believe this prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     If you wish to exchange new notes for your outstanding notes in the exchange offer, you will be required to make representations to us as described in "Exchange offer -- Purpose and effect of the exchange offer" and "-- Procedures for tendering -- Your representations to us" in this prospectus and in the letter of transmittal.

     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market:

     - in negotiated transactions;

     - through the writing of options on the new notes or a combination of such methods of resale;

     - at market prices prevailing at the time of resale; and

     - at prices related to such prevailing market prices or negotiated prices.

     Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

     For a period of up to 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to our performance of or compliance with the registration rights agreement, and will indemnify holders of the outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

     Certain legal matters relating to this offering will be passed upon for us by Vinson & Elkins L.L.P., New York, New York.

                                    EXPERTS

     The consolidated financial statements of Doane Pet Care Company as of December 29, 2001 and December 28, 2002, and for each of the years in the three-year period ended December 28, 2002, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the fiscal 2002 consolidated financial statements refers to a change in accounting for goodwill and other intangible assets.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission's web site at http://www.sec.gov. You may also read and copy any document we file at the Securities and Exchange Commission's public reference room at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room and its copy charges.

     We have agreed that, for so long as any notes remain outstanding, if we are not subject to the informational requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, we will furnish to holders and beneficial owners of our notes and to prospective purchasers designated by such holders the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933 to permit compliance with Rule 144A in connection with resales of the notes.

     You may request a copy of any of the documents summarized in this prospectus, at no cost, by writing or telephoning us at the following address and phone number:

                            Mr. Philip K. Woodlief
                            Vice President, Finance and Chief Financial Officer Doane Pet Care Company
                            210 Westwood Place South
                            Suite 400
                            Brentwood, Tennessee 37027
                            (615) 373-7774

                    DOANE PET CARE COMPANY AND SUBSIDIARIES
                             FINANCIAL INFORMATION

                         INDEX TO FINANCIAL STATEMENTS

                                                               PAGE
                                                               ----
Independent Auditors' Report................................   F-2
Consolidated Balance Sheets as of December 29, 2001 and
  December 28, 2002.........................................   F-3
Consolidated Statements of Income for the years ended
  December 30, 2000, December 29, 2001 and December 28,
  2002......................................................   F-4
Consolidated Statements of Stockholder's Equity and
  Comprehensive Income for the years ended December 30,
  2000, December 29, 2001 and December 28, 2002.............   F-5
Consolidated Statements of Cash Flows for the years ended
  December 30, 2000, December 29, 2001 and December 28,
  2002......................................................   F-6
Notes to Consolidated Financial Statements..................   F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Doane Pet Care Company

     We have audited the accompanying consolidated balance sheets of Doane Pet Care Company and subsidiaries as of December 29, 2001 and December 28, 2002 and the related consolidated statements of income, stockholder's equity and comprehensive income and cash flows for each of the years in the three-year period ended December 28, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Doane Pet Care Company and subsidiaries at December 29, 2001 and December 28, 2002 and the results of their operations and their cash flows for each of the years in the three-year period ended December 28, 2002 in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 2 to the consolidated financial statements, effective December 30, 2001, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

                                          /S/ KPMG LLP

Nashville, Tennessee
February 14, 2003, except as to Note 26, which is as of February 28, 2003

                    DOANE PET CARE COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PAR VALUE AMOUNTS)

                                                              DECEMBER 29,   DECEMBER 28,
                                                                  2001           2002
                                                              ------------   ------------
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................    $  6,032       $  7,596
  Accounts receivable, net..................................     120,760        129,347
  Inventories, net..........................................      54,841         63,631
  Deferred tax asset........................................      10,115          5,859
  Prepaid expenses and other current assets.................       5,469          8,143
                                                                --------       --------
          Total current assets..............................     197,217        214,576
Property, plant and equipment, net..........................     249,379        260,092
Goodwill and trademarks, net................................     347,081        363,080
Other assets................................................      42,868         32,919
                                                                --------       --------
          Total assets......................................    $836,545       $870,667
                                                                ========       ========
                          LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current maturities of long-term debt......................    $ 28,488       $  5,720
  Accounts payable..........................................      64,013         93,528
  Accrued liabilities.......................................      57,721         56,113
                                                                --------       --------
          Total current liabilities.........................     150,222        155,361
Long-term debt, excluding current maturities................     559,335        548,300
Other long-term liabilities.................................      10,805         23,692
Deferred tax liability......................................      12,585          7,261
                                                                --------       --------
          Total liabilities.................................     732,947        734,614
                                                                --------       --------
Senior Preferred Stock (Redeemable), 3,000,000 shares
  authorized, 1,200,000 shares issued and outstanding.......      65,672         77,550
                                                                --------       --------
Commitments and contingencies
Stockholder's equity:
  Common stock, $0.01 par value; 1,000 shares authorized,
     issued and outstanding.................................          --             --
  Additional paid-in-capital................................     115,655        115,674
  Accumulated other comprehensive income (loss).............      (7,607)         9,558
  Accumulated deficit.......................................     (70,122)       (66,729)
                                                                --------       --------
          Total stockholder's equity........................      37,926         58,503
                                                                --------       --------
          Total liabilities and stockholder's equity........    $836,545       $870,667
                                                                ========       ========

          See accompanying notes to consolidated financial statements.

                    DOANE PET CARE COMPANY AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                         YEARS ENDED
                                                          ------------------------------------------
                                                          DECEMBER 30,   DECEMBER 29,   DECEMBER 28,
                                                              2000           2001           2002
                                                          ------------   ------------   ------------
Net sales...............................................    $875,761       $895,830       $887,333
Cost of goods sold......................................     687,799        749,092        701,418
                                                            --------       --------       --------
          Gross profit..................................     187,962        146,738        185,915
Operating expenses:
  Promotion and distribution............................      52,285         58,993         53,525
  Selling, general and administrative...................      50,507         47,193         48,663
  Amortization..........................................      12,779         13,743          3,552
  Other operating expenses..............................      28,639          8,655          1,447
                                                            --------       --------       --------
     Income from operations.............................      43,752         18,154         78,728
Interest expense, net...................................      51,223         57,020         62,395
Other income, net.......................................      (1,732)          (757)          (724)
                                                            --------       --------       --------
     Income (loss) before income taxes..................      (5,739)       (38,109)        17,057
Income tax expense (benefit)............................        (854)       (16,171)         1,786
                                                            --------       --------       --------
     Net income (loss)..................................      (4,885)       (21,938)        15,271
Preferred stock dividends and accretion.................      (9,240)       (10,467)       (11,878)
                                                            --------       --------       --------
     Net income (loss) available to common shares.......    $(14,125)      $(32,405)      $  3,393
                                                            ========       ========       ========
Basic and diluted net income (loss) per common share....    $(14,125)      $(32,405)      $  3,393
                                                            ========       ========       ========
Basic and diluted weighted-average common shares
  outstanding...........................................       1,000          1,000          1,000
                                                            ========       ========       ========

          See accompanying notes to consolidated financial statements.

                    DOANE PET CARE COMPANY AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY AND
                              COMPREHENSIVE INCOME
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                  ACCUMULATED
                                                                     OTHER
                                   COMMON STOCK     ADDITIONAL   COMPREHENSIVE
                                  ---------------    PAID-IN        INCOME       ACCUMULATED
                                  SHARES   AMOUNT    CAPITAL        (LOSS)         DEFICIT      TOTAL
                                  ------   ------   ----------   -------------   -----------   --------
Balances at January 1, 2000.....  1,000    $   --    $106,708       $  (170)      $(23,592)    $ 82,946
Comprehensive loss:
  Net loss......................     --        --          --            --         (4,885)      (4,885)
  Foreign currency translation,
     net........................     --        --          --         2,260             --        2,260
  Unrealized loss, net of
     deferred tax benefit of
     $600.......................     --        --          --          (772)            --         (772)
                                                                                               --------
          Total comprehensive
            loss................                                                                 (3,397)
                                                                                               --------
Preferred stock dividends.......     --        --          --            --         (8,163)      (8,163)
Accretion of preferred stock....     --        --          --            --         (1,077)      (1,077)
Parent capital contribution.....     --        --         572            --             --          572
                                  -----    ------    --------       -------       --------     --------
Balances at December 30, 2000...  1,000    $   --    $107,280       $ 1,318       $(37,717)    $ 70,881
Comprehensive loss:
  Net loss......................     --        --          --            --        (21,938)     (21,938)
  Foreign currency translation,
     net........................     --        --          --        (7,352)            --       (7,352)
  Unrealized loss, net of
     deferred tax benefit of
     $1,196.....................     --        --          --        (1,573)            --       (1,573)
                                                                                               --------
          Total comprehensive
            loss................                                                                (30,863)
                                                                                               --------
Preferred stock dividends.......     --        --          --            --         (9,390)      (9,390)
Accretion of preferred stock....     --        --          --            --         (1,077)      (1,077)
Parent capital contribution.....     --        --       8,375            --             --        8,375
                                  -----    ------    --------       -------       --------     --------
Balances at December 29, 2001...  1,000    $   --    $115,655       $(7,607)      $(70,122)    $ 37,926
                                  -----    ------    --------       -------       --------     --------
Comprehensive income:
  Net income....................     --        --          --            --         15,271       15,271
  Foreign currency translation,
     net........................     --        --          --        22,792             --       22,792
  Unrealized loss, net of
     deferred tax benefit of
     $313.......................     --        --          --           (43)            --          (43)
  Minimum pension liability, net
     of deferred tax benefit of
     $3,556.....................                                     (5,584)                     (5,584)
                                                                                               --------
          Total comprehensive
            income..............                                                                 32,436
                                                                                               --------
Preferred stock dividends.......     --        --          --            --        (10,801)     (10,801)
Accretion of preferred stock....     --        --          --            --         (1,077)      (1,077)
Parent capital contribution.....     --        --          19            --             --           19
                                  -----    ------    --------       -------       --------     --------
Balances at December 28, 2002...  1,000    $   --    $115,674       $ 9,558       $(66,729)    $ 58,503
                                  =====    ======    ========       =======       ========     ========

          See accompanying notes to consolidated financial statements.

                    DOANE PET CARE COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                         YEARS ENDED
                                                          ------------------------------------------
                                                          DECEMBER 30,   DECEMBER 29,   DECEMBER 28,
                                                              2000           2001           2002
                                                          ------------   ------------   ------------
Cash flows from operating activities:
  Net income (loss).....................................   $  (4,885)      $(21,938)      $ 15,271
  Items not requiring (providing) cash:
     Depreciation.......................................      23,555         27,687         28,612
     Amortization.......................................      12,779         13,743          3,552
     Deferred tax expense (benefit).....................      (1,780)       (18,082)         1,258
     Non-cash interest expense..........................       2,368          5,844         15,058
     Equity in joint ventures...........................        (895)          (788)          (705)
     Plant closures and Project Focus...................      15,337          8,866             --
     Net loss on divestitures...........................          --          4,660             --
     Other non-cash charges (credits), net..............        (998)           500          2,352
     Changes in current assets and liabilities
       (excluding amounts acquired):
       Accounts receivable..............................     (31,300)          (661)        (2,669)
       Inventories......................................      (4,103)         5,112         (5,587)
       Prepaid expenses and other current assets........        (960)           154         (1,632)
       Accounts payable.................................      27,626        (44,479)        25,541
       Accrued liabilities..............................       8,644         (4,554)        (2,278)
                                                           ---------       --------       --------
          Net cash provided by (used in) operating
            activities..................................      45,388        (23,936)        78,773
                                                           ---------       --------       --------
Cash flows from investing activities:
  Capital expenditures..................................     (35,347)       (17,316)       (24,348)
  Proceeds from sale of assets..........................          --         20,884          1,766
  Acquisition related payments, net of cash received....    (145,764)            --             --
  Other, net............................................        (205)        (2,102)        (3,320)
                                                           ---------       --------       --------
          Net cash provided by (used in) investing
            activities..................................    (181,316)         1,466        (25,902)
                                                           ---------       --------       --------
Cash flows from financing activities:
  Net borrowings (repayments) under revolving credit
     agreements.........................................      (2,400)        30,400        (23,000)
  Proceeds from issuance of long-term debt..............     159,007         17,511          9,738
  Principal payments on long-term debt..................     (22,706)       (27,925)       (36,172)
  Payments for debt issuance costs......................      (2,501)        (2,928)        (2,316)
  Parent capital contribution...........................         572          8,375             19
                                                           ---------       --------       --------
          Net cash provided by (used in) financing
            activities..................................     131,972         25,433        (51,731)
Effect of exchange rate changes on cash and cash
  equivalents...........................................         (80)           (89)           424
                                                           ---------       --------       --------
          Increase (decrease) in cash and cash
            equivalents.................................      (4,036)         2,874          1,564
Cash and cash equivalents, beginning of year............       7,194          3,158          6,032
                                                           ---------       --------       --------
Cash and cash equivalents, end of year..................   $   3,158       $  6,032       $  7,596
                                                           =========       ========       ========

          See accompanying notes to consolidated financial statements.

                    DOANE PET CARE COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  NATURE OF BUSINESS

     Doane Pet Care Company ("Company") is a wholly-owned subsidiary of Doane Pet Care Enterprises, Inc. ("Parent"). The Company is a leading global provider of pet food, primarily private label, with 32 combined manufacturing and distribution facilities in the United States and Europe. The Company manufactures pet food products primarily for dogs and cats, including dry, wet, semi-moist, soft dry, soft treats and biscuits, to retailers of all types. The Company also operates a machine shop and a structural steel fabrication plant that sells to third parties and supports the Company's facilities.

  PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated. The Company's 50% joint venture investments are accounted for under the equity method. Equity from the joint venture investments is recorded in other income, net, in the accompanying consolidated statements of income.

     52-53 WEEK FISCAL YEAR

     The Company's fiscal year ends on the Saturday nearest to the end of December; and therefore, fiscal 2000, 2001 and 2002 ended on December 30, 2000, December 29, 2001 and December 28, 2002, respectively. Fiscal 2000 through 2002 were each 52-week years.

  RECLASSIFICATIONS

     Certain fiscal 2000 and 2001 amounts have been reclassified to conform with fiscal 2002 presentation.

  USE OF ESTIMATES

     In conformity with accounting principles generally accepted in the United States of America, preparation of the Company's financial statements requires management to make estimates and assumptions that affect the reported amounts and disclosures in the consolidated financial statements; and therefore, actual results could ultimately differ from those estimates.

  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include all liquid investments with original maturities of three months or less.

  ACCOUNTS RECEIVABLE

     Accounts receivable are stated at net realizable value through recording a valuation allowance for outstanding deductions with customers, doubtful accounts and cash discounts. The Company's policy is to estimate its allowance by applying a recovery percentage based on historical collection experience and performing a specific identification review of customer account balances. The Company had allowances against accounts receivable of $8.6 million and $5.3 million at December 29, 2001 and December 28, 2002, respectively.

     The Company extends unsecured credit in the form of accounts receivable, principally to retailers and national branded companies throughout the United States and Europe, with credit extended to one customer representing 45% and 49% of accounts receivable, net, at December 29, 2001 and December 28, 2002, respectively.

  INVENTORIES

     Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out method. Inventories are stated net of a valuation allowance for obsolescence, primarily related to packaging inventories. The Company's policy is to estimate its allowance based on specific identification of obsolete

                    DOANE PET CARE COMPANY AND SUBSIDIARIES

SKUs or probable SKUs to be rationalized. The Company had allowances against inventories of $7.6 million and $4.7 million at December 29, 2001 and December 28, 2002, respectively.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are depreciated using the straight-line method over the estimated useful lives of 20 to 40 years for buildings and improvements and 3 to 12 years for machinery and equipment.

  GOODWILL AND TRADEMARKS

     Goodwill has been recorded under the purchase accounting method to represent the excess of the purchase price over the fair value of the assets acquired and liabilities assumed. The Company's only intangible asset with an indefinite useful life other than goodwill is its trademarks. See Note
2 -- "Changes in Accounting Principles" for a discussion of the Company's adoption of Financial Accounting Standards Board's ("FASB's") Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS 142"), which became effective for the Company as of the beginning of fiscal 2002.

     Prior to the adoption of SFAS 142, the Company amortized goodwill over 20 and 40 years and trademarks over 30 years using the straight-line method. The recovery of the carrying value of goodwill and trademarks was periodically evaluated for impairment in relation to the operating performance and expected future operating cash flows of the Company on an undiscounted basis. If the carrying value of such assets exceeded the expected undiscounted future operating cash flows, an impairment loss was recognized to the extent the carrying amount of the acquired net assets exceeded the fair value and was calculated using expected discounted future operating cash flows.

  OTHER ASSETS

     Other assets on the accompanying consolidated balance sheets of the Company consists of (1) debt issuance costs; (2) other intangible assets with estimable useful lives; (3) investments in joint ventures; and (4) other miscellaneous long-term assets. The Company's policy is to amortize into interest expense its debt issuance costs over the life of the related indebtedness. Other intangible assets with estimable useful lives, primarily consisting of plate costs and software, are being amortized generally over three to five years.

  IMPAIRMENT OF LONG-LIVED ASSETS

     In accordance with FASB's Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"), long-lived assets, including property, plant and equipment and intangible assets with estimable useful lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Goodwill and other intangible assets with indefinite lives not subject to amortization are tested annually for impairment, and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset's fair value. Prior to adoption of SFAS 144, the Company accounted for long-lived assets in accordance with FASB's Statement of Financial Accounting Standards No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." See Note
2 -- "Changes in Accounting Principles" for a discussion of the Company's adoption of SFAS 144 effective December 30, 2001.

  FINANCIAL INSTRUMENTS

     The fair value of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximates book value. The fair value of long-term debt is based upon market value, if traded, or discounted at the estimated rate the Company would currently incur on similar debt. See Note
10 -- "Fair Value of Financial Instruments."

                    DOANE PET CARE COMPANY AND SUBSIDIARIES

  INCOME TAXES

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are determined based upon differences between the financial reporting and tax basis of assets and liabilities. The differences are measured by applying enacted tax rates and laws to taxable years in which such differences are expected to reverse.

  REVENUE RECOGNITION

     The Company recognizes revenue when products are shipped and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable.

  PROMOTION AND DISTRIBUTION

     Promotion and distribution expenses are primarily promotions, freight, brokerage fees, and warehousing expenses. Distribution expenses were $31.2 million, $34.7 million and $33.7 million in fiscal 2000, 2001 and 2002, respectively.

  COMMODITY DERIVATIVE INSTRUMENTS

     The Company seeks to manage its commodity price risk associated with market fluctuations by using derivative instruments for portions of its corn, soybean meal, alternative proteins and natural gas purchases, principally through exchange traded futures and options contracts. The terms of these contracts are generally less than one year. During the term of the contract, the Company balances positions daily with cash payments to or from the exchanges. At the termination of a contract, the Company has the ability to settle financially or by exchange for the physical commodity, in which case, the Company would deliver the contract against the acquisition of the physical commodity. The Company's policy does not permit speculative commodity trading. All changes in the fair value of the Company's commodity derivative instruments are included in cost of goods sold in the accompanying consolidated statements of income.

  INTEREST RATES SWAP AND CAP CONTRACTS

     The Company periodically uses interest rate swap and cap contracts to limit its exposure to the interest rate risk associated with its domestic floating rate debt. The Company's policy does not permit speculative trading related to its debt. Changes in market values of these financial instruments are highly correlated with changes in market values of the hedged item both at inception and over the life of the contracts. In accordance with FASB's Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), the Company's interest rate swap contracts have been designated as cash flow hedges with changes in fair value recognized in accumulated other comprehensive income (loss), net of deferred taxes, in the accompanying consolidated balance sheets until they are realized at which point, they are recognized in interest expense, net, in the accompanying consolidated statements of income. Amounts received or paid under interest rate swap contracts and on interest rate cap contracts are recorded as interest income (expense) in the accompanying consolidated statements of income.

  FOREIGN CURRENCY DERIVATIVE INSTRUMENTS

     The Company seeks to manage its exposure to exchange rate fluctuations on foreign currency transactions by using foreign currency forward contracts. Changes in market values of these financial instruments are highly correlated with changes in market values of the hedged item both at inception and over the life of the contracts. In accordance with SFAS 133, changes in fair value of gains and losses on foreign currency forward contracts that qualify for hedge accounting are recorded in accumulated other comprehensive income (loss), net of deferred taxes, in the accompanying consolidated balance sheets until they are realized, at which point, they are recognized in other income, net, in the accompanying consolidated statements of income. All other

                    DOANE PET CARE COMPANY AND SUBSIDIARIES
gains and losses on foreign currency forward contracts are recorded as an increase or reduction in net sales in the accompanying consolidated statements of income as they occur.

  COMPREHENSIVE INCOME (LOSS)

     Comprehensive income (loss) consists of (1) net income (loss); (2) foreign currency translation, including changes in the fair value of the Company's Euro-denominated debt designated as a hedge of the Company's net investment in Europe; (3) changes in the fair value of interest rate swap contracts and foreign currency derivative instruments designated as hedges; and (4) changes in the minimum pension liability. Comprehensive income (loss) is presented in the accompanying consolidated statements of stockholder's equity and comprehensive income.

  FOREIGN CURRENCY GAINS AND LOSSES

     The Company's foreign-owned assets and liabilities have been translated to U.S. dollars using the exchange rates in effect at the period end dates in the accompanying consolidated balance sheets. Results of foreign operations have been translated using the average exchange rates during the periods presented in the accompanying consolidated statements of income. The cumulative translation adjustment for the Company's net investment in foreign operations has been recognized in accumulated other comprehensive income (loss) in the accompanying consolidated financial statements. Foreign currency transaction gains and losses are recognized in the accompanying consolidated statements of income as they occur.

  NET INCOME (LOSS) PER COMMON SHARE

     Basic net income (loss) per common share is calculated using the weighted-average number of shares of common stock outstanding during the period after adjusting net income (loss) for unpaid preferred stock dividends and the accretion of the preferred stock. Diluted net income (loss) per common share is the same as basic net income (loss) per common share as no common stock equivalents exist.

  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations ("SFAS 143"), which requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. SFAS 143 also requires the Company to record a corresponding asset that is depreciated over the life of the asset. Subsequent to the initial measurement of an asset retirement obligation, SFAS 143 requires the obligation be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. SFAS 143 became effective for the Company as of the beginning of fiscal 2003. The Company is evaluating the impact, if any, that adoption of SFAS 143 will have on its consolidated financial statements.

     In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections ("SFAS 145"), which amends existing authoritative pronouncements to make various technical corrections, clarify meanings and describe their applicability under changed conditions. SFAS 145 requires gains and losses from the extinguishment of debt to be classified as extraordinary items only if they meet the criteria of unusual or infrequent or they meet the criteria for classification as an extraordinary item. SFAS 145 became effective for the Company as of the beginning of fiscal 2003. In accordance with SFAS 145, the Company will recognize a charge to net income in the first quarter of fiscal 2003 associated with the issuance of its 10 3/4% senior notes in February 2003 that does not meet the criteria for classification as an extraordinary item. See Note 26 -- "Subsequent Events."

                    DOANE PET CARE COMPANY AND SUBSIDIARIES

     In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities ("SFAS 146"), which addresses significant issues regarding the recognition, measurement and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for pursuant to the guidance that the Emerging Issues Task Force ("EITF") has set forth in EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)." SFAS 146 requires companies to recognize costs associated with exit or disposal activities when these costs are incurred rather than at the date of a commitment to an exit or disposal plan. The scope of SFAS 146 also includes costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS 146 became effective for the Company as of the beginning of fiscal 2003. The Company is evaluating the impact, if any, that adoption of SFAS 146 will have on its consolidated financial statements.

     In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others ("FIN 45"), which elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under the guarantee and must disclose that information in its interim and annual financial statements. The provisions related to recognizing a liability at inception of the guarantee for the fair value of the guarantor's obligations does not apply to product warranties or to guarantees accounted for as derivatives. The initial recognition and initial measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. The Company is evaluating the impact, if any, that adoption of the recognition and measurement provisions of FIN 45 will have on its consolidated financial statements.

     In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure, an Amendment of FASB Statement No. 123 ("SFAS 148"), which amends Statement on Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are required for fiscal 2002 and are included in Note 13 -- "Stock Option Plan of Parent."

(2)  CHANGES IN ACCOUNTING PRINCIPLES

     Effective December 30, 2001, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. SFAS 142 requires that goodwill and other intangible assets with indefinite lives no longer be amortized. SFAS 142 further requires that the fair value of goodwill and other intangible assets with indefinite lives be tested for impairment upon adoption of this statement, annually and upon the occurrence of certain events, and be written down to fair value if considered impaired. In the first quarter of fiscal 2002, the Company reassessed the useful lives and residual values of all intangible assets acquired in purchase business combinations, including those intangible assets having estimable useful lives that are classified as other assets in the Company's balance sheets which resulted in no impact on its consolidated financial statements. During the second quarter of fiscal 2002, the Company completed the required transitional impairment tests of goodwill and other intangible assets with indefinite lives and, based on the results of the tests, determined no impairment to the carrying values of these assets existed as of December 29, 2001. In the fourth quarter of fiscal 2002, the Company performed its required annual assessment of impairment and determined no such impairment was evident.

                    DOANE PET CARE COMPANY AND SUBSIDIARIES

     Results of operations of the Company, as adjusted to give effect to SFAS 142 as if it were adopted on January 2, 2000, follows (in thousands):

                                                                      YEARS ENDED
                                                              ---------------------------
                                                              DECEMBER 30,   DECEMBER 29,
                                                                  2000           2001
                                                              ------------   ------------
Net loss, as reported.......................................    $(4,885)       $(21,938)
Add back: Amortization, net of income tax benefit...........      7,221           7,591
                                                                -------        --------
  Net income (loss), as adjusted............................    $ 2,336        $(14,347)
                                                                =======        ========
Basic and diluted net loss per common share, as adjusted....    $(6,904)       $(24,814)
                                                                =======        ========

     Effective December 30, 2001, the Company adopted FASB's Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires that long-lived assets to be disposed of by sale be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The adoption of SFAS 144 had no material impact on the Company's financial position or results of operations.

(3)  ACQUISITION

     On May 10, 2000, the Company acquired A/S Arovit Petfood ("Arovit"), headquartered in Esbjerg, Denmark, for approximately $144.4 million and assumed indebtedness, net of cash, of approximately $11.8 million. Arovit manufactures and sells throughout Europe a full range of pet food products for dogs and cats, including wet, dry and treats, primarily through private label programs. This acquisition was accounted for as a purchase with the purchase price and direct acquisition costs allocated based on the fair value of assets acquired and liabilities assumed. In connection with the purchase of Arovit, the Company recorded $72.7 million of goodwill and trademarks that were amortized over 40 years through December 29, 2001 and $9.4 million of other intangible assets with estimable useful lives that were amortized over 5 to 30 years. Additionally, the Company is depreciating acquired property, plant and equipment of $69.2 million over the remaining useful lives ranging from 5 to 30 years. The Company financed this acquisition through an amendment to its existing senior credit facility, which included Euro 82.0 million ($73.7 million) of new Euro Tranche A loans with the remainder being additional borrowings under Tranche B of the USD term facility. The Euro-denominated debt has been designated as a hedge of the foreign currency exposure inherent in the Company's net investment in Europe. Changes in the fair value of this Euro-denominated debt due to fluctuations in the Euro to U.S. dollar exchange rate have been recognized in accumulated other comprehensive income (loss) in the accompanying consolidated financial statements.

     Set forth below is certain unaudited pro forma consolidated financial information of the Company for the year ended December 30, 2000 that has been adjusted to reflect the Company's acquisition of Arovit as if such transaction occurred at January 2, 2000 (in thousands, except per share amount):

                                                                YEAR ENDED
                                                               DECEMBER 30,
                                                                   2000
                                                               ------------
Net sales...................................................     $926,184
Net loss....................................................       (6,893)
Basic and diluted net loss per common share.................      (16,133)

     The pro forma financial data above is based on certain assumptions and estimates; and therefore, does not purport to be indicative of the results that would actually have been obtained had the acquisition of Arovit been completed as of such date or indicative of future financial position and results of operations.

                    DOANE PET CARE COMPANY AND SUBSIDIARIES

(4)  DIVESTITURES

     On April 27, 2001, the Company sold its Perham, Minnesota dry dog and cat food facility and related assets, including the Tuffy's brand, for $7.0 million. On May 3, 2001, the Company sold its Deep Run domestic wet pet food business and related assets, other than real estate, for $13.9 million (collectively, the "Divestitures"). The Company recognized a $4.7 million net loss on the sale of these businesses. In addition, the Company recognized $2.0 million of severance costs for the elimination of certain corporate positions following the Divestitures. These charges were recognized in fiscal 2001 other operating expenses in the accompanying consolidated statements of income. See Note
16 -- "Other Operating and Project Focus Implementation Expenses."

(5)  INVENTORIES

     A summary of inventories, net of valuation allowance, follows (in thousands):

                                                              DECEMBER 29,   DECEMBER 28,
                                                                  2001           2002
                                                              ------------   ------------
Raw materials...............................................    $12,312        $14,957
Packaging materials.........................................     16,139         19,002
Finished goods..............................................     26,390         29,672
                                                                -------        -------
  Total.....................................................    $54,841        $63,631
                                                                =======        =======

(6)  PROPERTY, PLANT AND EQUIPMENT

     A summary of property, plant and equipment follows (in thousands):

                                                              DECEMBER 29,   DECEMBER 28,
                                                                  2001           2002
                                                              ------------   ------------
Land........................................................    $ 10,788       $ 11,136
Buildings and improvements..................................      84,991         90,444
Machinery and equipment.....................................     219,367        243,738
Construction in progress....................................       6,710         14,465
                                                                --------       --------
                                                                 321,856        359,783
Less: Accumulated depreciation..............................     (72,477)       (99,691)
                                                                --------       --------
  Total.....................................................    $249,379       $260,092
                                                                ========       ========

(7)  GOODWILL AND TRADEMARKS

     A summary of goodwill and trademarks follows (in thousands):

                                                              DECEMBER 29,   DECEMBER 28,
                                                                  2001           2002
                                                              ------------   ------------
Goodwill....................................................    $323,216       $339,941
Trademarks..................................................      66,000         67,181
                                                                --------       --------
                                                                 389,216        407,122
Less: Accumulated amortization..............................     (42,135)       (44,042)
                                                                --------       --------
  Total.....................................................    $347,081       $363,080
                                                                ========       ========

                    DOANE PET CARE COMPANY AND SUBSIDIARIES

(8)  ACCRUED LIABILITIES

     A summary of accrued liabilities follows (in thousands):

                                                              DECEMBER 29,   DECEMBER 28,
                                                                  2001           2002
                                                              ------------   ------------
Rebates and promotions......................................    $14,326        $15,356
Compensation................................................      5,501         11,977
Derivative instruments......................................     13,322          8,433
Restructuring costs.........................................      4,784          2,752
Divestitures................................................        950            706
Interest....................................................      6,367          5,620
Healthcare costs and workers' compensation..................      4,232          3,650
Real estate, franchise and income taxes.....................      3,003          2,561
Other.......................................................      5,236          5,058
                                                                -------        -------
  Total.....................................................    $57,721        $56,113
                                                                =======        =======

(9)  LONG-TERM DEBT AND LIQUIDITY

     A summary of long-term debt follows (in thousands):

                                                              DECEMBER 29,   DECEMBER 28,
                                                                  2001           2002
                                                              ------------   ------------
Revolving credit facility...................................    $ 38,000       $ 15,000
Term loan facilities........................................     352,804        340,924
Sponsor facility............................................      16,777         17,245
Senior subordinated notes...................................     148,071        148,430
Industrial development revenue bonds........................      14,461         14,471
Debt of foreign subsidiaries................................      17,710         17,950
                                                                --------       --------
                                                                 587,823        554,020
Less: Current maturities....................................     (28,488)        (5,720)
                                                                --------       --------
  Total.....................................................    $559,335       $548,300
                                                                ========       ========

     Current maturities of long-term debt as of December 28, 2002 have been reclassified to reflect the refinancing in February 2003. See Note
26 -- "Subsequent Events."

  BANK LOANS

     The information disclosed below relates to the Company's Amended Credit Facility, as amended and in effect at December 28, 2002. The Company entered into additional amendments to its Amended Credit Facility on February 28, 2003 concurrently with the issuance of new senior notes. For a discussion of the Company's Amended Credit Facility, as amended in February 2003, see Note
26 -- "Subsequent Events."

     In May 2000, the Company entered into a new senior credit facility with a syndicate of banks and other institutional investors, as lenders, and JPMorgan Chase Bank, as administrative agent, as amended in March 2001 and 2002 (the "Amended Credit Facility"). As of December 28, 2002, the Amended Credit Facility provided for total commitments of a Euro 66.7 million term loan facility (the "Euro Term Loan Facility") and $346.0 million, consisting of a $271.0 million term loan facility (the "USD Term Loan Facility") and a $75.0 million revolving credit facility (the "Revolving Credit Facility") with a $20.0 million sub-limit for issuance of letters of credit of which $2.6 million and $2.5 million was outstanding December 29, 2001 and December 28, 2002, respectively. In March 2001, the commitments under the Revolving Credit Facility were reduced to $60.0 million until certain financial performance tests are achieved. Such tests were not met in

                    DOANE PET CARE COMPANY AND SUBSIDIARIES
fiscal 2001 or 2002. All loans under the Amended Credit Facility bear interest at the higher of the Euro dollar rate plus 4.75%, or the prime rate of the administrative agent plus 3.75%, until maturity in 2006. The Company also pays certain fees with respect to the Amended Credit Facility. The Euro Term Loan Facility bore interest at 6.72% and 7.84%, the USD Term Loan Facility bore interest at 7.81% and 7.12% and the Revolving Credit Facility bore interest at 7.00% and 8.00% at December 29, 2001 and December 28, 2002, respectively. The Euro Term Loan Facility has a final maturity of December 30, 2005. As of December 28, 2002, the principal amounts due under the Euro Term Loan Facility were as follows: (i) approximately Euro 8.7 million in 2003; (ii) approximately Euro 11.0 million in 2004; and (iii) approximately Euro 47.0 million in 2005. The USD Term Loan Facility consists of three tranches with final maturities of March 31, 2005, December 31, 2005 and December 31, 2006, respectively, unless terminated sooner upon an event of default. As of December 28, 2002, the principal amounts due under the USD Term Loan Facility were as follows: (i) approximately $15.0 million in 2003 and 2004; (ii) approximately $162.0 million in 2005; and (iii) approximately $79.0 million in 2006. The Revolving Credit Facility has a final maturity of March 31, 2005. At December 28, 2002, the Company had $15.0 million of outstanding borrowings under its Revolving Credit Facility and $2.5 million letters of credit outstanding, resulting in $42.5 million of availability under its Revolving Credit Facility. The Amended Credit Facility provides for mandatory prepayments of the Company's borrowings upon certain specified events and in certain specified percentages, and the Company may also prepay borrowings under the Amended Credit Facility.

     The Company and certain restricted subsidiaries are required to guarantee amounts outstanding under the Amended Credit Facility. The indebtedness incurred pursuant to the Amended Credit Facility is secured by a first priority lien on substantially all of the material assets of the Company and its restricted domestic subsidiaries. The Amended Credit Facility contains certain financial and other covenants usual and customary for a secured credit agreement.

     In March 2002, the Company amended its Amended Credit Facility to provide for, among other things: (1) an increase in interest rates to the Eurodollar rate plus 4.75% for all loans and an increase in the commitment fee rate on the Revolving Credit Facility to 1.00%; (2) a grant to the Company's lenders of a lien on its material operating accounts, (3) a limit on the amount of future capital expenditures up to a total of $25.0 million for fiscal 2002 and $7.0 million for the first quarter of 2003; (4) a limit on certain permitted investments; (5) an amendment to its existing financial covenants through March 31, 2003; (6) a new minimum EBITDA covenant; and (7) the issuance of new senior subordinated notes if the net proceeds of such new subordinated notes are used to repay the loans under the senior credit facility. In addition, an Excess Leverage Fee, as defined in the Amended Credit Facility, will accrue if the "senior leverage" ratio exceeds 3.25 to 1.00 as of March 31, 2003, at a rate equal to 2.5% of the sum of the daily average of the aggregate unpaid principal amount of the loans from March 31, 2002 to March 31, 2003. If the Excess Leverage fee is earned, it will generally be payable only from any future asset sales and debt and equity offerings, but in any event not later than March 31, 2005. As of December 28, 2002, the Company had accrued $6.7 million related to the Excess Leverage Fee as it appeared probable at that date that such amounts would be payable.

     The Amended Credit Facility, as amended in March 2001 and 2002, also waived certain financial covenant requirements for the fiscal years ended December 30, 2000 and December 29, 2001 and reduced the financial covenant requirements through March 31, 2003. Without such waivers, the Company would not have been in compliance with the covenants at December 30, 2000 or December 29, 2001. Any such event of default could permit a majority of the lenders to accelerate outstanding debt under the Amended Credit Facility and permit a majority of the lenders under the Revolving Credit Facility to terminate the Revolving Credit Commitment (without acceleration of such debt). Such acceleration would result in a cross-default under the Company's existing 9 3/4% senior subordinated notes.

     The Company is required to keep a certain percentage of its outstanding debt at a fixed interest rate. In connection with this requirement, the Company may enter into interest rate swap and cap agreements from time to time to seek to manage its interest rate risk exposure under the Amended Credit Facility. At

                    DOANE PET CARE COMPANY AND SUBSIDIARIES

December 28, 2002, the Company had interest rate swap contracts with a total notional amount of $60.0 million for which the Company pays fixed rates and receives floating rate LIBOR and had an interest rate cap contract with a notional amount of $50.0 million for which the Company would receive payments if floating rate LIBOR exceeds the cap rate.

  SPONSOR FACILITY

     The sponsor facility ("Sponsor Facility") is a senior unsecured loan bearing interest at 15.0%. Principal and accrued interest under the loan is due on March 31, 2007. The Amended Credit Facility restricts the payment of any interest or principal on the Sponsor Facility until the ratio of the Company's Average Senior Debt to EBITDA, as defined in the Amended Credit Facility, calculated on a pro forma basis giving effect to any such principal or interest payments, is no greater than 2.75 to 1.00 and the Company maintains at least $35.0 million of credit availability (the "Payment Test"). The Sponsor Facility requires that all unpaid interest and principal be paid at the end of each quarter in which the Payment Test is achieved, to the extent allowed by the Amended Credit Facility. The Company did not make any payments in 2001 or 2002. The Company's Parent issued warrants in connection with the Sponsor Facility that gave the warrantholders the right to purchase 30.0% of the outstanding stock of the Company's Parent for a nominal amount. The cash proceeds of $25.0 million were allocated between the warrants and the Sponsor Facility, based on their relative fair values. As a result, $8.4 million was allocated to the warrants and recognized as a capital contribution from the Company's Parent in the accompanying consolidated statement of stockholder's equity and comprehensive income. The Sponsor Facility is being accreted to its $25.0 million face value as a charge to interest expense in the accompanying consolidated statements of income to reflect an effective interest rate over the life of the Sponsor Facility. See Note 26 -- "Subsequent Events" for a discussion of the repayment of the Company's Sponsor Facility in conjunction with the issuance of new senior notes.

  SENIOR SUBORDINATED NOTES

     On November 12, 1998, the Company issued $150.0 million in aggregate principal amount of its 9 3/4% Senior Subordinated Notes due May 15, 2007 with interest payable semi-annually. The senior subordinated notes were issued at a discount that is being amortized as interest expense on a straight-line basis over the term of the notes. The senior subordinated notes are general unsecured obligations and are subordinated in right of payment to all senior indebtedness and senior in right of payment to any current or future indebtedness of the Company that, by its terms, is subordinated to the senior subordinated notes. The payment of obligations of each subsidiary guarantor are subordinated to the payment of senior indebtedness of such subsidiary guarantor.

     The Company may redeem the senior subordinated notes at any time on or after May 15, 2002, in whole or in part, at the option of the Company, at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date:

YEARS                                                          PERCENTAGE
-----                                                          ----------
2003........................................................    103.250%
2004........................................................    101.625%
2005 and thereafter.........................................    100.000%

     At any time prior to May 15, 2002, the senior subordinated notes may also be redeemed in whole, but not in part, at the option of the Company upon the occurrence of a Change in Control (as defined in the Note Indenture) at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined in the Note Indenture) and the unpaid accrued interest, if any, to the date of redemption. Upon a Change in Control, holders of the senior subordinated notes may require the Company to purchase all or a portion of the senior subordinated notes at a purchase price equal to 101% of their principal amount plus accrued interest, if any. The senior subordinated notes have certain covenants that have restrictions on dividends, distributions, indebtedness, affiliate transactions and lines of business.

                    DOANE PET CARE COMPANY AND SUBSIDIARIES

  INDUSTRIAL DEVELOPMENT REVENUE BONDS

     On March 12, 1997, the Company issued $6.0 million of 7.25% Ottawa County Finance Authority Industrial Development Revenue Bonds (the "Miami Bonds"). The Miami Bonds are subject to mandatory redemption, under certain circumstances, prior to maturity at a redemption price of 110% of the principal amount thereof, plus accrued interest to the redemption date, in varying principal amounts on June 1 of each year from 2007 through 2017. The Miami Bonds are senior secured obligations of the Company and effectively rank senior to the Company's unsecured debt to the extent of the value of the assets that serve as collateral and otherwise rank on a parity in right of payment with all other senior indebtedness of the Company.

     On July 24, 1998, the Company issued $9.0 million of 6.25% Oklahoma Development Finance Authority Industrial Development Revenue Bonds, Series 1998 (the "Clinton Bonds") through the Oklahoma Development Finance Authority. The Clinton Bonds are subject to mandatory redemption prior to maturity, under certain circumstances, at a redemption price of 105% of the principal amount thereof, plus accrued interest to the redemption date, in varying principal amounts on July 15 of each year from 2018 through 2023. The Clinton Bonds are senior secured obligations of the Company and effectively rank senior to the Company's unsecured debt to the extent of the value of the assets that serve as collateral and otherwise rank on a parity in right of payment with all other senior indebtedness of the Company. On July 24, 1998, the Clinton Bonds were purchased by the Company's wholly-owned subsidiary, Doane/Windy Hill Joint Venture, L.L.C, which sold the bonds on May 6, 1999 at a net price of $8.7 million.

  DEBT OF FOREIGN SUBSIDIARIES

     Debt of foreign subsidiaries at December 29, 2001 consisted of peseta denominated borrowings for which the HSBC Branch in Spain was the facility agent. At December 29, 2001, the borrowings were comprised of Tranche A of $5.7 million (PTA 1,069 million) outstanding and amortizing semi-annually until maturity in April 2005 and Tranche B of $3.0 million (PTA 554 million) outstanding and payable in full in April 2006. The interest rates were 5.78% on Tranche A and 6.78% on Tranche B at December 29, 2001, and adjust with changes in MIBOR (Madrid Inter-Bank Offer Rate).

     In February 2002, the peseta denominated loan was refinanced. The new loan is with FIH (Finansierings Instituttet for Industri og Handvaerk A/S), a Danish lender, and denominated in Euro. As of December 28, 2002, the outstanding balance was $10.1 million (Euro 9.7 million). The loan amortizes evenly on a quarterly basis until the final maturity in 2008. The interest rate on the loan was 5.37% at December 28, 2002 and is fixed at this rate until the end of the third year, at which point it resets to the then current three year rate plus interest margin. At December 29, 2001, the loan was classified between long term debt and current maturities of long term debt based on the terms of the new loan.

     Debt of foreign subsidiaries also consists of Danish Krona ("DKK") denominated borrowings from various financial institutions totaling $5.9 million (DKK 49.5 million) and $5.4 million (DKK 37.5 million) at December 29, 2001 and December 28, 2002, respectively. These borrowings are comprised of both fixed and variable rate loans with interest rates ranging from 4.14% to 7.80% and maturity dates ranging from 2003 to 2014.

                    DOANE PET CARE COMPANY AND SUBSIDIARIES

(10)  FAIR VALUE OF FINANCIAL INSTRUMENTS

     A summary of the estimated fair value of financial instruments, other than current assets and liabilities, follows (in thousands):

                                        DECEMBER 29, 2001                   DECEMBER 28, 2002
                                ---------------------------------   ---------------------------------
                                BOOK VALUE   ESTIMATED FAIR VALUE   BOOK VALUE   ESTIMATED FAIR VALUE
                                ----------   --------------------   ----------   --------------------
Debt -- liability:
  Revolving credit facility...   $ 38,000          $ 38,000          $ 15,000          $ 15,000
  Term loan facilities........    352,804           335,164           340,924           328,138
  Sponsor facility............     16,777            15,938            17,245            16,598
  Senior subordinated notes...    148,071           121,418           148,430           118,744
  Other.......................     32,171            32,171            32,421            32,421
                                 --------          --------          --------          --------
                                 $587,823          $542,691          $554,020          $510,901
                                 ========          ========          ========          ========
Derivative instruments and
  hedges -- asset (liability):
  Commodities.................   $ (7,513)         $ (7,513)         $ (5,730)         $ (5,730)
  Interest rate...............     (4,492)           (4,492)           (2,181)           (2,181)
  Foreign currency............       (705)             (705)             (178)             (178)

     The fair value of debt is, where available, based on the traded market price on the date closest to the Company's year end. The Company considers the Revolving Credit Facility and other long-term debt, as recorded in the accompanying consolidated balance sheets, to approximate fair value. At December 28, 2002, the Company had open commodity contracts with a fair value loss of $5.7 million.

     The Company periodically uses interest rate swap and cap contracts to limit its exposure to the interest rate risk associated with its domestic floating rate debt, which totaled $390.8 million and $355.9 million at December 29, 2001 and December 28, 2002, respectively. At December 29, 2001 and December 28, 2002, $165.0 million and $110.0 million, respectively, of the Company's domestic floating rate debt was hedged by interest rate swap and cap contracts. The Company had a cumulative unrealized loss of $4.5 million and $2.2 million, or $2.8 million and $1.3 million net of deferred tax benefit, at December 29, 2001 and December 28, 2002, respectively. The maturity dates of the Company's open interest rate swap and cap contracts extend through November 2003.

     At December 29, 2001, the Company had a cumulative unrealized gain on foreign currency forward contracts of $0.7 million, or $0.5 million net of deferred tax expense. At December 28, 2002, the Company had an open foreign currency forward contract that matures within the next 12 months with a notional value of $3.1 million and a fair value loss of $0.2 million that has been recognized in the accompanying consolidated statements of income.

(11)  SENIOR PREFERRED STOCK (REDEEMABLE)

     The Senior Preferred Stock has an initial liquidation preference of $25 per share (aggregate initial liquidation preference is $30.0 million). The Senior Preferred Stock was recorded at the net proceeds of $17.1 million at October 5, 1995 after deducting $12.9 million paid to the Company for 1,354,478 warrants of Parent, which were issued in conjunction with the Senior Preferred Stock. The excess of the liquidation preference over the carrying value is being accreted quarterly by a direct reduction to retained earnings over a 12 year period that ends December 30, 2007.

     Dividends on the Senior Preferred Stock are payable quarterly at the rate of 14.25% per annum on the most recent quarterly liquidation value of each share. Dividends on the Senior Preferred Stock accrete to the liquidation value of the Senior Preferred Stock. The Company has not paid dividends in cash or additional shares of Senior Preferred Stock since the initial issuance of the Senior Preferred Stock. Cumulative dividends

                    DOANE PET CARE COMPANY AND SUBSIDIARIES
on Senior Preferred Stock that have not been paid at December 29, 2001 and December 28, 2002 are $41.9 million and $52.6 million, respectively, and are included in the carrying amount of the Senior Preferred Stock in the accompanying consolidated balance sheets. As of December 29, 2001 and December 28, 2002, the cumulative accretion to redemption value on the Senior Preferred Stock was $6.7 million and $7.8 million, respectively.

     The Company may, at its option, redeem the Senior Preferred Stock, in whole or in part, at redemption prices per share, together with accrued and unpaid dividends as follows:

YEARS BEGINNING                                           PERCENTAGE OF
SEPTEMBER 30,                                           LIQUIDATION VALUE
---------------                                         -----------------
2003..................................................       102.850%
2004..................................................       101.425%
2005..................................................       100.000%
2006..................................................       100.000%

     The Company is required to redeem all outstanding shares of Senior Preferred Stock on September 30, 2007 at 100% of the liquidation value at this date, together with accrued and unpaid dividends.

     In the event of a Change of Control, as defined, the holders of Senior Preferred Stock have the right to require the Company to redeem such Senior Preferred Stock, in whole or in part, at a price equal to 101% of liquidation value at the Change of Control date together with any unpaid dividends.

     The terms of the Senior Preferred Stock prohibit (1) the payment of dividends on securities ranking on a parity with or junior to the Senior Preferred Stock; and (2) redemption, repurchase or acquisition of any Junior Securities with certain exceptions, in each case, unless full cumulative dividends have been paid on the Senior Preferred Stock.

     Holders of the Senior Preferred Stock have limited voting rights customary for preferred stock and the right to elect two additional directors to the Company's board of directors upon certain events such as the Company failing to declare and pay dividends on any six consecutive dividend payment dates.

(12)  COMMON STOCK OF PARENT

     The Parent's common stock consists of two classes, Class A Common Stock and Class B Common Stock. The Class A and Class B Common Stock are identical except the Class B Common Stock has no voting rights. The Class B Common Stock is convertible into shares of Class A Common Stock at any time at the option of the holder thereof. Each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held of record on all matters submitted to a vote of stockholders. The holders of Class A Common Stock do not have cumulative voting rights in the election of directors to the Parent's board of directors. The holders of Common Stock have no preemptive, subscription, redemptive or conversion rights, except that holders of Class B Common Stock may at their option, convert their shares into Class A Common Stock.

(13)  STOCK OPTION PLAN OF PARENT

     Effective November 1, 1996, Parent adopted its 1996 Stock Option Plan, as amended. Certain employees of the Company are covered under this plan. Each stock option granted under this plan allows for the purchase of one share of Parent's Class A common stock. Under the 1996 Stock Option Plan, options covering 640,327 and 594,200 shares were outstanding as of December 29, 2001 and December 28, 2002, respectively.

     On July 14, 1999, Parent adopted the 1999 Stock Incentive Plan. In connection with the adoption of the 1999 Stock Incentive Plan, no new grants could be made under the 1996 Stock Option Plan.

     Effective October 31, 2001, Parent approved the "repricing" of all vested and unvested stock options under the 1996 Stock Option Plan and the 1999 Stock Incentive Plan that had an exercise price exceeding $2.50 per share. All such eligible stock options were given a new exercise price of $2.50 per share and the

                    DOANE PET CARE COMPANY AND SUBSIDIARIES
vesting period was re-started. The repricing involved a surrender of the eligible stock options in exchange for a grant of new stock options covering an equivalent number of shares at the new exercise price. Stock options covering a total of 1,516,300 shares were granted at the $2.50 per share exercise price, and all such grants were made under the 1999 Stock Incentive Plan and are accounted for as variable plan awards. Since the fair value of Parent's Class A common stock was less than $2.50 per share at December 29, 2001, no compensation expense was recorded in fiscal 2001 on the variable plan awards. While the estimated fair value of the Parent's Class A common stock exceeded $2.50 per share at December 28, 2002, the compensation expense in fiscal 2002 was minimal. All of the grants have a time-vesting schedule pursuant to which 50% of an individual's stock options will vest two years after the grant date, 25% will vest after the third year, and the remaining 25% will vest after the fourth year. Under the 1999 Stock Incentive Plan, 4,200,000 shares are authorized for issuance, and as of December 29, 2001 and December 28, 2002, options covering 3,230,300 and 3,209,800 shares, respectively, had been granted and remained outstanding.

     The Company and its Parent have elected to continue to follow APB Opinion No. 25, Accounting for Stock Issued to Employees, ("APB Opinion No. 25") to account for fixed stock awards granted to employees; however, if the Company adopted Statement on Financial Accounting Standards No. 123, Accounting for Stock Based Compensation, ("SFAS 123") to account for fixed stock awards granted to employees, the Company's net income (loss) and basic and diluted net income
(loss) per common share for fiscal 2000, 2001 and 2002 would have been reduced as follows (in thousands, except per share amounts):

                                                                 YEARS ENDED
                                                  ------------------------------------------
                                                  DECEMBER 30,   DECEMBER 29,   DECEMBER 28,
                                                      2000           2001           2002
                                                  ------------   ------------   ------------
Net income (loss) available to common shares, as
  reported......................................    $(14,125)      $(32,405)       $3,393
  Less: Total stock-based employee compensation
     expense determined based on the fair value
     method for all awards, net of income tax
     expense (benefit)..........................        (759)           896          (128)
                                                    --------       --------        ------
Pro forma net income (loss) available to common
  shares........................................    $(14,884)      $(31,509)       $3,265
                                                    ========       ========        ======
Earnings per share:
  Basic and diluted net income (loss) per common
     share, as reported.........................    $(14,125)      $(32,405)       $3,393
                                                    ========       ========        ======
  Basic and diluted net income (loss) per common
     share, pro forma...........................    $(14,884)      $(31,509)       $3,265
                                                    ========       ========        ======

     In fiscal 2001, the pro forma net loss per common share is lower than the net loss per common share primarily due to the reversal of compensation expense associated with unvested stock options cancelled during fiscal 2001. Pro forma information regarding net income (loss) and basic and diluted net income (loss) per common share has been determined as if the Company had accounted for its employee stock options under the minimum value method of SFAS 123 under the assumptions of a risk free rate of return of 6.03%, 5.02% and 3.60% for fiscal 2000, 2001 and 2002, respectively, and an expected life of options ranging from 5 to 10 years. The Company has no present plans to pay dividends on its common stock. The effect of applying SFAS 123, as calculated above, may not be representative of the effect on reported net income (loss) for future years.

                    DOANE PET CARE COMPANY AND SUBSIDIARIES

(14)  ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

     A summary of the components of accumulated other comprehensive income
(loss) follows (in thousands):

                                                                                        ACCUMULATED
                                         FOREIGN                         UNREALIZED        OTHER
                                        CURRENCY          MINIMUM           GAIN       COMPREHENSIVE
                                       TRANSLATION   PENSION LIABILITY   (LOSS), NET   INCOME (LOSS)
                                       -----------   -----------------   -----------   -------------
Balances at January 1, 2000..........    $(1,225)         $    --          $ 1,055        $  (170)
  Comprehensive income (loss)........      2,260               --             (772)         1,488
                                         -------          -------          -------        -------
Balances at December 30, 2000........      1,035               --              283          1,318
  Comprehensive loss.................     (7,352)              --           (1,573)        (8,925)
                                         -------          -------          -------        -------
Balances at December 29, 2001........     (6,317)              --           (1,290)        (7,607)
  Comprehensive income (loss)........     22,792           (5,584)             (43)        17,165
                                         -------          -------          -------        -------
Balances at December 28, 2002........    $16,475          $(5,584)         $(1,333)       $ 9,558
                                         =======          =======          =======        =======

(15)  OPERATING LEASES

     The Company leases certain facilities, machinery and equipment under operating lease agreements with varying terms and conditions. A summary of the future annual minimum lease payments under these leases follows (in thousands):

                                                            MINIMUM
YEARS ENDING                                            ANNUAL PAYMENTS
------------                                            ---------------
2003..................................................      $4,072
2004..................................................       3,955
2005..................................................       3,911
2006..................................................       2,966
2007..................................................       1,586
2008 and thereafter...................................       2,550

     Rent expense was $4.9 million, $5.8 million and $6.0 million for fiscal 2000, 2001 and 2002, respectively.

(16)  OTHER OPERATING AND PROJECT FOCUS IMPLEMENTATION EXPENSES

     In October 2001, the Company initiated a new market and operational strategy ("Project Focus") designed to provide more focused service to its customers by simplifying and distinguishing its product offerings and associated pricing, improving its planning and marketing support services, and reducing the complexity of its operations. The Company has permanently reduced its cost structure by streamlining its available product offerings, optimizing its production facilities and reducing its workforce. In connection with Project Focus, the Company closed one manufacturing facility and had a corporate workforce reduction, which resulted in the termination of 45 employees in the fourth quarter of fiscal 2001. The Company recognized Project Focus related costs of $10.2 million, consisting of $2.0 million of restructuring charges and $8.2 million of implementation expenses. The major components of these charges are included in the table below.

                    DOANE PET CARE COMPANY AND SUBSIDIARIES

     A summary of other operating and Project Focus implementation expenses follows (in thousands):

                                                                 YEARS ENDED
                                                  ------------------------------------------
                                                  DECEMBER 30,   DECEMBER 29,   DECEMBER 28,
                                                      2000           2001           2002
                                                  ------------   ------------   ------------
Other operating expenses:
  Transaction costs.............................    $ 6,275        $    --        $ 1,447
  Divestitures..................................         --          4,660             --
                                                    -------        -------        -------
  Restructuring costs:
     Severance..................................      3,541          2,836             --
     Asset impairments..........................     15,337            618             --
     Plant closure costs........................      3,486            541             --
                                                    -------        -------        -------
       Total restructuring costs................     22,364          3,995             --
                                                    -------        -------        -------
       Total other operating expenses...........     28,639          8,655          1,447
                                                    -------        -------        -------
Project Focus implementation expenses:
  Allowances for inventories....................         --          6,609             --
  Allowances for accounts receivable............         --          1,639             --
                                                    -------        -------        -------
     Total Project Focus implementation
       expenses.................................         --          8,248             --
                                                    -------        -------        -------
     Total other operating and Project Focus
       implementation expenses..................    $28,639        $16,903        $ 1,447
                                                    =======        =======        =======

  TRANSACTION COSTS

     Fiscal 2000 transaction costs of $6.3 million included: (1) a loss of $4.6 million on a foreign currency purchase contract associated with the Arovit acquisition; (2) $1.5 million of costs for unconsummated acquisitions; and (3) $0.2 million of miscellaneous transaction costs.

     Fiscal 2002 transaction costs of $1.4 million included a $0.8 million charge related to the write-off of costs for the Company's postponed bond offering and a $0.6 million charge related to the Company's abandoned sale of its European business.

  DIVESTITURES

     In fiscal 2001, the Company recorded a $4.7 million net loss related to the Divestitures. See Note 4 -- "Divestitures."

  RESTRUCTURING COSTS

     Fiscal 2000 restructuring costs included: (1) severance costs of $1.5 million for the elimination of positions associated with the closure of certain inefficient manufacturing facilities, $1.6 million for the elimination of corporate positions and $0.4 million for restructuring associated with the Arovit acquisition; (2) asset impairment costs, primarily related to property, plant and equipment, associated with these facility closures; and (3) related plant shutdown expenses. Fiscal 2001 restructuring costs included: (1) severance costs of $2.0 million for the elimination of corporate positions following the Divestitures, $0.8 million for additional corporate headcount reductions in connection with Project Focus and $0.2 million for restructuring at the Company's foreign operations; (2) asset impairment costs, primarily related to property, plant and equipment, associated with the closure of a manufacturing and distribution facility in connection with Project Focus; and (3) related plant shutdown expenses of $0.4 million for this facility closure. These 2001 restructuring costs were offset by adjustments to previously accrued restructuring charges as described below. The Company terminated 330 employees in fiscal 2001 as a result of plant closings and corporate headcount reductions.

                    DOANE PET CARE COMPANY AND SUBSIDIARIES

     A roll-forward of the Company's accrued restructuring costs for fiscal 2000, 2001 and 2002 follows (in thousands):

Balance at January 1, 2000..................................  $    --
                                                              -------
  Fiscal 2000 restructuring costs:
     Severance..............................................    3,541
     Plant closure costs....................................    3,486
                                                              -------
       Total restructuring costs............................    7,027
  Fiscal 2000 cash payments.................................   (2,422)
                                                              -------
Balance at December 30, 2000................................    4,605
                                                              -------
  Fiscal 2001 restructuring costs:
     Severance..............................................    2,836
     Plant closure costs....................................      541
                                                              -------
       Total restructuring costs............................    3,377
  Fiscal 2001 cash payments.................................   (3,198)
                                                              -------
Balance at December 29, 2001................................    4,784
  Fiscal 2002 cash payments.................................   (2,032)
                                                              -------
Balance at December 28, 2002................................  $ 2,752
                                                              =======

     The future expected payout of the Company's accrued restructuring costs as of December 28, 2002 follows (in thousands):

                                                    MINIMUM
FISCAL YEARS ENDING                             ANNUAL PAYMENTS
-------------------                             ---------------
2003..........................................      $ 2,496
2004..........................................          256
                                                    -------
  Total.......................................      $ 2,752
                                                    =======

  PROJECT FOCUS IMPLEMENTATION EXPENSES

     Project Focus implementation expenses in fiscal 2001 consist of valuation allowances against packaging inventories and accounts receivable associated with SKU reduction and customer mix shift. These expenses totaling $8.2 million are in addition to the $2.0 million of other operating expenses discussed above and were classified in the accompanying consolidated statements of income as follows: (1) $0.3 million as a reduction in net sales; (2) $6.6 million as cost of goods sold; (3) $0.9 million as promotion and distribution expenses; and (4) $0.4 million as selling, general and administrative expenses.

                    DOANE PET CARE COMPANY AND SUBSIDIARIES

(17)  INCOME TAXES

     A summary of income tax expense (benefit) follows (in thousands):

                                                                 YEARS ENDED
                                                  ------------------------------------------
                                                  DECEMBER 30,   DECEMBER 29,   DECEMBER 28,
                                                      2000           2001           2002
                                                  ------------   ------------   ------------
Current:
  Federal.......................................    $   177        $     --       $  (625)
  State and local...............................        171              --            --
  Foreign.......................................        578           1,911         1,153
                                                    -------        --------       -------
     Total current tax expense..................        926           1,911           528
                                                    -------        --------       -------
Deferred:
  Federal.......................................        528         (11,130)        2,603
  State and local...............................        (42)         (1,952)          363
  Foreign.......................................     (2,266)         (5,000)       (1,708)
                                                    -------        --------       -------
     Total deferred tax expense (benefit).......     (1,780)        (18,082)        1,258
                                                    -------        --------       -------
     Total income tax expense (benefit).........    $  (854)       $(16,171)      $ 1,786
                                                    =======        ========       =======

     A summary of income (loss) before income taxes and cumulative effect of a change in accounting principle by domestic and foreign source follows (in thousands):

                                                                 YEARS ENDED
                                                  ------------------------------------------
                                                  DECEMBER 30,   DECEMBER 29,   DECEMBER 28,
                                                      2000           2001           2002
                                                  ------------   ------------   ------------
Domestic........................................    $ 1,303        $(20,852)      $ 22,404
Foreign.........................................     (7,042)        (17,257)        (5,347)
                                                    -------        --------       --------
                                                    $(5,739)       $(38,109)      $ 17,057
                                                    =======        ========       ========

     Income tax expense (benefit) differs from the amount computed by applying the U.S. federal statutory rate of 35.0% to pre-tax income (loss) as follows (in thousands):

                                                                 YEARS ENDED
                                                  ------------------------------------------
                                                  DECEMBER 30,   DECEMBER 29,   DECEMBER 28,
                                                      2000           2001           2002
                                                  ------------   ------------   ------------
Computed "expected" federal tax expense
  (benefit).....................................    $(2,009)       $(13,338)      $ 5,970
State and local tax expense.....................         84          (1,269)          236
Foreign tax benefit.............................     (1,752)         (2,776)       (4,462)
Non-deductible loss on foreign currency forward
  contract......................................      1,599              --            --
Non-deductible amortization of goodwill.........      1,156           1,156            --
Meals and entertainment and other...............         68              56            42
                                                    -------        --------       -------
                                                    $  (854)       $(16,171)      $ 1,786
                                                    =======        ========       =======

                    DOANE PET CARE COMPANY AND SUBSIDIARIES

     A summary of the income tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities follows (in thousands):

                                                              DECEMBER 29,   DECEMBER 28,
                                                                  2001           2002
                                                              ------------   ------------
Current deferred tax assets:
  Accounts receivable.......................................    $  2,525       $    772
  Inventory.................................................         761            801
  Accruals and provisions...................................       6,829          4,286
                                                                --------       --------
     Net current deferred tax asset.........................    $ 10,115       $  5,859
                                                                ========       ========
Noncurrent deferred tax assets (liabilities):
  Net operating loss carryforwards..........................    $ 18,378       $ 30,392
  Property and equipment....................................     (13,183)       (19,239)
  Goodwill and trademarks...................................     (17,491)       (21,616)
  Accumulated other comprehensive income....................       1,761          4,405
  Foreign...................................................      (3,080)        (1,689)
  Other.....................................................       1,030            486
                                                                --------       --------
     Net noncurrent deferred tax liability..................     (12,585)        (7,261)
                                                                --------       --------
     Total net deferred tax liability.......................    $ (2,470)      $ (1,402)
                                                                ========       ========

     In assessing the realizable value of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which these temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the historical taxable income of the Company and projections for future taxable income over the periods that the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the future benefits of these deductible differences and net operating loss carryforwards at December 28, 2002.

     At December 28, 2002, the Company had federal net operating loss carryforwards of $77.3 million, that are available to offset future taxable income through 2022. The deferred tax assets resulting from the Company's federal and state net operating loss carryforwards total $30.4 million. The Company's foreign subsidiaries had net operating loss carryforwards of $5.8 million, which results in a deferred tax asset of $1.7 million. The Company has a valuation allowance of $0.6 million against its foreign net operating loss carryforwards.

(18)  EMPLOYEE BENEFIT PLANS

  PENSION PLANS

     The Company had a defined benefit, non-contributory pension plan covering hourly and salaried employees of the former Hubbard Milling Company, which was frozen on May 28, 1998. As a result, future benefits no longer accumulate and the Company's service cost ceased. The Company's funding policy for this plan was to make the minimum annual contribution required by applicable regulations. In addition, the Company terminated a defined benefit, non-contributory pension plan on May 31, 1998 that previously covered all non-bargaining employees. The Company's only active pension plan covers 46 union employees at one of its facilities.

                    DOANE PET CARE COMPANY AND SUBSIDIARIES

     A summary of net periodic pension income for the Company's pension plans follows (in thousands):

                                                                 YEARS ENDED
                                                  ------------------------------------------
                                                  DECEMBER 30,   DECEMBER 29,   DECEMBER 28,
                                                      2000           2001           2002
                                                  ------------   ------------   ------------
Service cost....................................    $    16        $    19        $    20
Interest cost...................................      1,145          1,115          1,104
Expected return on plan assets..................     (1,728)        (1,670)        (1,494)
Net amortization and deferral...................          7              8              9
Recognition of actuarial loss...................         --             --            291
                                                    -------        -------        -------
  Net periodic pension income...................    $  (560)       $  (528)       $   (70)
                                                    =======        =======        =======

     A summary of assumptions used by the Company in the determination of pension plan information follows:

                                                                 YEARS ENDED
                                                  ------------------------------------------
                                                  DECEMBER 30,   DECEMBER 29,   DECEMBER 28,
                                                      2000           2001           2002
                                                  ------------   ------------   ------------
Discount rate...................................      7.90%          7.60%          6.75%
Rate of increase in compensation levels.........       N/A            N/A            N/A
Expected long-term rate of return on plan
  assets........................................      8.50%          8.50%          8.50%

     A summary of the funded status of the pension plans reconciled with amounts recognized in other assets or other long-term liabilities in the accompanying consolidated balance sheets follows (in thousands):

                                                              DECEMBER 29,   DECEMBER 28,
                                                                  2001           2002
                                                              ------------   ------------
Actuarial present value of benefit obligations:
  Accumulated and projected benefits........................    $(15,189)      $(16,485)
  Plan assets at fair value.................................      18,301         15,406
                                                                --------       --------
     Projected plan assets in excess of (less than) benefit
       obligation...........................................       3,112         (1,079)
Items not yet recognized in earnings:
  Unrecognized net loss.....................................       4,797             --
                                                                --------       --------
     Pension asset (liability)..............................    $  7,909       $ (1,079)
                                                                ========       ========

     A rollforward of the Company's pension benefit obligation for fiscal 2001 and 2002 follows (in thousands):

                                                              DECEMBER 29,   DECEMBER 28,
                                                                  2001           2002
                                                              ------------   ------------
Projected benefit obligation, beginning of year.............    $ 15,043       $ 15,189
  Service cost..............................................          19             20
  Interest cost.............................................       1,115          1,104
  Benefits paid.............................................      (1,164)        (1,175)
  Actuarial gain............................................         176          1,347
                                                                --------       --------
Projected benefit obligation, end of year...................    $ 15,189       $ 16,485
                                                                ========       ========

                    DOANE PET CARE COMPANY AND SUBSIDIARIES

     A rollforward of the Company's plan assets at fair value for fiscal 2001 and 2002 follows (in thousands):

                                                              DECEMBER 29,   DECEMBER 28,
                                                                  2001           2002
                                                              ------------   ------------
Plan assets at fair value, beginning of year................    $ 20,337       $ 18,301
  Employer contributions....................................          48             48
  Actual loss on plan assets................................        (819)        (1,770)
  Benefits paid.............................................      (1,265)        (1,173)
                                                                --------       --------
Plan assets at fair value, end of year......................    $ 18,301       $ 15,406
                                                                ========       ========

     Under FASB's Statement on Financial Accounting Standards No. 87, Employers' Accounting for Pensions ("SFAS 87"), the Company was required to record a balance sheet adjustment during the 2002 fourth quarter for the minimum pension liability. The non-cash adjustment was a reduction of $9.1 million, or $5.6 million net of deferred tax benefit, in accumulated other comprehensive income
(loss) in the accompanying consolidated financial statements. Under federal law, the Company was not required to make any cash contributions to the inactive plan in fiscal 2000, 2001 and 2002. The Company's contributions to its active plan in fiscal 2000, 2001 and 2002 were less than $0.1 million each year.

  POST-RETIREMENT PLANS

     The Company maintained two post-retirement healthcare plans that provided medical coverage for eligible retirees and their dependents that were merged on February 1, 2000. The Company pays benefits under the merged plan when due and does not fund its plan obligations as they accrue.

     The net periodic post-retirement benefit cost included the following components (in thousands):

                                                                 YEARS ENDED
                                                  ------------------------------------------
                                                  DECEMBER 30,   DECEMBER 29,   DECEMBER 28,
                                                      2000           2001           2002
                                                  ------------   ------------   ------------
Service cost....................................     $  14          $  15          $  15
Interest and amortization cost..................       236            259            298
                                                     -----          -----          -----
  Net periodic post-retirement benefit cost.....     $ 250          $ 274          $ 313
                                                     =====          =====          =====

     A summary of the funded status of the post-retirement plans reconciled with amounts recognized in other long-term liabilities in the accompanying consolidated balance sheets follows (in thousands):

                                                              DECEMBER 29,   DECEMBER 28,
                                                                  2001           2002
                                                              ------------   ------------
Accumulated post-retirement benefit obligation:
  Retirees and dependents...................................    $ 3,353        $ 4,271
  Fully eligible active plan participants...................        297            505
  Other active plan participants............................        344            262
  Unrecognized prior service cost...........................        333            292
  Unrecognized net loss.....................................       (586)        (1,515)
                                                                -------        -------
     Post-retirement benefit liability......................    $ 3,741        $ 3,815
                                                                =======        =======

                    DOANE PET CARE COMPANY AND SUBSIDIARIES

     A rollforward of the accumulated post-retirement benefit obligation for fiscal 2001 and 2002 follows (in thousands):

                                                              DECEMBER 29,   DECEMBER 28,
                                                                  2001           2002
                                                              ------------   ------------
Projected benefit obligation, beginning of year.............    $ 3,776        $ 3,741
  Service cost..............................................         15             15
  Interest and amortization cost............................        259            298
  Benefits paid.............................................       (309)          (239)
                                                                -------        -------
Projected benefit obligation, end of year...................    $ 3,741        $ 3,815
                                                                =======        =======

     The weighted-average discount rate used in determining the net periodic post-retirement benefit cost was 7.90%, 7.60%, and 6.75% for fiscal 2000, 2001 and 2002, respectively. The weighted-average discount rate used in determining the accumulated post-retirement benefit obligation was 7.60% and 6.75% as of December 29, 2001 and December 28, 2002, respectively. An increase in the cost of covered healthcare benefits of 8.00% was assumed for 2003 and gradually trended down to 5.50% for 2008 and thereafter. Increasing the assumed medical cost trend rates by one percentage point in each year would increase the accumulated post-retirement benefit obligation by $0.4 million and $0.4 million as of December 29, 2001 and December 28, 2002, respectively, and the aggregate of the service cost and interest cost components of net periodic post-retirement benefit cost for fiscal 2000, 2001 and 2002 by $30,000, $32,000 and $34,000, respectively.

  DEFINED CONTRIBUTION PLANS

     As of January 1, 2000, the Company adopted the Doane Pet Care Retirement Savings Plan, which was formed through the merger of two predecessor plans. The merged plan was amended and restated and is intended to be a qualified plan under the Internal Revenue Code. The plan provides coverage for eligible employees and permits employee contributions from 1% to 60% of pre-tax earnings, subject to annual dollar limits set by the IRS. The Company matches 50% of the first 6% of the employee contribution with a provision for other contributions at the board of directors' discretion. Participant vesting for the employer's matching contributions are 25% per year for each full year of service. For fiscal 2000, 2001 and 2002, the Company contributed $1.3 million, $1.2 million and $1.0 million, respectively, to the Doane Pet Care Retirement Savings Plan.

     The Company also has a plan called the Doane Pet Care Savings and Investment Plan -- Union Plan which was adopted on June 1, 1998 and covers eligible union employees at the Joplin, Missouri plant. This plan is intended to be a qualified retirement plan under the Internal Revenue Code. The plan permits employee contributions between 1% and 60% of pre-tax earnings, subject to annual dollar limits set by the IRS, and provides for a variety of investment options. Effective April 1, 2000, the union employees of the Muscatine, Iowa plant became eligible for coverage by the Doane Pet Care Savings and Investment Plan -- Union Plan under the existing terms and conditions. The Company does not contribute to this plan.

(19)  DEFERRED COMPENSATION AGREEMENTS AND SALARY CONTINUATION PLAN

     The Company has deferred compensation agreements with two individuals that provide for annual payments upon retirement to be paid over 10 consecutive years. The Company had a liability of $0.7 million and $0.6 million at December 29, 2001 and December 28, 2002, respectively.

     The Company also has a salary continuation plan with 21 participants at December 28, 2002. Participants in the plan who reach age 55 and have 10 years of service with the Company begin vesting in their benefits, which are payable in 10 equal annual installments after retirement. The Company had an expected future liability equal to the present value of future payments under this plan of $1.5 million and $2.2 million at December 29, 2001 and December 28, 2002, respectively. The liabilities associated with the Company's

                    DOANE PET CARE COMPANY AND SUBSIDIARIES
deferred compensation agreements and salary continuation plan are recognized in other long-term liabilities in the accompanying consolidated balance sheets.

(20)  SEGMENT DATA

     The Company has combined manufacturing and distribution facilities in two distinct geographical markets, the United States ("Domestic") and Europe ("International"); however, its operations in both of these markets have similar manufacturing processes, as well as products and services. Long-lived assets of the Company are attributed to individual countries on the basis of where these assets are domiciled. The Company's net sales are attributed to individual countries on the basis of where its products are manufactured and distributed. A summary of long-lived assets and net sales by geographical segment follows (in thousands):

                                                              DECEMBER 29,   DECEMBER 28,
                                                                  2001           2002
                                                              ------------   ------------
Long-lived assets:
  Domestic..................................................   $ 429,700      $ 428,133
                                                               ---------      ---------
  International:
     Denmark................................................     137,166        159,902
     Spain..................................................      22,030         27,764
     United Kingdom.........................................       7,564          7,373
                                                               ---------      ---------
       Total international..................................     166,760        195,039
                                                               ---------      ---------
       Total long-lived assets..............................   $ 596,460      $ 623,172
                                                               =========      =========

                                                                 YEARS ENDED
                                                  ------------------------------------------
                                                  DECEMBER 30,   DECEMBER 29,   DECEMBER 28,
                                                      2000           2001           2002
                                                  ------------   ------------   ------------
Net sales:
  Domestic......................................   $ 739,216      $ 697,597      $ 692,237
                                                   ---------      ---------      ---------
  International:
     Denmark....................................     101,246        155,071        151,354
     Spain......................................      29,545         28,905         33,676
     United Kingdom.............................       5,754         14,257         10,066
                                                   ---------      ---------      ---------
       Total international......................     136,545        198,233        195,096
                                                   ---------      ---------      ---------
       Total net sales..........................   $ 875,761      $ 895,830      $ 887,333
                                                   =========      =========      =========

(21)  MAJOR CUSTOMER

     For fiscal 2000, 2001 and 2002, the same customer accounted for approximately 40%, 40% and 44%, respectively, of the Company's net sales. The Company does not have a long-term contract with this customer. The loss of this customer would have a material adverse impact on the Company's financial position, results of operations and liquidity.

                    DOANE PET CARE COMPANY AND SUBSIDIARIES

(22)  ADDITIONAL CASH FLOW INFORMATION

     Additional cash flow information for fiscal 2000, 2001 and 2002 follows (in thousands):

                                                                 YEARS ENDED
                                                  ------------------------------------------
                                                  DECEMBER 30,   DECEMBER 29,   DECEMBER 28,
                                                      2000           2001           2002
                                                  ------------   ------------   ------------
Supplemental disclosures of cash flow
  information
  Cash paid during the year for:
     Interest paid, net of amounts
       capitalized..............................    $ 47,310       $ 50,591       $ 48,226
     Income taxes paid..........................         235          2,184            236
Schedule of non-cash investing and financing
  activities:
  Fair value adjustment for interest swap rate
     agreements.................................      (2,122)        (4,097)         2,347
  Fair value adjustment for foreign currency
     derivatives................................         749          1,327            625
  Exchange rate effect on Euro-denominated
     debt.......................................       3,452         (4,414)       (11,553)

(23)  RELATED PARTY TRANSACTIONS

     DLJ Merchant Banking Partners, L.P. and certain other affiliates of Credit Suisse First Boston LLC own shares of common stock of the Company and warrants to purchase common stock of Parent. Credit Suisse First Boston LLC and its affiliates have received certain payments of fees, including fees for various investment banking and commercial banking services provided to the Company and Parent.

     DLJ Merchant Banking Partners, L.P. and certain other affiliates of Credit Suisse First Boston LLC are parties to the investors' agreement. In accordance with the investors' agreement, DLJ Merchant Banking Partners, L.P. has designated one individual to the boards of directors of the Company and Parent.

     The Company previously had a management advisory agreement with Summit Capital Inc. ("SCI") which is a stockholder of the Company and has a member who is a director of the Company. The Company paid SCI an annual fee of $0.2 million for these advisory services provided. The agreement expired on October 5, 2000.

     J.P. Morgan Partners (BHCA), L.P. is an affiliate of JPMorgan Chase Bank and J.P. Morgan Securities Inc. J.P. Morgan Partners (BHCA), L.P. and one of its affiliates own senior preferred stock in the Company and common stock and warrants to purchase common stock of Parent.

     JPMorgan Chase Bank, J.P. Morgan Securities Inc. and their affiliates perform various commercial banking and investment banking services from time to time for the Company and its affiliates. Since the beginning of fiscal 2001 through February 1, 2003, JPMorgan Chase Bank, J.P. Morgan Securities Inc. and their affiliates have received a total of $1.0 million for acting in the foregoing capacities, excluding interest and other charges earned generally by all lenders under the senior credit facility.

     J.P. Morgan Partners (BHCA), L.P. is a party to the investors' agreement. In accordance with the investors' agreement, it has designated two individuals to the boards of directors of the Company and Parent.

     See Note 26 -- "Subsequent Events" for a discussion of the Company's related party transactions associated with its issuance of 10 3/4% senior notes on February 28, 2003.

(24)  COMMITMENTS AND CONTINGENCIES

     The Company is party, in the ordinary course of business, to claims and litigation. In management's opinion, the resolution of such matters is not expected to have a material impact on the future financial condition, results of operations or cash flows of the Company.

                    DOANE PET CARE COMPANY AND SUBSIDIARIES

(25)  QUARTERLY FINANCIAL DATA (UNAUDITED)

     A summary of quarterly results follows (in thousands, except per share amounts):

                                              FIRST      SECOND     THIRD      FOURTH
FISCAL 2001                                  QUARTER    QUARTER    QUARTER    QUARTER
-----------                                  --------   --------   --------   --------
Net sales.................................   $250,764   $217,262   $206,299   $221,505
Gross profit..............................     31,747     40,552     40,200     34,239
Net income (loss).........................     (8,777)    (6,162)        16     (7,015)
Basic and diluted net loss per common
  share...................................    (11,272)    (8,736)    (2,641)    (9,756)

                                              FIRST      SECOND     THIRD      FOURTH
FISCAL 2002                                  QUARTER    QUARTER    QUARTER    QUARTER
-----------                                  --------   --------   --------   --------
Net sales.................................   $220,106   $204,298   $216,334   $246,595
Gross profit..............................     50,914     48,766     44,469     41,766
Net income (loss).........................      8,473      5,187      2,760     (1,149)
Basic and diluted net income (loss) per
  common share............................      5,643      2,267       (255)    (4,262)

     In the fourth quarter of fiscal 2001 and 2002, the Company recognized $10.2 million of Project Focus related charges and $0.7 million of other operating expenses, respectively. See Note 16 - "Other Operating and Project Focus Implementation Expenses." In the fourth quarter of fiscal 2002, the Company recognized a non-cash adjustment of $9.1 million, or $5.6 million net of deferred tax benefit, in accumulated other comprehensive income (loss) in its accompanying consolidated financial statements for minimum pension liability. See Note 18 -- "Employee Benefit Plans."

(26)  SUBSEQUENT EVENTS

     In February 2003, the Company issued $213.0 million in aggregate principal amount of 10 3/4% senior unsecured notes due March 1, 2010 at a price of 98.8% of par with interest payable semi-annually on March 1 and September 1 of each year, commencing on September 1, 2003. The senior unsecured notes are general unsecured obligations and are effectively subordinated in right of payment to all senior secured indebtedness to the extent of the value of the assets securing that indebtedness and senior in right of payment to any current or future indebtedness of the Company that, by its terms, is subordinated to the senior unsecured notes. The payments of obligations of each subsidiary guarantor are subordinated to the payment of senior indebtedness of such subsidiary guarantor.

     The proceeds from the 10 3/4% senior notes were used to repay $169.0 of the Company's Amended Credit Facility and $33.7 million was deposited into a defeasance fund to repay any Sponsor Facility notes tendered during the tender period. The Company intends to use these funds to repay the Sponsor Facility in full, although the Company has no right to require the holders of the Sponsor Facility notes to tender their notes prior to maturity. Any notes not tendered prior to the expiration of the tender period will remain outstanding under their original terms, and excess funds in the defeasance fund will be used to make additional repayments on the Amended Credit Facility.

     In conjunction with the issuance of the 10 3/4% senior notes, the Company amended its Amended Credit Facility. The Amended Credit Facility entered into in February 2003, provided for, among other things: (1) the issuance of the 10 3/4% senior notes and repayment of the Sponsor Facility; (2) the repayment of a portion of the term loans and Revolving Credit Facility under the Company's senior credit facility in order of forward maturity; (3) less restrictive covenants on capital expenditures, investments and other activities; (4) the elimination of certain financial covenants and restructuring of other financial covenants; (5) the elimination of the Excess Leverage Fee; (6) the elimination of the fixed rate debt percentage requirement; and (7) the permanent reduction of the Revolving Credit Facility from $75.0 million to $60.0 million.

                    DOANE PET CARE COMPANY AND SUBSIDIARIES

     As adjusted for the application of the net proceeds of the senior notes, the Company's Amended Credit Facility, as amended on February 28, 2003, provides for total commitments of a Euro 34.8 million ($37.7 million assuming a USD to Euro exchange rate of 1.0825) Euro Term Loan Facility and $201.6 million, consisting of a $141.6 million USD Term Loan Facility and a $60.0 million Revolving Credit Facility, with a $20.0 million sub-limit for issuance of letters of credit. Availability of funds under the Amended Credit Facility is subject to certain customary terms and conditions. After the application of the net proceeds from the sale of the 10 3/4% senior notes, the principal amounts due under the Euro Term Loan Facility are as follows: (i) approximately Euro
34.8 million in 2005; and the principal amounts due under the USD Term Loan Facility are approximately (i) $10.7 million in 2004, (ii) $88.3 million in 2005, and (iii) $42.6 million in 2006.

     In connection with the repayments made by the Company on its Amended Credit Facility concurrent with the issuance of the 10 3/4% senior notes and deposits into the Sponsor Facility defeasance fund as described above, the Company estimates it will incur a pre-tax charge to earnings of $10.8 million. This pre-tax charge includes: (1) a $4.0 million write-off of deferred financing costs, primarily related to the Company's Amended Credit Facility; (2) a charge of $7.6 million for the accretion of the Sponsor Facility to face value; (3) a charge of $5.9 million realized foreign currency translation loss as a result of retiring a portion of the Euro Term Loan Facility with a corresponding credit to accumulated other comprehensive income (loss); and (4) a credit of $6.7 million for the reversal of an Excess Leverage Fee accrual.

  ANNUAL MATURITIES OF LONG-TERM DEBT

     A summary of the annual maturities of long-term debt as of December 28, 2002, as adjusted to reflect the issuance of the 10 3/4% senior notes, the expected repayment of the Sponsor Facility and the amendments to the Amended Credit Facility that were effected contemporaneously with the issuance of senior notes is as follows (in thousands):

YEARS ENDING                                                MATURITIES
------------                                                ----------
2003.....................................................    $  5,720
2004.....................................................      13,910
2005.....................................................     136,164
2006.....................................................      44,260
2007.....................................................     150,535
2008 and thereafter......................................     226,405
                                                             --------
                                                             $576,994
                                                             ========

  RELATED PARTY TRANSACTIONS

     Credit Suisse First Boston LLC was one of the joint book-running managers in the Company's offering of 10 3/4% senior notes. DLJ Capital Funding, Inc., an affiliate of Credit Suisse First Boston LLC, is the syndication agent and a lender under the senior credit facility and received a portion of the repayment of loans under the senior credit facility from the net proceeds of the sale of the 10 3/4% senior notes. In connection with the sale of the 10 3/4% senior notes, Credit Suisse First Boston LLC and its affiliates received fees of approximately $3.3 million. J.P. Morgan Securities Inc. was also a joint book-running manager in the offering of the 10 3/4% senior notes. Affiliates of J.P. Morgan Securities Inc. were holders of promissory notes under the Sponsor Facility and received approximately $16.9 million of the net proceeds from the sale of the 10 3/4% senior notes. JPMorgan Chase Bank serves as the administrative agent and a lender under the senior credit facility and received a portion of the repayment of loans under the senior credit facility from the net proceeds of the sale of 10 3/4% senior notes. JPMorgan Chase Bank received a $0.5 million fee in connection with the amendments to the senior credit facility effected contemporaneously with the sale of the 10 3/4% senior notes.

                    DOANE PET CARE COMPANY AND SUBSIDIARIES

In connection with the sale of the 10 3/4% senior notes, J.P. Morgan Securities Inc. and its affiliates received fees of approximately $1.6 million.

     In addition to the affiliates of J.P. Morgan Securities Inc. that hold promissory notes under the Sponsor Facility, as discussed above, affiliates of other persons known to the Company to beneficially own more than 5% of the common stock of Parent also hold promissory notes under the Sponsor Facility. Assuming these persons tender all of their promissory notes by the applicable expiration date and assuming a repayment date of February 28, 2003, Bruckmann, Rosser, Sherrill & Co., L.P. would receive approximately $7.5 million, Summit Capital Inc. would receive approximately $2.3 million and PNC Capital Corp. would receive approximately $1.2 million of the net proceeds from the sale of the 10 3/4% senior notes. Additionally, certain executive officers of the Company each received $0.1 million from the repayment of their promissory notes under the Sponsor Facility in connection with the sale of the 10 3/4% senior notes.

(27)  FINANCIAL INFORMATION RELATED TO GUARANTOR SUBSIDIARIES

     Consolidated financial information related to the Company and its guarantor subsidiaries and non-guarantor subsidiaries as of December 29, 2001 and December 28, 2002, and for each of the fiscal years ended December 30, 2000, December 29, 2001 and December 28, 2002 is disclosed to comply with the reporting requirements of the guarantor subsidiaries. The guarantor subsidiaries are wholly-owned domestic subsidiaries of the Company who have fully and unconditionally guaranteed the Company's 9 3/4% Senior Subordinated Notes due May 15, 2007. See Note 9 -- "Long-Term Debt and Liquidity." Condensed consolidated financial information follows (in thousands, except share and par value amounts):

                    DOANE PET CARE COMPANY AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET

                                                                  DECEMBER 29, 2001
                                               -------------------------------------------------------
                                                                           INTERCOMPANY
                                               GUARANTOR   NON-GUARANTOR   ELIMINATIONS   CONSOLIDATED
                                               ---------   -------------   ------------   ------------
ASSETS
  Current assets:
     Cash and cash equivalents...............  $  1,950      $  4,082       $      --       $  6,032
     Accounts receivable, net................    81,916        38,844              --        120,760
     Inventories, net........................    38,566        16,275              --         54,841
     Deferred tax asset......................    10,115            --              --         10,115
     Prepaid expenses and other current
       assets................................     4,226         1,243              --          5,469
                                               --------      --------       ---------       --------
          Total current assets...............   136,773        60,444              --        197,217
  Property, plant and equipment, net.........   162,324        87,055              --        249,379
  Goodwill and trademarks, net...............   267,376        79,705              --        347,081
  Other assets...............................   227,654        10,741        (195,527)        42,868
                                               --------      --------       ---------       --------
          Total assets.......................  $794,127      $237,945       $(195,527)      $836,545
                                               ========      ========       =========       ========
LIABILITIES AND STOCKHOLDER'S EQUITY
  Current liabilities:
     Current maturities of long-term debt....  $ 22,708      $  5,780       $      --       $ 28,488
     Accounts payable........................    33,088        30,925              --         64,013
     Accrued liabilities.....................    44,674        12,857             190         57,721
                                               --------      --------       ---------       --------
          Total current liabilities..........   100,470        49,562             190        150,222
  Long-term debt, excluding current
     maturities..............................   547,405       174,906        (162,976)       559,335
  Other long-term liabilities................    10,744            61              --         10,805
  Deferred tax liability.....................     9,505         3,080              --         12,585
                                               --------      --------       ---------       --------
          Total liabilities..................   668,124       227,609        (162,786)       732,947
                                               --------      --------       ---------       --------
  Senior Preferred Stock (Redeemable),
     3,000,000 shares authorized, 1,200,000
     shares issued and outstanding...........    65,672            --              --         65,672
                                               --------      --------       ---------       --------
  Commitments and contingencies
  Stockholder's equity:
     Common stock, $0.01 par value; 1,000
       shares authorized, issued and
       outstanding...........................        --            --              --             --
     Additional paid-in-capital..............   115,655        31,181         (31,181)       115,655
     Accumulated other comprehensive loss....    (1,805)       (4,242)         (1,560)        (7,607)
     Accumulated earnings (deficit)..........   (53,519)      (16,603)             --        (70,122)
                                               --------      --------       ---------       --------
          Total stockholder's equity.........    60,331        10,336         (32,741)        37,926
                                               --------      --------       ---------       --------
          Total liabilities and stockholder's
            equity...........................  $794,127      $237,945       $(195,527)      $836,545
                                               ========      ========       =========       ========

                    DOANE PET CARE COMPANY AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET

                                                                  DECEMBER 28, 2002
                                               -------------------------------------------------------
                                                                           INTERCOMPANY
                                               GUARANTOR   NON-GUARANTOR   ELIMINATIONS   CONSOLIDATED
                                               ---------   -------------   ------------   ------------
ASSETS
  Current assets:
     Cash and cash equivalents...............  $     57      $  7,539       $      --       $  7,596
     Accounts receivable, net................    86,190        43,157              --        129,347
     Inventories, net........................    43,068        20,563              --         63,631
     Deferred tax asset......................     5,859            --              --          5,859
     Prepaid expenses and other current
       assets................................     6,853         1,290              --          8,143
                                               --------      --------       ---------       --------
          Total current assets...............   142,027        72,549              --        214,576
  Property, plant and equipment, net.........   160,757        99,335              --        260,092
  Goodwill and trademarks, net...............   267,376        95,704              --        363,080
  Other assets...............................   230,170        10,709        (207,960)        32,919
                                               --------      --------       ---------       --------
          Total assets.......................  $800,330      $278,297       $(207,960)      $870,667
                                               ========      ========       =========       ========
LIABILITIES AND STOCKHOLDER'S EQUITY
  Current liabilities:
     Current maturities of long-term debt....  $     --      $  5,720       $      --       $  5,720
     Accounts payable........................    59,218        34,310              --         93,528
     Accrued liabilities.....................    44,758        11,355              --         56,113
                                               --------      --------       ---------       --------
          Total current liabilities..........   103,976        51,385              --        155,361
  Long-term debt, excluding current
     maturities..............................   536,069       172,636        (160,405)       548,300
  Other long-term liabilities................    23,692            --              --         23,692
  Deferred tax liability.....................     5,571         1,690              --          7,261
                                               --------      --------       ---------       --------
          Total liabilities..................   669,308       225,711        (160,405)       734,614
                                               --------      --------       ---------       --------
  Senior Preferred Stock (Redeemable),
     3,000,000 shares authorized, 1,200,000
     shares issued and outstanding...........    77,550            --              --         77,550
                                               --------      --------       ---------       --------
  Commitments and contingencies
  Stockholder's equity:
     Common stock, $0.01 per share; 1,000
       shares authorized, issued and
       outstanding...........................        --            --              --             --
     Additional paid-in-capital..............   115,674        47,690         (47,690)       115,674
     Accumulated other comprehensive income
       (loss)................................   (16,868)       26,291             135          9,558
     Accumulated deficit.....................   (45,334)      (21,395)             --        (66,729)
                                               --------      --------       ---------       --------
          Total stockholder's equity.........    53,472        52,586         (47,555)        58,503
                                               --------      --------       ---------       --------
          Total liabilities and stockholder's
            equity...........................  $800,330      $278,297       $(207,960)      $870,667
                                               ========      ========       =========       ========

                    DOANE PET CARE COMPANY AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED STATEMENT OF INCOME

                                                                 YEAR ENDED DECEMBER 30, 2000
                                                           ----------------------------------------
                                                           GUARANTOR   NON-GUARANTOR   CONSOLIDATED
                                                           ---------   -------------   ------------
Net sales................................................  $739,216      $136,545        $875,761
Cost of goods sold.......................................   579,809       107,990         687,799
                                                           --------      --------        --------
          Gross profit...................................   159,407        28,555         187,962
Operating expenses:
  Promotion and distribution.............................    38,317        13,968          52,285
  Selling, general and administrative....................    40,827         9,680          50,507
  Amortization...........................................    10,822         1,957          12,779
  Other operating expenses...............................    28,097           542          28,639
                                                           --------      --------        --------
          Income from operations.........................    41,344         2,408          43,752
Interest expense, net....................................    41,138        10,085          51,223
Other income, net........................................    (1,097)         (635)         (1,732)
                                                           --------      --------        --------
          Income (loss) before income taxes..............     1,303        (7,042)         (5,739)
Income tax expense (benefit).............................       834        (1,688)           (854)
                                                           --------      --------        --------
          Net income (loss)..............................       469        (5,354)         (4,885)
Preferred stock dividends and accretion..................    (9,240)           --          (9,240)
                                                           --------      --------        --------
          Net loss available to common shares............  $ (8,771)     $ (5,354)       $(14,125)
                                                           ========      ========        ========

                    DOANE PET CARE COMPANY AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED STATEMENT OF INCOME

                                                                 YEAR ENDED DECEMBER 29, 2001
                                                           ----------------------------------------
                                                           GUARANTOR   NON-GUARANTOR   CONSOLIDATED
                                                           ---------   -------------   ------------
Net sales................................................  $697,597      $198,233        $895,830
Cost of goods sold.......................................   592,525       156,567         749,092
                                                           --------      --------        --------
          Gross profit...................................   105,072        41,666         146,738
Operating expenses:
  Promotion and distribution.............................    37,642        21,351          58,993
  Selling, general and administrative....................    33,821        13,372          47,193
  Amortization...........................................    11,038         2,705          13,743
  Other operating expenses...............................     8,440           215           8,655
                                                           --------      --------        --------
          Income from operations.........................    14,131         4,023          18,154
Interest expense, net....................................    37,237        19,783          57,020
Other (income) expense, net..............................    (2,254)        1,497            (757)
                                                           --------      --------        --------
          Loss before income taxes.......................   (20,852)      (17,257)        (38,109)
Income tax benefit.......................................   (13,082)       (3,089)        (16,171)
                                                           --------      --------        --------
          Net loss.......................................    (7,770)      (14,168)        (21,938)
Preferred stock dividends and accretion..................   (10,467)           --         (10,467)
                                                           --------      --------        --------
          Net loss available to common shares............  $(18,237)     $(14,168)       $(32,405)
                                                           ========      ========        ========

                    DOANE PET CARE COMPANY AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED STATEMENT OF INCOME

                                                                 YEAR ENDED DECEMBER 28, 2002
                                                           ----------------------------------------
                                                           GUARANTOR   NON-GUARANTOR   CONSOLIDATED
                                                           ---------   -------------   ------------
Net sales................................................  $692,237      $195,096        $887,333
Cost of goods sold.......................................   556,967       144,451         701,418
                                                           --------      --------        --------
          Gross profit...................................   135,270        50,645         185,915
Operating expenses:
  Promotion and distribution.............................    32,573        20,952          53,525
  Selling, general and administrative....................    34,560        14,103          48,663
  Amortization...........................................     2,872           680           3,552
  Other operating expenses...............................     1,447            --           1,447
                                                           --------      --------        --------
          Income from operations.........................    63,818        14,910          78,728
Interest expense, net....................................    42,558        19,837          62,395
Other (income) expense, net..............................    (1,144)          420            (724)
                                                           --------      --------        --------
          Income (loss) before income taxes..............    22,404        (5,347)         17,057
Income tax expense (benefit).............................     2,341          (555)          1,786
                                                           --------      --------        --------
          Net income (loss)..............................    20,063        (4,792)         15,271
Preferred stock dividends and accretion..................   (11,878)           --         (11,878)
                                                           --------      --------        --------
          Net income (loss) available to common shares...  $  8,185      $ (4,792)       $  3,393
                                                           ========      ========        ========

                    DOANE PET CARE COMPANY AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                YEAR ENDED DECEMBER 30, 2000
                                                          ----------------------------------------
                                                          GUARANTOR   NON-GUARANTOR   CONSOLIDATED
                                                          ---------   -------------   ------------
Cash flows from operating activities:
  Net income (loss).....................................  $     469     $ (5,354)      $  (4,885)
  Items not requiring (providing) cash:
     Depreciation and amortization......................     27,814        8,520          36,334
     Deferred tax expense (benefit).....................        486       (2,266)         (1,780)
     Other non-cash charges, net........................     15,806            6          15,812
     Changes in current assets and liabilities
       (excluding amounts acquired).....................    (13,570)      13,477             (93)
                                                          ---------     --------       ---------
          Net cash provided by operating activities.....     31,005       14,383          45,388
                                                          ---------     --------       ---------
Cash flows from investing activities:
  Capital expenditures..................................    (22,528)     (12,819)        (35,347)
  Acquisition related payments, net of cash received....   (147,751)       1,987        (145,764)
  Other, net............................................       (340)         135            (205)
                                                          ---------     --------       ---------
          Net cash used in investing activities.........   (170,619)     (10,697)       (181,316)
                                                          ---------     --------       ---------
Cash flows from financing activities:
  Net repayments under revolving credit agreements......     (2,400)          --          (2,400)
  Proceeds from issuance of long-term debt..............    153,730        5,277         159,007
  Principal payments on long-term debt..................    (14,305)      (8,401)        (22,706)
  Payments for debt issuance costs......................     (2,501)          --          (2,501)
  Parent capital contribution...........................        572           --             572
                                                          ---------     --------       ---------
          Net cash provided by (used in) financing
            activities..................................    135,096       (3,124)        131,972
                                                          ---------     --------       ---------
Effect of exchange rate changes on cash and cash
  equivalents...........................................       (459)         379             (80)
                                                          ---------     --------       ---------
          Increase (decrease) in cash and cash
            equivalents.................................     (4,977)         941          (4,036)
Cash and cash equivalents, beginning of year............      5,019        2,175           7,194
                                                          ---------     --------       ---------
Cash and cash equivalents, end of year..................  $      42     $  3,116       $   3,158
                                                          =========     ========       =========

                    DOANE PET CARE COMPANY AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 29, 2001
                                                           ----------------------------------------
                                                           GUARANTOR   NON-GUARANTOR   CONSOLIDATED
                                                           ---------   -------------   ------------
Cash flows from operating activities:
  Net loss...............................................  $ (7,770)     $(14,168)       $(21,938)
  Items not requiring (providing) cash:
     Depreciation and amortization.......................    28,817        12,613          41,430
     Deferred tax benefit................................   (12,842)       (5,240)        (18,082)
     Other non-cash charges, net.........................    17,478         1,604          19,082
     Changes in current assets and liabilities...........   (62,846)       18,418         (44,428)
                                                           --------      --------        --------
          Net cash provided by (used in) operating
            activities...................................   (37,163)       13,227         (23,936)
                                                           --------      --------        --------
Cash flows from investing activities:
  Capital expenditures...................................   (10,383)       (6,933)        (17,316)
  Proceeds from sale of assets, net of cash received.....    20,884            --          20,884
  Other, net.............................................    (4,143)        2,041          (2,102)
                                                           --------      --------        --------
          Net cash provided by (used in) investing
            activities...................................     6,358        (4,892)          1,466
                                                           --------      --------        --------
Cash flows from financing activities:
  Net borrowings under revolving credit agreements.......    30,400            --          30,400
  Proceeds from issuance of long-term debt...............    16,666           845          17,511
  Principal payments on long-term debt...................   (18,910)       (9,015)        (27,925)
  Payments for debt issuance costs.......................    (2,928)           --          (2,928)
  Parent capital contribution............................     8,375            --           8,375
                                                           --------      --------        --------
          Net cash provided by (used in) financing
            activities...................................    33,603        (8,170)         25,433
                                                           --------      --------        --------
Effect of exchange rate changes on cash and cash
  equivalents............................................      (890)          801             (89)
                                                           --------      --------        --------
          Increase in cash and cash equivalents..........     1,908           966           2,874
Cash and cash equivalents, beginning of year.............        42         3,116           3,158
                                                           --------      --------        --------
Cash and cash equivalents, end of year...................  $  1,950      $  4,082        $  6,032
                                                           ========      ========        ========

                    DOANE PET CARE COMPANY AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 28, 2002
                                                           ----------------------------------------
                                                           GUARANTOR   NON-GUARANTOR   CONSOLIDATED
                                                           ---------   -------------   ------------
Cash flows from operating activities:
  Net income (loss)......................................  $ 20,063      $ (4,792)       $ 15,271
  Items not requiring (providing) cash:
     Depreciation and amortization.......................    20,202        11,962          32,164
     Deferred tax expense (benefit)......................     2,966        (1,708)          1,258
     Other non-cash charges, net.........................    16,740           (35)         16,705
     Changes in current assets and liabilities...........    (1,089)       14,464          13,375
                                                           --------      --------        --------
       Net cash provided by operating activities.........    58,882        19,891          78,773
                                                           --------      --------        --------
Cash flows from investing activities:
  Capital expenditures...................................   (14,858)       (9,490)        (24,348)
  Proceeds from sale of assets...........................       314         1,452           1,766
  Other, net.............................................     2,502        (5,822)         (3,320)
                                                           --------      --------        --------
       Net cash used in investing activities.............   (12,042)      (13,860)        (25,902)
                                                           --------      --------        --------
Cash flows from financing activities:
  Net repayments under revolving credit agreements.......   (23,000)           --         (23,000)
  Proceeds from issuance of long-term debt...............        --         9,738           9,738
  Principal payments on long-term debt...................   (23,436)      (12,736)        (36,172)
  Payments for debt issuance costs.......................    (2,316)           --          (2,316)
  Parent capital contribution............................        19            --              19
                                                           --------      --------        --------
       Net cash used in financing activities.............   (48,733)       (2,998)        (51,731)
                                                           --------      --------        --------
Effect of exchange rate changes on cash and cash
  equivalents............................................        --           424             424
                                                           --------      --------        --------
       Increase (decrease) in cash and cash
          equivalents....................................    (1,893)        3,457           1,564
Cash and cash equivalents, beginning of year.............     1,950         4,082           6,032
                                                           --------      --------        --------
Cash and cash equivalents, end of year...................  $     57      $  7,539        $  7,596
                                                           ========      ========        ========

                             DOANE PET CARE COMPANY

                                   [DPC LOGO]

                               OFFER TO EXCHANGE
                             UP TO $213,000,000 OF
                         10 3/4% SENIOR NOTES DUE 2010

                                      FOR

                             UP TO $213,000,000 OF
                         10 3/4% SENIOR NOTES DUE 2010
                        THAT HAVE BEEN REGISTERED UNDER
                           THE SECURITIES ACT OF 1933

                       ---------------------------------
                                   PROSPECTUS
                       ---------------------------------

                                            , 2003

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Doane Pet Care Company has authority under Section 145 of the General Corporation Law (the "DGCL") of the State of Delaware, in which Doane is incorporated, to indemnify its officers, directors, employees and agents to the extent provided in such statute. Article VI of Doane's Bylaws, referenced as
Exhibit 3.2 hereto, provides for indemnification of Doane's officers, directors, employees and agents.

     Section 145 of the DGCL authorizes, among other things, a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation may indemnify past or present officers and directors of such corporation, or of another corporation or other enterprise at the former corporation's request, in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the corporation. Where a present or former officer or director is successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorney's fees) that such person actually and reasonably incurred in connection therewith. Section 145 further provides that any indemnification shall be made by the corporation only as authorized in each specific case upon a determination by (i) a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, (ii) a committee of such directors designated by a majority vote of such directors, even though less than a quorum, (iii) independent counsel if a quorum of disinterested directors so directs or (iv) the corporation's stockholders. Section 145 provides that indemnification pursuant to its provision is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Section 145 of the DGCL also empowers Doane to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Doane, or is or was serving at the request of Doane as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability asserted against or incurred by such person in any such capacity, whether or not Doane would have the power to indemnify such person against such liability under the provisions of Section
145. Doane has purchased and maintains a directors' and officers' liability policy for such purposes.

     Section 102 of the DGCL permits the limitation of directors' personal liability to Doane or its stockholders for monetary damage for breach of fiduciary duties as a director except in certain situations including the breach of a director's duty of loyalty or acts or omissions not made in good faith. Article Tenth of Doane's Certificate of Incorporation limits directors' personal liability to the extent permitted by the DGCL.

     Section 5 of Article VI of Doane's Bylaws provides that Doane may maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents, or any person serving at the request of Doane as a director, officer, employee or agent of another corporation, partnership, joint venture, proprietorship, employee benefit plan, trust or other enterprise, against any expense, liability or loss, whether or not Doane would have the power to indemnify such person against such expense, liability or loss under the DGCL.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Doane pursuant to the foregoing provisions, Doane has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to a prior filing of Doane Pet Care Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 as indicated in parentheses:

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 3.1      Certificate of Incorporation of Doane Pet Care Company
          (incorporated by reference to Exhibit 3.1 to Doane Pet Care
          Company's Registration Statement on Form S-1, Reg. No.
          33-98110 (the "Form S-1"))
 3.2      Certificate of Designations, Preferences and Rights of
          $14.25% Senior Exchangeable Preferred Stock due 2007, dated
          October 4, 1995 (incorporated by reference to Exhibit 3.2 to
          Doane Pet Care Company's Annual Report on Form 10-K for the
          year ended December 29, 2001 (the "2001 Form 10-K"))
 3.3      Certificate of Amendment to Certificate of Incorporation of
          Doane Pet Care Company dated February 4, 1998 (incorporated by reference to Exhibit 3.2 to Doane Pet Care Company's
          Annual Report on Form 10-K for the year ended December 31,
          1997 (the "1997 Form 10-K"))
 3.4      Certificate of Amendment of Certificate of Incorporation of
          Doane Pet Care Company dated November 10, 1998 (incorporated by reference to Exhibit 3.4 to the 2001 Form 10-K)
 3.5      Certificate of Amendment of Certificate of Designations,
          Preferences and Rights of 14.25% Senior Exchangeable
          Preferred Stock due 2007 dated November 11, 1998
          (incorporated by reference to Exhibit 3.6 to the 2001 Form
          10-K)
 3.6      Amended and Restated Bylaws of Doane Pet Care Company
          (incorporated by reference to Exhibit 3.5 to the 2001 Form
          10-K)
 3.7*     Articles of Organization of Doane/Windy Hill Joint Venture,
          L.L.C. dated November 12, 1998
 3.8.1*   Certificate of Incorporation of DPC Funding Corp. dated June
          30, 1998 (now known as DPC Investment Corp.)
 3.8.2*   Certificate of Amendment of Certificate of Incorporation of
          DPC Funding Corp. (now known as DPC Investment Corp.) dated
          November 10, 1998
 3.8.3*   Certificate of Amendment of Certificate of Incorporation of
          Doane/Windy Hill Joint Venture Corp. (now known as DPC
          Funding Corp.) dated May 1, 2000
 3.9*     Bylaws of DPC Investment Corp (previously known as DPC
          Funding Corp.) dated June 30, 1998
 4.1      Indenture dated November 12, 1998 between Doane Pet Care
          Company and Wilmington Trust Company (incorporated by
          reference to Exhibit 10.12 of Doane Pet Care Enterprises,
          Inc.'s Registration Statement on Form S-1, Reg. No.
          333-61027 ("Enterprises' Form S-1"))
 4.2      Registration Agreement among Doane Pet Care Company,
          Donaldson, Lufkin & Jenrette Securities Corporation and
          Chase Securities Inc. dated November 12, 1998 (incorporated by reference to Exhibit 4.2 to Doane Pet Care Company's
          Registration Statement on Form S-4, Reg. No. 333-70759 (the
          "Form S-4"))
 4.3      Indenture dated February 28, 2003 between Doane Pet Care
          Company and Wilmington Trust Company (incorporated by
          reference to Exhibit 4.3 to Doane Pet Care Company's Annual
          Report on Form 10-K for the year ended December 28, 2002
          (the "2002 Form 10-K"))
 4.4      Registration Rights Agreement dated as of February 28, 2003 between Doane Pet Care Company, DPC Investment Corp.,
          Doane/Windy Hill Joint Venture, L.L.C., Credit Suisse First
          Boston LLP and J.P. Morgan Securities Inc. (incorporated by reference to Exhibit 4.4 to the 2002 Form 10-K)
 5.1*     Opinion of Vinson & Elkins L.L.P. as to the legality of the securities issued
 8.1*     Opinion of Vinson & Elkins L.L.P. regarding certain tax
          matters (included in Exhibit 5.1)

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 9.1      Second Amended and Restated Investors' Agreement dated as of
          March 26, 2001 among Doane Pet Care Company, Doane Pet Care
          Enterprises, Inc., Summit Capital Inc., Summit/DPC Partners
          Inc., J. P. Morgan Partners (BHCA), L.P., Baseball Partners,
          DLJ Merchant Banking Partners, L.P., DLJ International
          Partners, C.V., DLJ Offshore Partners, C.V., DLJ Merchant
          Banking Funding, Inc., DLJ First ESC, L.P., Bruckmann,
          Rosser, Sherrill & Co., L.P., PNC Capital Corp., and certain other persons name therein (incorporated by reference to
          Exhibit 9.1 to Doane Pet Care Company's Annual Report on
          Form 10-K/A for the year ended December 30, 2000 (the "2000
          Form 10-K/A"))
10.1      Employment Agreement dated January 1, 1998, between Doane
          Pet Care Company and Douglas J. Cahill (incorporated by
          reference to Exhibit 10.3 to the 1997 Form 10-K)
10.2      Employment Agreement dated February 15, 1999, between Doane
          Pet Care Company and Philip K. Woodlief (incorporated by
          reference to Exhibit 10.14 to Enterprises' Form S-1)
10.3      First Amendment to Employment Agreement dated as of January
          1, 2001, between Doane Pet Care Company and Philip K.
          Woodlief (incorporated by reference to Exhibit 10.4 to the
          2000 Form 10-K/A)
10.4      Employment Agreement dated January 1, 1998, between Doane
          Pet Care Company and David L. Horton (incorporated by
          reference to Exhibit 10.6 to the Form S-4)
10.5      First Amendment to Employment Agreement dated as of January
          1, 2001, between Doane Pet Care Company and David L. Horton
          (incorporated by reference to Exhibit 10.6 to the 2000 Form
          10-K/A)
10.6      Employment Agreement dated August 17, 1998 between Doane Pet
          Care Company and Joseph J. Meyers (incorporated by reference to Exhibit 10.7 to the 2000 Form 10-K/A)
10.7      First Amendment to Employment Agreement dated as of January
          1, 2001, between Doane Pet Care Company and Joseph J. Meyers
          (incorporated by reference to Exhibit 10.8 to the 2000 from
          10-K/A)
10.8      Employment Agreement dated January 1, 1998 between Doane Pet
          Care Company and Terry W. Bechtel (incorporated by reference to Exhibit 10.5 to the 1997 Form 10-K)
10.9      Doane Pet Care Enterprises Inc.'s, 1996 Stock Option Plan
          (incorporated by reference to Exhibit 10.7 to Doane Pet Care
          Company's Annual Report on Form 10-K for the year ended
          December 31, 1996)
10.10     First Amendment to Doane Pet Care Enterprises, Inc.'s 1996
          Stock Option Plan (incorporated by reference to Exhibit 10.8 to the 1997 Form 10-K)
10.11     Second Amendment to Doane Pet Care Enterprises, Inc.'s, 1996
          Stock Option Plan (incorporated by reference to Exhibit 10.9 to the 1997 Form 10-K)
10.12     Doane Pet Care Enterprises, Inc.'s 1999 Stock Incentive Plan
          (incorporated by reference to Exhibit 10.10 to Doane Pet
          Care Company's Annual Report on Form 10-K for the fiscal
          year ended January 1, 2000)
10.13     Amended and Restated Credit Agreement dated as of May 8,
          2000 among Doane Pet Care Company, as borrower, The Chase
          Manhattan Bank, as administrative agent, DLJ Capital
          Funding, Inc, as syndication agent, and Firstar Bank, N.A., as documentation agent, and the banks named therein
          (incorporated by reference to Exhibit 10.1 to Doane Pet Care
          Company's Quarterly Report on Form 10-Q for the quarterly
          period ended July 1, 2000)
10.14     Amendment No. 1 to Amended and Restated Credit Agreement
          dated as of March 26, 2001 among Doane Pet Care Company, as borrower, The Chase Manhattan Bank, as administrative agent,
          DLJ Capital Funding, Inc, as syndication agent, and Firstar
          Bank, N.A., as documentation agent and the banks named
          therein (incorporated by reference to Exhibit 10.14 to the
          2000 Form 10-K/A)
10.15     Amendment No. 2 to Amended and Restated Credit Agreement
          dated as of March 22, 2002 among Doane Pet Care Company, as borrower, JPMorgan Chase Bank, as administrative agent,
          Wachovia Bank N.A., as co-agent, J.P. Morgan Securities
          Inc., as lead arranger, Wachovia Bank N.A. and Danske Bank
          A/S, as co-arrangers, and the banks named therein
          (incorporated by reference to Exhibit 10.15 to the 2001 Form
          10-K)

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
10.16     Amendment No. 3 to Amended and Restated Credit Agreement
          dated as of February 10, 2003 among Doane Pet Care
          Enterprises, Inc., Doane Pet Care Company, as borrower,
          Doane/Windy Hill Joint Venture, L.L.C., DPC Investment
          Corp., and JPMorgan Chase Bank, as administrative agent, and lenders party thereto (incorporated by reference to Exhibit
          10.16 to the 2002 Form 10-K)
10.17     Amendment No. 4 to Amended and Restated Credit Agreement
          dated as of February 26, 2003 among Doane Pet Care
          Enterprises, Inc., Doane Pet Care Company, as borrower,
          Doane/Windy Hill Joint Venture, L.L.C., DPC Investment
          Corp., and JPMorgan Chase Bank, as administrative agent, and lenders party thereto (incorporated by reference to Exhibit
          10.17 to the 2002 Form 10-K)
10.18     Loan and Warrant Agreement dated as of March 26, 2001 among
          Doane Pet Care Enterprises, Inc., Doane Pet Care Company and
          each of the lenders named therein (incorporated by reference to Exhibit 10.15 to the 2000 Form 10-K/A)
12.1*     Statement Regarding Computation of Ratios
21.1      List of Subsidiaries of Doane Pet Care Company (incorporated by reference to Exhibit 21.1 to the 2002 Form 10-K)
23.1*     Independent Auditors' Consent
23.2*     Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)
24.1*     Powers of Attorney (included on the signature page hereof)
25.1*     Statement of Eligibility on Form T-1 of Wilmington Trust
          Company in connection with the notes
25.2*     Statement of Eligibility on Form T-1 of Wilmington Trust
          Company in connection with the guarantees
99.1*     Form of Letter of Transmittal
99.2*     Form of Letter to Clients
99.3*     Form of Letter to Registered Holders and DTC Participants
99.4*     Form of Notice of Guaranteed Delivery

---------------
* Filed herewith

     (b) Financial Data Schedule.

     Schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements or related notes or elsewhere herein and therefore have been omitted.

ITEM 22.  UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee on the 25th day of April, 2003.

                                          DOANE PET CARE COMPANY

                                          By:    /s/ PHILIP K. WOODLIEFF
                                            ------------------------------------
                                                     Philip K. Woodlief
                                                Vice President, Finance and
                                                  Chief Financial Officer

                                          By:     /s/ STEPHEN P. HAVALA
                                            ------------------------------------
                                                     Stephen P. Havala
                                                    Corporate Controller

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas J. Cahill and Philip K. Woodlief and each of them, each one of whom may act without the joinder of the other, as his true and lawful attorney-in-fact to sign on his behalf and in the capacity stated below and to file any and all amendments and post-effective amendments to this registration statement, with all exhibits thereto, with the Securities and Exchange Commission, which amendment or amendments may make such changes and additions to this registration statement as such attorney-in-fact may deem necessary or appropriate.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

                      SIGNATURE                                      TITLE                      DATE
-----------------------------------------------------  ----------------------------------  --------------
                                                       Chairman of the Board and Director  April 25, 2003
                 /s/ GEORGE B. KELLY
----------------------------------------------------
                   George B. Kelly

                                                       President, Chief Executive Officer  April 25, 2003
                                                       and Director (Principal Executive
                                                       Officer)
                /s/ DOUGLAS J. CAHILL
----------------------------------------------------
                  Douglas J. Cahill

                                                       Vice President, Finance and Chief   April 25, 2003
                                                       Financial Officer (Principal
                                                       Financial Officer)
               /s/ PHILIP K. WOODLIEF
----------------------------------------------------
                 Philip K. Woodlief

                                                       Corporate Controller (Principal     April 25, 2003
                                                       Accounting Officer)
                /s/ STEPHEN P. HAVALA
----------------------------------------------------
                  Stephen P. Havala

                                                                    Director               April 25, 2003
              /s/ LAWRENCE S. BENJAMIN
----------------------------------------------------
                Lawrence S. Benjamin

                                                                    Director               April 25, 2003
               /s/ EDWARD H. D'ALELIO
----------------------------------------------------
                 Edward H. D'Alelio

                                                                    Director               April 25, 2003
              /s/ JERRY W. FINNEY, JR.
----------------------------------------------------
                Jerry W. Finney, Jr.

                      SIGNATURE                                      TITLE                      DATE
-----------------------------------------------------  ----------------------------------  --------------

                                                                    Director               April 25, 2003
                 /s/ MATHEW J. LORI
----------------------------------------------------
                   Mathew J. Lori

                                                                    Director               April 25, 2003
                 /s/ TERRY R. PEETS
----------------------------------------------------
                   Terry R. Peets

                                                                    Director               April 25, 2003
               /s/ STEPHEN C. SHERRILL
----------------------------------------------------
                 Stephen C. Sherrill

                                                                    Director               April 25, 2003
                 /s/ PAUL E. SUCKOW
----------------------------------------------------
                   Paul E. Suckow

                                                                    Director               April 25, 2003
                /s/ JEFFREY C. WALKER
----------------------------------------------------
                  Jeffrey C. Walker

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee on the 25th day of April, 2003.

                                          DOANE/WINDY HILL JOINT VENTURE, L.L.C.

                                          by: DOANE PET CARE COMPANY
                                            Its Sole Member

                                          By:    /s/ PHILIP K. WOODLIEF
                                            ------------------------------------
                                                     Philip K. Woodlief
                                                Vice President, Finance and
                                                  Chief Financial Officer

                                          By:     /s/ STEPHEN P. HAVALA
                                            ------------------------------------
                                                     Stephen P. Havala
                                                    Corporate Controller

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas J. Cahill and Philip K. Woodlief and each of them, each one of whom may act without the joinder of the other, as his true and lawful attorney-in-fact to sign on his behalf and in the capacity stated below and to file any and all amendments and post-effective amendments to this registration statement, with all exhibits thereto, with the Securities and Exchange Commission, which amendment or amendments may make such changes and additions to this registration statement as such attorney-in-fact may deem necessary or appropriate.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated. The capacities indicated are with respect to Doane Pet Care Company, the sole member of the registrant.

                      SIGNATURE                                      TITLE                     DATE
-----------------------------------------------------  ---------------------------------  --------------
                                                       Chairman of the Board and          April 25, 2003
                                                       Director
                 /s/ GEORGE B. KELLY
----------------------------------------------------
                   George B. Kelly

                                                       President, Chief Executive         April 25, 2003
                                                       Officer and Director (Principal
                                                       Executive Officer)
                /s/ DOUGLAS J. CAHILL
----------------------------------------------------
                  Douglas J. Cahill

                                                       Vice President, Finance and Chief  April 25, 2003
                                                       Financial Officer (Principal
                                                       Financial Officer)
               /s/ PHILIP K. WOODLIEF
----------------------------------------------------
                 Philip K. Woodlief

                                                       Corporate Controller (Principal    April 25, 2003
                                                       Accounting Officer)
                /s/ STEPHEN P. HAVALA
----------------------------------------------------
                  Stephen P. Havala

                                                                   Director               April 25, 2003
              /s/ LAWRENCE S. BENJAMIN
----------------------------------------------------
                Lawrence S. Benjamin

                                                                   Director               April 25, 2003
               /s/ EDWARD H. D'ALELIO
----------------------------------------------------
                 Edward H. D'Alelio

                      SIGNATURE                                      TITLE                     DATE
-----------------------------------------------------  ---------------------------------  --------------
                                                                   Director               April 25, 2003
              /s/ JERRY W. FINNEY, JR.
----------------------------------------------------
                Jerry W. Finney, Jr.

                                                                   Director               April 25, 2003
                 /s/ MATHEW J. LORI
----------------------------------------------------
                   Mathew J. Lori

                                                                   Director               April 25, 2003
                 /s/ TERRY R. PEETS
----------------------------------------------------
                   Terry R. Peets

                                                                   Director               April 25, 2003
               /s/ STEPHEN C. SHERRILL
----------------------------------------------------
                 Stephen C. Sherrill

                                                                   Director               April 25, 2003
                 /s/ PAUL E. SUCKOW
----------------------------------------------------
                   Paul E. Suckow

                                                                   Director               April 25, 2003
                /s/ JEFFREY C. WALKER
----------------------------------------------------
                  Jeffrey C. Walker

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee on the 25th day of April, 2003.

                                          DPC INVESTMENT CORP.

                                          By:    /s/ PHILIP K. WOODLIEF
                                            ------------------------------------
                                                     Philip K. Woodlief
                                                Vice President, Finance and
                                                  Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

                      SIGNATURE                                      TITLE                     DATE
-----------------------------------------------------  ---------------------------------  --------------
                                                       President, Chief Executive         April 25, 2003
                                                       Officer and Director (Principal
                                                       Executive Officer)
                /s/ DOUGLAS J. CAHILL
----------------------------------------------------
                  Douglas J. Cahill

                                                       Vice President, Finance, Chief     April 25, 2003
                                                       Financial Officer and Director
                                                       (Principal Financial and
                                                       Accounting Officer)
               /s/ PHILIP K. WOODLIEF
----------------------------------------------------
                 Philip K. Woodlief

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  3.1     Certificate of Incorporation of Doane Pet Care Company
          (incorporated by reference to Exhibit 3.1 to Doane Pet Care
          Company's Registration Statement on Form S-1, Reg. No.
          33-98110 (the "Form S-1"))
  3.2     Certificate of Designations, Preferences and Rights of
          $14.25% Senior Exchangeable Preferred Stock due 2007, dated
          October 4, 1995 (incorporated by reference to Exhibit 3.2 to
          Doane Pet Care Company's Annual Report on Form 10-K for the
          year ended December 29, 2001 (the "2001 Form 10-K"))
  3.3     Certificate of Amendment to Certificate of Incorporation of
          Doane Pet Care Company dated February 4, 1998 (incorporated by reference to Exhibit 3.2 to Doane Pet Care Company's
          Annual Report on Form 10-K for the year ended December 31,
          1997 (the "1997 Form 10-K"))
  3.4     Certificate of Amendment of Certificate of Incorporation of
          Doane Pet Care Company dated November 10, 1998 (incorporated by reference to Exhibit 3.4 to the 2001 Form 10-K)
  3.5     Certificate of Amendment of Certificate of Designations,
          Preferences and Rights of 14.25% Senior Exchangeable
          Preferred Stock due 2007 dated November 11, 1998
          (incorporated by reference to Exhibit 3.6 to the 2001 Form
          10-K)
  3.6     Amended and Restated Bylaws of Doane Pet Care Company
          (incorporated by reference to Exhibit 3.5 to the 2001 Form
          10-K)
  3.7*    Articles of Organization of Doane/Windy Hill Joint Venture,
          L.L.C. dated November 12, 1998
 3.8.1*   Certificate of Incorporation of DPC Funding Corp. dated June
          30, 1998 (now known as DPC Investment Corp.)
 3.8.2*   Certificate of Amendment of Certificate of Incorporation of
          DPC Funding Corp. (now known as DPC Investment Corp.) dated
          November 10, 1998
 3.8.3*   Certificate of Amendment of Certificate of Incorporation of
          Doane/Windy Hill Joint Venture Corp. (now known as DPC
          Funding Corp.) dated May 1, 2000
  3.9*    Bylaws of DPC Investment Corp (previously known as DPC
          Funding Corp.) dated June 30, 1998
  4.1     Indenture dated November 12, 1998 between Doane Pet Care
          Company and Wilmington Trust Company (incorporated by
          reference to Exhibit 10.12 of Doane Pet Care Enterprises,
          Inc.'s Registration Statement on Form S-1, Reg. No.
          333-61027 ("Enterprises' Form S-1"))
  4.2     Registration Agreement among Doane Pet Care Company,
          Donaldson, Lufkin & Jenrette Securities Corporation and
          Chase Securities Inc. dated November 12, 1998 (incorporated by reference to Exhibit 4.2 to Doane Pet Care Company's
          Registration Statement on Form S-4, Reg. No. 333-70759 (the
          "Form S-4"))
  4.3     Indenture dated February 28, 2003 between Doane Pet Care
          Company and Wilmington Trust Company (incorporated by
          reference to Exhibit 4.3 to Doane Pet Care Company's Annual
          Report on Form 10-K for the year ended December 28, 2002
          (the "2002 Form 10-K"))
  4.4     Registration Rights Agreement dated as of February 28, 2003 between Doane Pet Care Company, DPC Investment Corp.,
          Doane/Windy Hill Joint Venture, L.L.C., Credit Suisse First
          Boston LLP and J.P. Morgan Securities Inc. (incorporated by reference to Exhibit 4.4 to the 2002 Form 10-K)
  5.1*    Opinion of Vinson & Elkins L.L.P. as to the legality of the securities issued
  8.1*    Opinion of Vinson & Elkins L.L.P. regarding certain tax
          matters (included in Exhibit 5.1)
  9.1     Second Amended and Restated Investors' Agreement dated as of
          March 26, 2001 among Doane Pet Care Company, Doane Pet Care
          Enterprises, Inc., Summit Capital Inc., Summit/DPC Partners
          Inc., J. P. Morgan Partners (BHCA), L.P., Baseball Partners,
          DLJ Merchant Banking Partners, L.P., DLJ International
          Partners, C.V., DLJ Offshore Partners, C.V., DLJ Merchant
          Banking Funding, Inc., DLJ First ESC, L.P., Bruckmann,
          Rosser, Sherrill & Co., L.P., PNC Capital Corp., and certain other persons name therein (incorporated by reference to
          Exhibit 9.1 to Doane Pet Care Company's Annual Report on
          Form 10-K/A for the year ended December 30, 2000 (the "2000
          Form 10-K/A"))

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 10.1     Employment Agreement dated January 1, 1998, between Doane
          Pet Care Company and Douglas J. Cahill (incorporated by
          reference to Exhibit 10.3 to the 1997 Form 10-K)
 10.2     Employment Agreement dated February 15, 1999, between Doane
          Pet Care Company and Philip K. Woodlief (incorporated by
          reference to Exhibit 10.14 to Enterprises' Form S-1)
 10.3     First Amendment to Employment Agreement dated as of January
          1, 2001, between Doane Pet Care Company and Philip K.
          Woodlief (incorporated by reference to Exhibit 10.4 to the
          2000 Form 10-K/A)
 10.4     Employment Agreement dated January 1, 1998, between Doane
          Pet Care Company and David L. Horton (incorporated by
          reference to Exhibit 10.6 to the Form S-4)
 10.5     First Amendment to Employment Agreement dated as of January
          1, 2001, between Doane Pet Care Company and David L. Horton
          (incorporated by reference to Exhibit 10.6 to the 2000 Form
          10-K/A)
 10.6     Employment Agreement dated August 17, 1998 between Doane Pet
          Care Company and Joseph J. Meyers (incorporated by reference to Exhibit 10.7 to the 2000 Form 10-K/A)
 10.7     First Amendment to Employment Agreement dated as of January
          1, 2001, between Doane Pet Care Company and Joseph J. Meyers
          (incorporated by reference to Exhibit 10.8 to the 2000 from
          10-K/A)
 10.8     Employment Agreement dated January 1, 1998 between Doane Pet
          Care Company and Terry W. Bechtel (incorporated by reference to Exhibit 10.5 to the 1997 Form 10-K)
 10.9     Doane Pet Care Enterprises Inc.'s, 1996 Stock Option Plan
          (incorporated by reference to Exhibit 10.7 to Doane Pet Care
          Company's Annual Report on Form 10-K for the year ended
          December 31, 1996)
 10.10    First Amendment to Doane Pet Care Enterprises, Inc.'s 1996
          Stock Option Plan (incorporated by reference to Exhibit 10.8 to the 1997 Form 10-K)
 10.11    Second Amendment to Doane Pet Care Enterprises, Inc.'s, 1996
          Stock Option Plan (incorporated by reference to Exhibit 10.9 to the 1997 Form 10-K)
 10.12    Doane Pet Care Enterprises, Inc.'s 1999 Stock Incentive Plan
          (incorporated by reference to Exhibit 10.10 to Doane Pet
          Care Company's Annual Report on Form 10-K for the fiscal
          year ended January 1, 2000)
 10.13    Amended and Restated Credit Agreement dated as of May 8,
          2000 among Doane Pet Care Company, as borrower, The Chase
          Manhattan Bank, as administrative agent, DLJ Capital
          Funding, Inc, as syndication agent, and Firstar Bank, N.A., as documentation agent, and the banks named therein
          (incorporated by reference to Exhibit 10.1 to Doane Pet Care
          Company's Quarterly Report on Form 10-Q for the quarterly
          period ended July 1, 2000)
 10.14    Amendment No. 1 to Amended and Restated Credit Agreement
          dated as of March 26, 2001 among Doane Pet Care Company, as borrower, The Chase Manhattan Bank, as administrative agent,
          DLJ Capital Funding, Inc, as syndication agent, and Firstar
          Bank, N.A., as documentation agent and the banks named
          therein (incorporated by reference to Exhibit 10.14 to the
          2000 Form 10-K/A)
 10.15    Amendment No. 2 to Amended and Restated Credit Agreement
          dated as of March 22, 2002 among Doane Pet Care Company, as borrower, JPMorgan Chase Bank, as administrative agent,
          Wachovia Bank N.A., as co-agent, J.P. Morgan Securities
          Inc., as lead arranger, Wachovia Bank N.A. and Danske Bank
          A/S, as co-arrangers, and the banks named therein
          (incorporated by reference to Exhibit 10.15 to the 2001 Form
          10-K)
 10.16    Amendment No. 3 to Amended and Restated Credit Agreement
          dated as of February 10, 2003 among Doane Pet Care
          Enterprises, Inc., Doane Pet Care Company, as borrower,
          Doane/Windy Hill Joint Venture, L.L.C., DPC Investment
          Corp., and JPMorgan Chase Bank, as administrative agent, and lenders party thereto (incorporated by reference to Exhibit
          10.16 to the 2002 Form 10-K)

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 10.17    Amendment No. 4 to Amended and Restated Credit Agreement
          dated as of February 26, 2003 among Doane Pet Care
          Enterprises, Inc., Doane Pet Care Company, as borrower,
          Doane/Windy Hill Joint Venture, L.L.C., DPC Investment
          Corp., and JPMorgan Chase Bank, as administrative agent, and lenders party thereto (incorporated by reference to Exhibit
          10.17 to the 2002 Form 10-K)
 10.18    Loan and Warrant Agreement dated as of March 26, 2001 among
          Doane Pet Care Enterprises, Inc., Doane Pet Care Company and
          each of the lenders named therein (incorporated by reference to Exhibit 10.15 to the 2000 Form 10-K/A)
 12.1*    Statement Regarding Computation of Ratios
 21.1     List of Subsidiaries of Doane Pet Care Company (incorporated by reference to Exhibit 21.1 to the 2002 Form 10-K)
 23.1*    Independent Auditors' Consent
 23.2*    Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)
 24.1*    Powers of Attorney (included on the signature page hereof)
 25.1*    Statement of Eligibility on Form T-1 of Wilmington Trust
          Company in connection with the notes
 25.2*    Statement of Eligibility on Form T-1 of Wilmington Trust
          Company in connection with the guarantees
 99.1*    Form of Letter of Transmittal
 99.2*    Form of Letter to Clients
 99.3*    Form of Letter to Registered Holders and DTC Participants
 99.4*    Form of Notice of Guaranteed Delivery

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* Filed herewith.